Exhibit 10.1

Execution Version

CREDIT AGREEMENT

Dated as of June 30, 2025

among

ALLBIRDS, INC.,

as the Borrower,

The Guarantors Party Hereto,

SECOND AVENUE CAPITAL PARTNERS LLC,

as Administrative Agent and Collateral Agent

and

The Lenders Party Hereto1

1.	Omitted schedules will be furnished to the SEC upon request.

5.09	Environmental Compliance	71
5.10	Insurance	72
5.11	Taxes	72
5.12	ERISA Compliance	72
5.13	Subsidiaries; Equity Interests	73
5.14	Margin Regulations; Investment Company Act	73
5.15	Disclosure	73
5.16	Compliance with Laws	74
5.17	Intellectual Property; Licenses, Etc.	74
5.18	Labor Matters	75
5.19	Security Documents	75
5.20	Solvency	76
5.21	Deposit Accounts; Credit Card Arrangements	76
5.22	Brokers	76
5.23	Customer and Trade Relations	76
5.24	Material Contracts	77
5.25	Casualty	77
5.26	Business Plan	77
5.27	Personally Identifiable Information	77
5.28	Cybersecurity	77
5.29	Anti-Corruption Laws and Sanctions	77
5.30	Commercial Financial Disclosure Laws	78
5.31	Outbound Investment Rules	78

Article VI AFFIRMATIVE COVENANTS		78

6.01	Financial Statements	78
6.02	Certificates; Other Information	79
6.03	Notices	80
6.04	Payment of Obligations	81
6.05	Preservation of Existence, Etc.	82
6.06	Maintenance of Properties	82
6.07	Maintenance of Insurance	82
6.08	Compliance with Laws	84
6.09	Books and Records; Accountants	84
6.10	Inspection Rights	84
6.11	Use of Proceeds	86
6.12	Additional Loan Parties	86
6.13	Cash Management	87
6.14	Information Regarding the Collateral	88
6.15	Physical Inventories	89
6.16	Environmental Laws	89
6.17	Further Assurances	90
6.18	Compliance with Terms of Leaseholds	90
6.19	Material Contracts	91
6.20	[Reserved]	91
6.21	Business Plan	91
6.22	Employee Benefit Plans	91
6.23	Inventory Tracking and Security	91
6.24	Personally Identifiable Information	92
6.25	Cybersecurity and Data Protection	92
6.26	After Acquired Real Property	92
6.27	Post-Closing Obligations	93
6.28	Dissolution of Excluded Subsidiaries	93

Article VII NEGATIVE COVENANTS		93

7.01	Liens	93
7.02	Investments	93
7.03	Indebtedness; Disqualified Stock	93
7.04	Fundamental Changes	94
7.05	Dispositions	94
7.06	Restricted Payments	94
7.07	Prepayments of Indebtedness	94
7.08	Change in Nature of Business	94
7.09	Transactions with Affiliates	94
7.10	Burdensome Agreements	95
7.11	Use of Proceeds	95
7.12	Amendment of Material Documents	95
7.13	Fiscal Year	95
7.14	Deposit Accounts; Credit Card Processors	95
7.15	Financial Covenants	96
7.16	Designation of Senior Debt	97
7.17	Store Locations; Inventory and Asset Dispositions Outside the Ordinary Course	97
7.18	Material Intellectual Property	97
7.19	Excluded Subsidiaries	98
7.20	Subsidiaries	98
7.21	Consignment	98
7.22	Outbound Investment Rules	98

Article VIII EVENTS OF DEFAULT AND REMEDIES		98

8.01	Events of Default	98
8.02	Remedies Upon Event of Default	101
8.03	Application of Funds	102
8.04	Right to Cure	103

Article IX THE AGENT		104

9.01	Appointment and Authority	104
9.02	Rights as a Lender	105
9.03	Exculpatory Provisions	105
9.04	Reliance by Agent	106
9.05	Delegation of Duties	106
9.06	Resignation of Agent	106
9.07	Non-Reliance on Agent and Other Lenders	107
9.08	No Other Duties, Etc.	107
9.09	Agent May File Proofs of Claim	107
9.10	Collateral and Guaranty Matters	108
9.11	Notice of Transfer	108
9.12	Reports and Financial Statements	108
9.13	Agency for Perfection	109
9.14	Indemnification of Agent	109
9.15	Relation among Lenders	109
9.16	Recovery of Erroneous Payments	109
9.17	Certain ERISA Matters	110

Article X MISCELLANEOUS		111

10.01	Amendments, Etc.	111
10.02	Notices; Effectiveness; Electronic Communications	112
10.03	No Waiver; Cumulative Remedies	114
10.04	Expenses; Indemnity; Damage Waiver	114
10.05	Payments Set Aside	115
10.06	Successors and Assigns	116
10.07	Treatment of Certain Information; Confidentiality	119
10.08	Right of Setoff	120
10.09	Interest Rate Limitation	120
10.10	Counterparts; Integration; Effectiveness	121
10.11	Survival	121
10.12	Severability	121
10.13	Replacement of Lenders	122
10.14	Governing Law; Jurisdiction; Etc.	122
10.15	Waiver of Jury Trial	123
10.16	No Advisory or Fiduciary Responsibility; Disclosure Regarding Affiliates	124
10.17	USA PATRIOT Act Notice	125
10.18	Foreign Assets Control Regulations	125
10.19	Time of the Essence	125
10.20	[Reserved]	125
10.21	Press Releases; Non-Disclosure	125
10.22	Additional Waivers	126
10.23	No Strict Construction	128
10.24	Attachments	128

SCHEDULES

1.01(a)	Existing Cash Collateralized Letter of Credit
1.01(b)	Excluded Subsidiaries
1.01(c)	Competitors
2.01	Revolving Commitments and Applicable Percentages
5.01	Loan Parties Organizational Information
5.08(b)(1)	Owned Real Estate
5.08(b)(2)	Leased Real Estate
5.09	Environmental Matters
5.10	Insurance
5.13	Subsidiaries; Equity Interests in the Borrower
5.17	Intellectual Property Matters
5.18	Collective Bargaining Agreements
5.21(a)	DDAs
5.21(b)	Credit Card Arrangements
5.24	Material Contracts
6.02	Financial and Collateral Reporting
6.27	Post-Closing Obligations
7.01	Existing Liens
7.03	Existing Indebtedness
7.09	Affiliate Transactions
10.02	Agent’s Office; Certain Addresses for Notices

EXHIBITS

Form of

A	Committed Loan Notice
B	Revolving Note
C	Compliance Certificate
D	Assignment and Assumption
E	Borrowing Base Certificate
F	Credit Card Notification
G-1 to G-4	U.S. Tax Compliance Certificates
H	Customs Broker/Carrier Agreement

CREDIT AGREEMENT

This CREDIT AGREEMENT (“Agreement”) is entered into as of June 30, 2025 among Allbirds, Inc., a Delaware public benefit corporation (the “Borrower”), the Guarantors from time to time party hereto, each Lender from time to time party hereto, and Second Avenue Capital Partners LLC, as Administrative Agent and Collateral Agent.

The Borrower has requested that the Lenders provide a revolving credit facility and certain other financial accommodations, and the Lenders have indicated their willingness to lend on the terms and conditions set forth herein.

All Obligations of the Loan Parties to the Agent and the Lenders hereunder and under the other Loan Documents shall be full recourse to each of the Loan Parties and secured by the Agent’s security interest in and Liens on all or substantially all of the assets of the Loan Parties included in the Collateral.

In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS

1.01 Defined Terms. As used in this Agreement, the following terms shall have the meanings set forth below:

“Acceptable Document of Title” means, with respect to any Inventory, a tangible, negotiable bill of lading or other Document (as defined in the UCC that (a) is issued by a common carrier which is not an Affiliate of the Approved Foreign Vendor or any Loan Party which is in actual possession of such Inventory, (b) is issued to the order of a Loan Party or, if so requested by the Agent, to the order of the Agent (c) names the Agent as a notify party and bears a conspicuous notation on its face of the Agent’s security interest therein, (d) is not subject to any Lien (other than in favor of the Agent), and (e) is on terms otherwise acceptable to the Agent in its Permitted Discretion; provided that, notwithstanding the foregoing, the Agent may determine in its sole discretion that a tangible or intangible, non-negotiable bill of lading on terms acceptable to the Agent in its Permitted Discretion may constitute an Acceptable Document of Title hereunder.

“Accommodation Payment” has the meaning set forth in Section 10.22(d).

“Account” means “accounts” as defined in the UCC and also means a right to payment of a monetary obligation, whether or not earned by performance, (a) for property that has been or is to be sold, leased, licensed, assigned, or otherwise disposed of, (b) for services rendered or to be rendered, (c) for a policy of insurance issued or to be issued, (d) for a secondary obligation incurred or to be incurred, (e) for energy provided or to be provided, (f) for the use or hire of a vessel under a charter or other contract, (g) arising out of the use of a credit or charge card or information contained on or for use with the card, or (h) as winnings in a lottery or other game of chance operated or sponsored by a state, governmental unit of a state, or person licensed or authorized to operate the game by a state or governmental unit of a state.

“Account Debtor” has the meaning set forth in the Security Agreement.

“ACH” means automated clearing house transfers.

“Acquisition” means, with respect to any Person (a) an investment in, or a purchase of, a Controlling interest in the Equity Interests of any other Person, (b) a purchase or other acquisition of all or substantially all of the assets or properties of, another Person or of any business unit of another Person, (c) any merger or consolidation of such Person with any other Person or other transaction or series of transactions resulting in the acquisition of all or substantially all of the assets, or a Controlling interest in the Equity Interests, of any Person, or (d) any acquisition of any Store locations of any Person, in each case in any transaction or group of transactions which are part of a common plan.

“Act” has the meaning set forth in Section 10.17.

“Additional Revolving Commitment Lender” has the meaning set forth in Section 2.15(a)(iii).

“Adjusted Term SOFR” means, for purposes of any calculation, the rate per annum equal to (a) Term SOFR for such calculation plus (b) the Term SOFR Adjustment; provided that if Adjusted Term SOFR as so determined shall ever be less than the Floor, then Adjusted Term SOFR shall be deemed to be the Floor.

“Administrative Agent” means Second Avenue in its capacity as administrative agent under any of the Loan Documents, or any successor thereto in such capacities.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Agent.

“Affiliate” means, with respect to any specified Person, (i) another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with such specified Person, (ii) any director, officer, managing member, partner, trustee, or beneficiary of such specified Person, (iii) any other Person directly or indirectly holding ten percent (10%) or more of any class of the Equity Interests of such specified Person, or (iv) any other Person holding ten percent (10%) or more of any class of whose Equity Interests is held directly or indirectly by such specified Person. Without limiting the foregoing, each of the Lender Service Parties shall be deemed to be an Affiliate of Second Avenue for all purposes hereunder and under any other Loan Document.

“After Acquired Real Property” has the meaning set forth in Section 6.26.

“Agent” means Second Avenue in its capacity as Administrative Agent and Collateral Agent under any of the Loan Documents, or any successor thereto in such capacities.

“Agent’s Office” means the Agent’s address and, as appropriate, account as set forth on Schedule 10.02, or such other address or account as the Agent may from time to time notify the Borrower and the Lenders.

“Aggregate Revolving Commitments” means the Revolving Commitments of all of the Lenders. As of the Closing Date, the Aggregate Revolving Commitments are $50,000,000.

“Agreement” has the meaning set forth in the introductory paragraph hereto.

“Allbirds B.V. Inventory” means Inventory of Allbirds B.V. located at Netherlands B.V., Columbusweg, 16, LC Venlo, 5928, Netherlands, with an approximate aggregate value of € 900,000 as of May 31, 2025.

“Allocable Amount” has the meaning set forth in Section 10.22(d).

“Alternative Base Rate” means, for any day, a fluctuating rate per annum equal to the greatest of (a) the rate last quoted by The Wall Street Journal as the “Prime Rate” in the United States or, if The Wall Street Journal ceases to quote such rate, the greatest per annum interest rate published by the FRB in Federal Reserve Statistical Release H.15 (519) (Selected Interest Rates) as the “bank prime loan” rate or, if such rate is no longer quoted therein, any similar rate quoted therein (as reasonably determined by Agent) or any similar release by the FRB (as reasonably determined by Agent), (b) the sum of the Federal Funds Rate on such day plus 0.50%, and (c) 4.50%. Any change in the Alternative Base Rate due to a change in any of the rates referred to in the foregoing clauses (a) through (b) shall be effective from and including the effective date of such change. The Alternative Base Rate is a reference rate and not necessarily the lowest interest rate at which any Lender may make loans or other extensions of credit to other customers.

“Alternative Base Rate Loan” means a Committed Revolving Loan that bears interest at a rate based on the Alternative Base Rate.

“Anti-Corruption Laws” means the United States Foreign Corrupt Practices Act of 1977, as amended, and any other similar laws, rules and regulations of any jurisdiction applicable to any of the Loan Parties and their Subsidiaries concerning or relating to bribery or corruption.

“Applicable Lenders” means the Required Lenders, all affected Lenders, or all Lenders, as the context may require.

“Applicable Margin” means five and three-quarters percent (5.75%) per annum.

“Applicable Percentage” means, with respect to any Lender at any time, the percentage of the Aggregate Revolving Commitments represented by such Lender’s Revolving Commitment at such time. If the commitment of each Lender to make Committed Revolving Loans has been terminated or expired, then the Applicable Percentage of each Lender shall be determined based on the Applicable Percentage of such Lender most recently in effect, giving effect to any subsequent assignments. The initial Applicable Percentage of each Lender is set forth opposite the name of such Lender on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable.

“Appraised Value” means, (a) with respect to any Eligible Inventory and any Eligible In-Transit Inventory, the appraised orderly liquidation value of such Eligible Inventory and Eligible In-Transit Inventory, net of all costs and expenses to be incurred in connection with any such liquidation, which value is expressed as a percentage of Cost of such Eligible Inventory and such Eligible In-Transit Inventory, as set forth in the inventory stock ledger of the Borrower, which value shall be determined from time to time by reference to the most recent Inventory appraisal undertaken by an independent appraiser engaged by the Agent, and (b) with respect to Eligible Intellectual Property, the forced liquidation value of such Eligible Intellectual Property, net of all costs and expenses to be incurred in connection with any such liquidation, which value shall be determined from time to time by reference to the most recent Intellectual Property appraisal undertaken by an independent appraiser engaged by the Agent. Separate Appraised Values may be applicable with respect to different categories of Eligible Inventory, Eligible In-Transit Inventory and Eligible Intellectual Property, as applicable, as established by the applicable appraisals received from time to time pursuant to this Agreement.

“Approved Foreign Vendor” means a Foreign Vendor which (a) is located in any country acceptable to the Agent in its Permitted Discretion, (b) has received timely payment or performance of all obligations owed to it by the Loan Parties, (c) has not asserted and has no right to assert any reclamation, repossession, diversion, stoppage in transit, Lien or title retention rights in respect of such Inventory, and (d) if so requested by the Agent, has entered into and is in full compliance with the terms of a Foreign Vendor Agreement (except no such Foreign Vendor Agreement shall be required of HuaLi Industrial Group and its Affiliates).

“Approved Fund” means any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender, (c) an entity or an Affiliate of an entity that administers or manages a Lender, or (d) the same investment advisor or an advisor under common control with such Lender, Affiliate or advisor, as applicable.

“Assignee Group” means two or more Eligible Assignees that are Affiliates of one another or two or more Approved Funds managed by the same investment advisor.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee, and accepted by the Agent, in substantially the form of Exhibit D or any other form approved by the Agent.

“Attributable Indebtedness” means, on any date, (a) in respect of any Capital Lease Obligation of any Person, the capitalized amount thereof that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP, and (b) in respect of any Synthetic Lease Obligation, the capitalized amount of the remaining lease or similar payments under the relevant lease or other applicable agreement or instrument that would appear on a balance sheet of such Person prepared as of such date in accordance with GAAP if such lease, agreement or instrument were accounted for as a capital lease.

“Availability” means, as of any date of determination thereof by the Agent, the result of:

(a) the Maximum Revolving Loan Amount

minus

(b) the Total Revolver Outstandings.

In calculating Availability at any time and for any purpose under this Agreement, the Borrower shall certify to the Agent that all accounts payable (including, without limitation, all rents) and Taxes are being paid on a timely basis, except, in each case, where (i) the validity or amount thereof is being actively contested in good faith by appropriate proceedings, (ii) the Borrower has set aside on its books adequate reserves with respect thereto in accordance with GAAP, (iii) such contest effectively suspends collection of the contested obligation and (iv) no Lien has been filed with respect thereto.

“Availability Period” means the period from and including the Closing Date to the Termination Date.

“Availability Reserves” means, without duplication of any other Reserves or items to the extent such items are otherwise addressed or excluded through eligibility criteria, such reserves as the Agent from time to time determines in its Permitted Discretion as being appropriate (a) to reflect the impediments to the Agent’s ability to realize upon the Collateral, (b) to reflect claims, liabilities, costs and expenses that the Agent determines will need to be incurred or satisfied in connection with the realization upon the Collateral, (c) to reflect criteria, events, conditions, contingencies or risks which adversely affect any component of the Borrowing Base, or the assets, business, financial performance or financial condition of any Loan Party, (d) to reflect that a Default or an Event of Default then exists and is continuing or is anticipated to occur, or (e) to protect and preserve the value of the Agent’s security interest in the Collateral. Without limiting the generality of the foregoing, Availability Reserves may include, in the Agent’s Permitted Discretion, (but are not limited to) reserves based on: (i) rent; (ii) customs duties, tariffs, demurrage and other costs to release Inventory which is being imported into the United States; (iii) outstanding Taxes and other governmental charges, including, without limitation, ad valorem, real estate, personal property, sales, claims of the PBGC and other Taxes which may have priority over the interests of the Agent in the Collateral; (iv) salaries, wages and benefits due to employees of any Loan Party; (v) Customer Credit Liabilities; (vi) Customer Deposits; (vii) reserves for reasonably anticipated changes in the Appraised Value of Inventory or Intellectual Property between appraisals; (viii) warehousemen’s or bailee’s charges and other Permitted Encumbrances which may have priority over the interests of the Agent in the Collateral; and (ix) amounts due to vendors on account of consigned goods.

“Available Tenor” means, as of any date of determination and with respect to the then-current Benchmark, as applicable, (a) if such Benchmark is a term rate, any tenor for such Benchmark (or component thereof) that is or may be used for determining the length of an interest period pursuant to this Agreement or (b) otherwise, any payment period for interest calculated with reference to such Benchmark (or component thereof) that is or may be used for determining any frequency of making payments of interest calculated with reference to such Benchmark, in each case, as of such date and not including, for the avoidance of doubt, any tenor for such Benchmark that is then removed from any definition providing for “interest periods” (or any similar or analogous definition) pursuant to Section 3.03(e). For the avoidance of doubt, the only Available Tenor as of the Closing Date is three months.

“Bankruptcy Code” means Title 11 of the United States Code, as amended and in effect.

“Benchmark” means, initially, the Term SOFR Reference Rate; provided that if a Benchmark Transition Event has occurred with respect to the Term SOFR Reference Rate or the then-current Benchmark, then “Benchmark” means the applicable Benchmark Replacement to the extent that such Benchmark Replacement has replaced such prior benchmark rate pursuant to Section 3.03(b).

“Benchmark Replacement” means, with respect to any Benchmark Transition Event, the sum of: (a) the alternate benchmark rate that has been selected by the Agent and the Borrower giving due consideration to (i) any selection or recommendation of a replacement benchmark rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a benchmark rate as a replacement to the then-current Benchmark for Dollar-denominated syndicated credit facilities at such time and (b) the related Benchmark Replacement Adjustment; provided that, if such Benchmark Replacement as so determined would be less than the Floor, such Benchmark Replacement will be deemed to be the Floor for the purposes of this Agreement and the other Loan Documents.

“Benchmark Replacement Adjustment” means, with respect to any replacement of the then-current Benchmark with an Unadjusted Benchmark Replacement for any applicable Available Tenor, the spread adjustment, or method for calculating or determining such spread adjustment, (which may be a positive or negative value or zero) that has been selected by the Agent in consultation with the Borrower giving due consideration to (a) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (b) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of such Benchmark with the applicable Unadjusted Benchmark Replacement for Dollar-denominated syndicated credit facilities at such time.

“Benchmark Replacement Date” means the earlier to occur of the following events with respect to the then-current Benchmark:

(a) in the case of clause (a) or (b) of the definition of “Benchmark Transition Event,” the later of (i) the date of the public statement or publication of information referenced therein and (ii) the date on which the administrator of such Benchmark (or the published component used in the calculation thereof) permanently or indefinitely ceases to provide all Available Tenors of such Benchmark (or such component thereof); or

(b) in the case of clause (c) of the definition of “Benchmark Transition Event,” the first date on which such Benchmark (or the published component used in the calculation thereof) has been determined and announced by the regulatory supervisor for the administrator of such Benchmark (or such component thereof) to be non-representative; provided that such non-representativeness will be determined by reference to the most recent statement or publication referenced in such clause (c) and even if any Available Tenor of such Benchmark (or such component thereof) continues to be provided on such date.

For the avoidance of doubt, the “Benchmark Replacement Date” will be deemed to have occurred in the case of clause (a) or (b) with respect to any Benchmark upon the occurrence of the applicable event or events set forth therein with respect to all then-current Available Tenors of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to the then-current Benchmark:

(a) a public statement or publication of information by or on behalf of the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that such administrator has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof), permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof);

(b) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof), the FRB, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for such Benchmark (or such component), a resolution authority with jurisdiction over the administrator for such Benchmark (or such component) or a court or an entity with similar insolvency or resolution authority over the administrator for such Benchmark (or such component), which states that the administrator of such Benchmark (or such component) has ceased or will cease to provide all Available Tenors of such Benchmark (or such component thereof) permanently or indefinitely; provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide any Available Tenor of such Benchmark (or such component thereof); or

(c) a public statement or publication of information by the regulatory supervisor for the administrator of such Benchmark (or the published component used in the calculation thereof) announcing that all Available Tenors of such Benchmark (or such component thereof) are not, or as of a specified future date will not be, representative.

For the avoidance of doubt, if the then-current Benchmark has any Available Tenors, a “Benchmark Transition Event” will be deemed to have occurred with respect to any Benchmark if a public statement or publication of information set forth above has occurred with respect to each then-current Available Tenor of such Benchmark (or the published component used in the calculation thereof).

“Benchmark Unavailability Period” means the period (if any) (a) beginning at the time that a Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 3.03 and (b) ending at the time that a Benchmark Replacement has replaced the then-current Benchmark for all purposes hereunder and under any Loan Document in accordance with Section 3.03.

“Borrower” has the meaning specified in the introductory paragraph hereto.

“Borrower Materials” means any Borrowing Base information, reports, financial statements and other materials delivered hereunder by or on behalf of the Borrower, as well as other Reports and information provided by the Agent to the Lenders.

“Borrowing Base” means, at any time of calculation, an amount equal to:

(a) the face amount of Eligible Credit Card Receivables multiplied by the Credit Card Advance Rate;

plus

(b) the face amount of Eligible Trade Receivables, net of Receivables Reserves, multiplied by the Receivables Advance Rate;

plus

(c) the Cost of Eligible Inventory, net of Inventory Reserves, multiplied by the Appraised Value of Eligible Inventory, multiplied by the Inventory Advance Rate;

plus

(d) the Cost of Eligible In-Transit Inventory, net of Inventory Reserves applicable thereto, multiplied by the Appraised Value of Eligible In-Transit Inventory, multiplied by the In-Transit Inventory Advance Rate; provided that, at any time of calculation, the aggregate amount of availability generated by this clause (d) shall not exceed $5,000,000;

plus

(e) the Appraised Value of Eligible Intellectual Property, multiplied by the Intellectual Property Advance Rate; provided that, at any time of calculation, the aggregate amount of availability generated by this clause (e) shall not exceed $5,000,000;

minus

(f) the then-existing amount of all Availability Reserves;

provided, however, that upon the written request of the Borrower, the Agent shall consider, in its Permitted Discretion, a request to include Credit Card Receivables, Accounts and/or Inventory of the UK Subsidiary (collectively, “UK Borrowing Base Assets”) in the calculation of the Borrowing Base so long as (i) the Borrower agrees to reimburse the Agent for its reasonable and documented out-of-pocket expenses (including, without limitation, reasonable legal fees of outside counsel for the Agent in the United Kingdom) incurred in evaluating whether to so include such UK Borrowing Base Assets in the determination of the Borrowing Base, (ii) if required by the Agent in its Permitted Discretion, the Agent shall have completed or received a field exam and appraisal of such UK Borrowing Base Assets from a field examiner and appraiser satisfactory to and engaged by the Agent and such other due diligence as the Agent may require, all of the results of the foregoing to be satisfactory to the Agent in its Permitted Discretion and (iii) the Borrower shall have complied with the requirements to join the UK Subsidiary (regardless of whether it qualifies as an Immaterial Foreign Subsidiary) to this Agreement and the other applicable Loan Documents as a Loan Party in accordance with the joinder and collateral requirements set forth in Section 6.12, and (iv) this Agreement and the other applicable Loan Documents shall have been amended to account for such joinder and the inclusion of such UK Borrowing Base Assets in the calculation of the Borrowing Base (including, without limitation, to account for any related modifications to the eligibility criteria set forth herein in respect of such UK Borrowing Base Assets).

“Borrowing Base Certificate” means a certificate substantially in the form of Exhibit E hereto (with such changes therein as may be required by the Agent to reflect the components of and Reserves against the Borrowing Base as provided for hereunder from time to time), executed and certified as accurate and complete by a Responsible Officer of the Borrower which shall include appropriate exhibits, schedules, reports, supporting documentation, and additional reports as reasonably requested by the Agent.

“Business” means the business of the Borrower as described in the Annual Report on Form 10-K most recently filed by the Borrower with the SEC prior to the Closing Date.

“Business Day” means any day other than a Saturday, Sunday or other day on which commercial banks are authorized to close under the Laws of, or are in fact closed in, the state where the Agent’s Office is located.

“Business Plan” means, with respect to any Fiscal Year, (i) a detailed forecast prepared by management of the Borrower for such Fiscal Year, which shall contain substantially the same information as the forecast provided by the Borrower to the Agent prior to the Closing Date and such other information as is requested by the Agent in its Permitted Discretion, and (ii) any revisions to such forecast, in each case in form and substance satisfactory to the Agent in its Permitted Discretion. For the avoidance of doubt, a draft or preliminary plan submitted by the Borrower to the Agent shall not be deemed the “Business Plan” hereunder until it has been finalized and accepted by the Borrower and the Agent (such acceptance by the Agent not to be unreasonably withheld, delayed or conditioned).

“Capital Lease Obligations” means, with respect to any Person for any period, the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as liabilities on a balance sheet of such Person under GAAP and the amount of which obligations shall be the capitalized amount thereof determined in accordance with GAAP.

“Cash Dominion Period” means (a) upon the occurrence of an Event of Default, the period that such Event of Default shall be continuing or (b) each period beginning on the date that Unrestricted Cash (denominated in Dollars or, solely in the case of clause (1) of the definition of Unrestricted Cash, in the converted equivalent thereof determined at spot exchange rates) shall be less than $10,000,000 for three (3) consecutive Business Days, and ending on the date that Unrestricted Cash (denominated in Dollars or, solely in the case of clause (1) of the definition of Unrestricted Cash, in the converted equivalent thereof determined at spot exchange rates) shall have been equal to or greater than $12,500,000 for three (3) consecutive calendar months; provided however that, in no event shall a Cash Dominion Period cease to exist as contemplated herein if a Cash Dominion Period has occurred and been discontinued on three (3) occasions during the term of this Agreement. Notwithstanding the foregoing, the Agent may (in its sole discretion) agree in writing to waive or delay any Cash Dominion Period resulting from the occurrence of any of the events described in clauses (a) and (b) of this definition for all purposes of this Agreement;

provided however that, the Agent shall have no obligation to waive or delay any such Cash Dominion Period and the waiver or delay of any Cash Dominion Period by the Agent on any one occasion shall not obligate the Agent to waive or delay any other Cash Dominion Period on any other occasion.

“Cash Equivalents” means

(a) readily marketable obligations issued or directly and fully guaranteed or insured by the United States or any agency or instrumentality thereof having maturities of not more than 360 days from the date of acquisition thereof; provided that the full faith and credit of the United States is pledged in support thereof;

(b) commercial paper issued by any Person organized under the laws of any state of the United States and rated at least “Prime-1” (or the then equivalent grade) by Moody’s or at least “A-1” (or the then equivalent grade) by S&P, in each case with maturities of not more than 180 days from the date of acquisition thereof;

(c) time deposits with, or insured certificates of deposit or bankers’ acceptances of, any commercial bank that (i) (A) is a Lender or (B) is organized under the laws of the United States, any state thereof or the District of Columbia or is the principal banking subsidiary of a bank holding company organized under the laws of the United States, any state thereof or the District of Columbia, and is a member of the Federal Reserve System, (ii) issues (or the parent of which issues) commercial paper rated as described in clause (b) of this definition and (iii) has combined capital and surplus of at least $1,000,000,000, in each case with maturities of not more than 180 days from the date of acquisition thereof;

(d) fully collateralized repurchase agreements with a term of not more than thirty (30) days for securities described in clause (a) above (without regard to the limitation on maturity contained in such clause) and entered into with a financial institution satisfying the criteria described in clause (c) above or with any primary dealer and having a market value at the time that such repurchase agreement is entered into of not less than one hundred percent (100.0%) of the repurchase obligation of such counterparty entity with whom such repurchase agreement has been entered into; and

(e) investments, classified in accordance with GAAP as current assets of the Loan Parties, in any money market fund, mutual fund, or other investment companies that are registered under the Investment Company Act of 1940, as amended, which are administered by financial institutions that have the highest rating obtainable from either Moody’s or S&P, and which invest solely in one or more of the types of securities described in clauses (a) through (d) above.

“CERCLA” means the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. § 9601 et seq.

“CERCLIS” means the Comprehensive Environmental Response, Compensation, and Liability Information System maintained by the United States Environmental Protection Agency.

“Change in Law” means the occurrence, after the Closing Date, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority, (c) any new, or adjustment to, requirements imposed by any domestic or foreign governmental authority or resulting from compliance by the Agent or any Lender with any request or directive (whether or not having the force of law) from any central bank or other Governmental Authority and related in any manner to SOFR, the Term SOFR Reference Rate, Adjusted Term SOFR or Term SOFR, or (d) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided, however, for the purposes of this Agreement: (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Change of Control” means an event or series of events by which:

(a) excluding the Permitted Holders, any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Securities Exchange Act of 1934), directly or indirectly, of 50.1% or more of the combined voting power of all of the Equity Interests entitled to vote for members of the board of directors or other equivalent governing body of the Borrower, on a fully diluted basis; or

(b) during any period of twelve (12) consecutive months, a majority of the members of the board of directors or other equivalent governing body of the Borrower cease to be composed of individuals (i) who were members of that board or equivalent governing body on the first day of such period, (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body, or (iii) whose election or nomination to that board or other equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body; or

(c) the Borrower fails at any time to own, directly or indirectly, one hundred percent (100%) of the Equity Interests of each other Loan Party free and clear of all Liens (other than the Liens in favor of the Agent), except where such failure is as a result of a transaction permitted by the Loan Documents; or

(d) any “change of control” or similar event under any document governing Material Indebtedness of any Loan Party shall occur.

“Closing Date” means the first date all the conditions precedent in Section 4.01 are satisfied or waived in accordance with Section 10.01, which date shall be June 30, 2025.

“Closing Date Financial Statements” means (a) the audited financial statements of the Borrower and its Subsidiaries for the Fiscal Year ended December 31, 2024 and the related Consolidated statements of income or operations, Shareholders’ Equity and cash flows for such Fiscal Year of the Borrower and its Subsidiaries, including the notes thereto, (b) unaudited quarterly financial statements of the Borrower and its Subsidiaries for the Fiscal Quarter ended March 31, 2025 and (c) internally prepared unaudited interim monthly financial statements of the Borrower and its Subsidiaries for each Fiscal Month ended after the date of the latest applicable financial statements delivered pursuant to clause (a) of this definition through April 30, 2025.

“Code” means the Internal Revenue Code of 1986, and the regulations promulgated thereunder, as amended and in effect.

“Collateral” means any and all “Collateral” or “Mortgaged Property” as defined in any applicable Security Document and all other property that is or is intended under the terms of the Security Documents to be subject to Liens in favor of the Agent.

“Collateral Access Agreement” means an agreement reasonably satisfactory in form and substance to the Agent executed by (a) a bailee or other Person in possession of Collateral (including, without limitation, a Logistics Servicer), or (b) any landlord of Real Estate leased by any Loan Party, pursuant to which such Person: (i) acknowledges the Agent’s Lien on the Collateral, (ii) releases or subordinates such Person’s Liens on the Collateral held by such Person or located on such Real Estate, (iii) provides the Agent with access to the Collateral held by such bailee or other Person or located in or on such Real Estate, (iv) as to any landlord, provides the Agent with a reasonable time to sell and dispose of the Collateral from such Real Estate, and (v) makes such other agreements with the Agent as the Agent may reasonably require.

“Collateral Agent” means Second Avenue in its capacity as collateral agent under any of the Loan Documents, or any successor thereto in such capacities.

“Committed Loan Notice” means a notice of a Revolving Credit Borrowing, pursuant to Section 2.02, which, if in writing, shall be substantially in the form of Exhibit A. For purposes of Sections 2.02 and 4.02, the term “Committed Loan Notice” as used therein shall be deemed to also include a Borrowing Base Certificate that contains a request for a Revolving Credit Borrowing, as the context may require.

“Committed Revolving Loan” has the meaning set forth in Section 2.01(b).

“Competitor” means a direct competitor of the Borrower, as set forth on Schedule 1.01(c) hereto (as such schedule may be amended or updated from time to time with the prior written consent of the Agent in its Permitted Discretion); provided that neither Agent nor any Affiliate of Agent may be designated as, or be deemed to be, a Competitor.

“Compliance Certificate” means a certificate substantially in the form of Exhibit C.

“Concentration Accounts” has the meaning set forth in Section 6.13(c).

“Conforming Changes” means, with respect to either the use or administration of Term SOFR or the use, administration, adoption or implementation of any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Business Day”, the definition of “U.S. Government Securities Business Day”, any definition providing for “interest periods” (or the addition of a concept of “interest period”), timing and frequency of determining rates and making payments of interest, timing of borrowing requests or prepayment, conversion or continuation notices, the applicability and length of lookback periods, the applicability of Section 3.03 and other technical, administrative or operational matters) that the Agent decides may be appropriate to reflect the adoption and implementation of any such rate or to permit the use and administration thereof by the Agent in a manner substantially consistent with market practice (or, if the Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Agent determines that no market practice for the administration of any such rate exists, in such other manner of administration as the Agent decides is reasonably necessary in connection with the administration of this Agreement and the other Loan Documents).

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Consent” means actual consent given by a Person from whom such consent is sought; or the passage of seven (7) Business Days from receipt of written notice to such Person from the Agent of a proposed course of action to be followed by the Agent without such Person giving the Agent written notice of that Person’s objection to such course of action.

“Consolidated” means, when used to modify a financial term, test, statement, or report of a Person, the application or preparation of such term, test, statement or report (as applicable) based upon the consolidation, in accordance with GAAP, of the financial condition or operating results of such Person and its Subsidiaries.

“Consolidated EBITDA” means, at any date of determination, an amount equal to Consolidated Net Income of the Borrower and its Subsidiaries on a Consolidated basis for the most recently completed Measurement Period, plus (a) the following, solely to the extent deducted in calculating such Consolidated Net Income: (i) stock-based compensation expenses, (ii) depreciation and amortization expenses, (iii) non-cash impairment expenses, (iv) restructuring expenses incurred prior to the Closing Date (consisting of professional fees, personnel and related expenses, and other related charges resulting from strategic initiatives), (v) non-cash gains or losses on the sales of businesses solely relating to the Borrower’s March 2023 initiatives, (vi) other non-cash income or expenses (consisting of non-cash gains or losses on foreign currency, non-cash gains or losses on sales of property and equipment, and non-cash gains or losses on modifications or terminations of Leases), (vii) Consolidated Interest Charges, (viii) the provision for federal, state, local and foreign income Taxes, (ix) costs associated with retail store closures paid after the Closing Date in an aggregate amount not to exceed $2,500,000, and (x) costs and expenses incurred in connection with the transactions to occur on the Closing Date in an aggregate amount not to exceed $3,500,000, minus (b) the following to the extent included in calculating such Consolidated Net Income: (i) federal, state, local and foreign income tax credits and (ii) extraordinary non-cash items increasing Consolidated Net Income (in each case of or by the Borrower and its Subsidiaries (other than Excluded Subsidiaries) for such Measurement Period).

“Consolidated EBITDA Covenant Breach” means any failure by the Loan Parties to comply with the financial covenant set forth in Section 7.15(a).

“Consolidated Interest Charges” means, for any Measurement Period, the (i) sum of (a) all interest, premium payments, debt discount, fees, charges and related expenses in connection with borrowed money (including capitalized interest) or in connection with the deferred purchase price of assets, in each case to the extent treated as interest in accordance with GAAP, (b) all interest paid or payable with respect to discontinued operations and (c) the portion of rent expense with respect to such period under Capital Lease Obligations that is treated as interest in accordance with GAAP minus (ii) interest income during such period (excluding any portion of interest income representing accruals of amounts received in a previous period), in each case of or by the Borrower and its Subsidiaries for the most recently completed Measurement Period, all as determined on a Consolidated basis in accordance with GAAP except in the case of month-end financial statements delivered pursuant to Section 6.01(c).

“Consolidated Net Income” means, as of any date of determination, the net income of the Borrower and its Subsidiaries for the most recently completed Measurement Period, all as determined on a Consolidated basis in accordance with GAAP except in the case of month-end financial statements delivered pursuant to Section 6.01(c); provided, however, that there shall be excluded therefrom (a) extraordinary, unusual or non-recurring gains (or losses) for such Measurement Period, (b) the income (or loss) of such Person during such Measurement Period in which any other Person has a joint interest, except to the extent of the amount of cash dividends or other distributions actually paid in cash to such Person during such period, (c) the income (or loss) of such Person during such Measurement Period and accrued prior to the date it becomes a Subsidiary of a Person or any of such Person’s Subsidiaries or is merged into or consolidated with a Person or any of its Subsidiaries or that Person’s assets are acquired by such Person or any of its Subsidiaries, and (d) the income of any direct or indirect Subsidiary of a Person to the extent that the declaration or payment of dividends or similar distributions by that Subsidiary of that income is not at the time permitted by operation of the terms of its Organization Documents or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary, except that the Borrower’s equity in any net loss of any such Subsidiary for such Measurement Period shall be included in determining Consolidated Net Income.

“Contractual Obligation” means, as to any Person, any provision of any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Controlled Account” has the meaning set forth in Section 6.13(a)(ii).

“Controlled Account Agreement” means with respect to an account established by a Loan Party, an agreement, in form and substance satisfactory to the Agent, establishing control (as defined in the UCC) of such account by the Agent and whereby the bank maintaining such account agrees, upon notice from the Agent to such bank, to comply only with the instructions originated by the Agent without the further consent of any Loan Party.

“Controlled Account Bank” means each bank with whom DDAs are maintained and with whom a Controlled Account Agreement has been, or is required to be, executed in accordance with the terms hereof; provided, that a bank shall not qualify as a Controlled Account Bank if the only DDAs of the Loan Parties held by such bank are Excluded Accounts.

“Cost” means the lower of cost or market value of Inventory, based upon the Borrower’s accounting practices, known to the Agent, which practices are in effect on the Closing Date as such calculated cost is determined from invoices received by the Borrower, the Borrower’s purchase journals or the Borrower’s stock ledger, which practices are consistent with the methodology used in the most recent appraisal undertaken by an independent appraiser engaged by the Agent. “Cost” does not include inventory capitalization costs or other non-purchase price charges (such as customs and freight charges) used in the Borrower’s calculation of cost of goods sold.

“Credit Card Advance Rate” means ninety-five percent (95.0%).

“Credit Card Issuer” shall mean any person (other than the Borrower or other Loan Party) who issues or whose members issue credit cards, including, without limitation, MasterCard or VISA bank credit or debit cards or other bank credit or debit cards issued through MasterCard International, Inc., Visa, U.S.A., Inc. or Visa International and American Express, Discover, Diners Club, Carte Blanche and other non-bank credit or debit cards, including, without limitation, credit or debit cards issued by or through American Express Travel Related Services Company, Inc., and Novus Services, Inc. and other issuers approved by the Agent.

“Credit Card Notifications” has the meaning set forth in Section 6.13(a)(i).

“Credit Card Processor” shall mean any servicing or processing agent or any factor or financial intermediary who facilitates, services, processes or manages the credit authorization, billing transfer and/or payment procedures with respect to any Loan Party’s sales transactions involving credit card or debit card purchases by customers using credit cards or debit cards issued by any Credit Card Issuer.

“Credit Card Receivables” means each “payment intangible” (as defined in the UCC) together with all income, payments and proceeds thereof, owed by a Credit Card Issuer or Credit Card Processor to a Loan Party resulting from charges by a customer of a Loan Party on credit or debit cards issued by such issuer in connection with the sale of goods by a Loan Party, or services performed by a Loan Party, in each case in the ordinary course of its business.

“Credit Party” or “Credit Parties” means (a) individually, (i) each Lender and its Affiliates, (ii) the Agent, (iii) each beneficiary of each indemnification obligation undertaken by any Loan Party under any Loan Document, (iv) any other Person to whom Obligations under this Agreement and other Loan Documents are owing, and (v) the successors and assigns of each of the foregoing, and (b) collectively, all of the foregoing.

“Credit Party Expenses” means, without limitation, (a) all actual and documented reasonable out-of-pocket expenses incurred by the Agent and its Affiliates in connection with this Agreement and the other Loan Documents, including without limitation (i) the actual and documented reasonable out-of-pocket fees, charges and disbursements of (A) one primary outside counsel (and one additional local or special outside counsel or regulatory counsel for each relevant subject matter, in each case, in each appropriate jurisdiction to the extent reasonably necessary), (B) outside consultants, advisors and other service providers to or for the Agent (including without limitation Tower Hill and its affiliates and any other professionals, consultants, appraisers, analysts, accountants and outside lawyers hired by the Agent), (C) appraisers, (D) field examiners, (E) insurance analysts or consultants, and (F) all such expenses incurred during any workout, restructuring or negotiations in respect of the Obligations, and (ii) in connection with (A) the syndication or financing of the credit facility provided for herein, including any actual and documented fees or expenses incurred in connection with obtaining a rating for such credit facility, (B) the preparation, negotiation, management, execution and delivery of this Agreement and the other Loan Documents or any amendments, modifications or waivers of the provisions thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (C) the administration of this Agreement and the other Loan Documents, and (D) the enforcement or protection of the rights of the Credit Parties in connection with this Agreement and the other Loan Documents or efforts to monitor, preserve, protect, collect, or enforce rights with respect to the Collateral; (b) all customary actual and documented fees and charges (as adjusted from time to time) of the Agent with respect to access to online Committed Revolving Loan information, the disbursement of funds (or the receipt of funds) to or for the account of the Loan Parties (whether by wire transfer or otherwise), together with any costs and expenses incurred in connection therewith; (c) all costs related to the hedging of any exposure to foreign currency fluctuations or the conversion of foreign currency to Dollars; and (d) upon the occurrence and during the continuance of an Event of Default or upon any increase in the amount of Aggregate Revolving Commitments after the Closing Date, all reasonable expenses incurred by the Credit Parties who are not the Agent or any Affiliate, provided that such Credit Parties shall be entitled to reimbursement for no more than one primary outside counsel (and one local or special outside counsel or regulatory counsel for each relevant subject matter, in each case, in each appropriate jurisdiction to the extent reasonably necessary) representing all such Credit Parties and, solely in the case of an actual or potential conflict of interest, one additional counsel (and one additional local or special counsel or regulatory counsel for each relevant subject matter, in each case, in each appropriate jurisdiction to the extent reasonably necessary) representing all such Credit Parties.

“Cure Amount” has the meaning set forth in Section 8.04(b).

“Cure Period” has the meaning set forth in Section 8.04(a).

“Cure Rights” has the meaning set forth in Section 8.04(a).

“Customer Credit Liabilities” means at any time, the aggregate remaining value at such time of (a) outstanding gift certificates and gift cards of the Borrower entitling the holder thereof to use all or a portion of the certificate or gift card to pay all or a portion of the purchase price for any Inventory, (b) outstanding merchandise credits of the Borrower, and (c) liabilities in connection with frequent shopping programs of the Borrower.

“Customer Deposits” means at any time, the aggregate amount at such time of (a) deposits made by customers with respect to the purchase of Inventory or the performance of services, and (b) layaway obligations of the Borrower.

“Customs Broker/Carrier Agreement” means an agreement substantially in the form attached hereto as Exhibit H among the Borrower, a customs broker, freight forwarder, consolidator or carrier, and the Agent, in which the customs broker, freight forwarder, consolidator or carrier acknowledges that it has control over and holds the documents evidencing ownership of the subject Inventory for the benefit of the Agent and agrees, upon notice from the Agent, to hold and dispose of the subject Inventory solely as directed by the Agent, and makes such other acknowledgments and agreements with the Agent as the Agent may reasonably require.

“D&O Insurance” means directors and officers liability insurance obtained by the Loan Parties or their board of directors or managers (or other equivalent governing body) for losses or advancement of defense costs, or any similar form of insurance.

“DDA” means each checking, savings or other demand deposit account maintained by any of the Loan Parties. All funds in each DDA (other than an Excluded Account which constitutes Excluded Property (as defined in the Security Agreement)) shall be conclusively presumed to be Collateral and proceeds of Collateral and the Agent and the Lenders shall have no duty to inquire as to the source of the amounts on deposit in any DDA.

“Debtor Relief Laws” means the Bankruptcy Code and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, arrangement, rearrangement, receivership, insolvency, reorganization, stay of proceedings, or similar debtor relief Laws of the United States, or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Default” means any event or condition that constitutes an Event of Default or that, with the giving of any notice, the passage of time, or both, would be an Event of Default.

“Default Rate” means an interest rate equal to the interest rate (including any Applicable Margin) otherwise applicable to such portion of the Obligations plus three percent (3.00%) per annum.

“Defaulting Lender” means, subject to Section 2.16(b), any Lender that (a) has failed to (i) fund all or any portion of its Committed Revolving Loans within two (2) Business Days of the date such Committed Revolving Loans were required to be funded hereunder, or (ii) pay to the Agent or any other Lender any other amount required to be paid by it hereunder within two (2) Business Days of the date when due, (b) has notified the Borrower or the Agent in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect, (c) has failed, within three (3) Business Days after written request by the Agent or the Borrower, to confirm in writing to the Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Agent and the Borrower), or (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, or (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any Equity Interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender. Any determination by the Agent that a Lender is a Defaulting Lender under any one or more of clauses (a) through (d) above, and of the effective date of such status, shall be conclusive and binding absent manifest error, and such Lender shall be deemed to be a Defaulting Lender (subject to Section 2.16(b)) as of the date established therefor by the Agent in a written notice of such determination, which shall be delivered by the Agent to the Borrower and each other Lender promptly following such determination.

“Disbursement Account” means a DDA (other than an Excluded Account) that is used exclusively as an operating or disbursement account, and does not receive collections, deposits or other payments on or with respect to any Collateral.

“Disposition” or “Dispose” means the sale, transfer, gift, license, lease, return of any Collateral to any vendor to offset an account payable or other disposition (whether in one transaction or in a series of transactions, and including any sale and leaseback transaction and any sale, transfer, license or other disposition) of any property (including, without limitation, any Equity Interests) by any Person (or the granting of any option or other right to do any of the foregoing), including any sale, assignment, transfer or other disposal, with or without recourse, of any notes or accounts receivable or any rights and claims associated therewith.

“Disqualified Stock” means any Equity Interest that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case at the option of the holder thereof), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder thereof, in whole or in part, on or prior to the date that is ninety-one (91) days after the Maturity Date; provided, however, that (i) only the portion of such Equity Interests which so matures or is mandatorily redeemable, is so convertible or exchangeable or is so redeemable at the option of the holder thereof prior to such date shall be deemed to be Disqualified Stock, and (ii) with respect to any Equity Interests issued to any employee or to any plan for the benefit of employees of the Loan Parties or their Subsidiaries or by any such plan to such employees, such Equity Interest shall not constitute Disqualified Stock solely because it may be required to be repurchased by the Loan Parties or their Subsidiaries in order to satisfy applicable statutory or regulatory obligations or as a result of such employee’s termination, resignation, death or disability and if any class of Equity Interest of such Person that by its terms authorizes such Person to satisfy its obligations thereunder by delivery of an Equity Interest that is not Disqualified Stock, such Equity Interests shall not be deemed to be Disqualified Stock. Notwithstanding the preceding sentence, any Equity Interest that would constitute Disqualified Stock solely because the holders thereof have the right to require a Loan Party or Subsidiary to repurchase such Equity Interest upon the occurrence of a change of control or an asset sale shall not constitute Disqualified Stock. The amount of Disqualified Stock deemed to be outstanding at any time for purposes of this Agreement will be the maximum amount that the Loan Parties may become obligated to pay upon maturity of, or pursuant to any mandatory redemption provisions of, such Disqualified Stock or portion thereof, plus accrued dividends.

“Dollars” and “$” mean lawful money of the United States.

“Early Termination Fee” has the meaning given to such term in the Fee Letter.

“Eligible Assignee” means (a) a Lender; (b) an Affiliate of a Lender; (c) an Approved Fund and (d) any other Person approved by (i) the Agent and (ii) so long as no Event of Default has occurred and is continuing, the Borrower (which approval of the Borrower shall not be unreasonably withheld or delayed, and shall be deemed given if no objection is made within five (5) Business Days after notice of the proposed assignment); provided that notwithstanding the foregoing, “Eligible Assignee” shall not include (x) a natural person, (y) unless the Agent otherwise consents in its Permitted Discretion, any direct or indirect owner of the Equity Interests of any Loan Party (including any Permitted Holder), any Loan Party or any of their respective Affiliates or Subsidiaries or (z) so long as no Event of Default has occurred and is continuing, any Competitor.

“Eligible Credit Card Receivables” means at the time of any determination thereof, each Credit Card Receivable that satisfies the following criteria at the time of creation and continues to meet the same at the time of such determination: such Credit Card Receivable (i) has been earned by performance and represents the bona fide amounts due to the Borrower from a Credit Card Issuer or Credit Card Processor, and in each case originated in the ordinary course of business of the Borrower, and (ii) in each case is acceptable to the Agent in its Permitted Discretion, and is not ineligible by virtue of one or more of the criteria set forth below. Without limiting the foregoing, to qualify as an Eligible Credit Card Receivable, such Credit Card Receivable shall indicate no Person other than the Borrower as payee or remittance party. In determining the amount to be so included, the face amount of a Credit Card Receivable shall be reduced by, without duplication, to the extent not reflected in such face amount, (1) the amount of all accrued and actual discounts, claims, credits or credits pending, promotional program allowances, price adjustments, finance charges or other allowances (including any amount that the Borrower may be obligated to rebate to a customer, a Credit Card Issuer or Credit Card Processor pursuant to the terms of any agreement or understanding (written or oral)) and (2) the aggregate amount of all cash received in respect of such Credit Card Receivable but not yet applied by the Loan Parties to reduce the amount of such Credit Card Receivable. Except as otherwise agreed by the Agent, any Credit Card Receivable included within any of the following categories shall not constitute an Eligible Credit Card Receivable:

(a) any Credit Card Receivable which does not constitute a “payment intangible” (as defined in the UCC);

(b) Credit Card Receivables that have been outstanding for more than five (5) Business Days after the date of sale;

(c) Credit Card Receivables (i) that are not subject to a perfected first priority Lien in favor of the Agent (other than Permitted Prior Liens that as a matter of law have priority over the Lien in favor of the Agent, in respect of which the Agent may establish a Reserve in its Permitted Discretion), or (ii) with respect to which the Borrower does not have good, valid and marketable title thereto, free and clear of any Lien (other than (x) Liens in favor of the Agent securing the Obligations and (y) other Liens permitted under Section 7.01 which do not have priority over the Lien in favor of the Agent);

(d) Credit Card Receivables which are disputed, are with recourse, or with respect to which a claim, counterclaim, offset or chargeback has been asserted (to the extent of such claim, counterclaim, offset or chargeback);

(e) Credit Card Receivables as to which the Credit Card Issuer or Credit Card Processor has the right under certain circumstances to require a Loan Party to repurchase the Credit Card Receivables from such Credit Card Issuer or Credit Card Processor;

(f) Credit Card Receivables due from any Credit Card Issuer or Credit Card Processor which is the subject of any bankruptcy or insolvency proceedings;

(g) Credit Card Receivables which are not a valid, legally enforceable obligation of the applicable Credit Card Issuer or Credit Card Processor with respect thereto;

(h) Credit Card Receivables which do not conform to all representations, warranties or other provisions in the Loan Documents relating to Credit Card Receivables;

(i) Credit Card Receivables which are evidenced by “chattel paper” or an “instrument” of any kind unless such “chattel paper” or “instrument” is in the possession of the Agent, and to the extent reasonably requested by the Agent, endorsed to the Agent; or

(j) Credit Card Receivables which the Agent determines in its Permitted Discretion to be uncertain of collection or which do not meet such other eligibility criteria for Credit Card Receivables as the Agent may determine in its Permitted Discretion.

“Eligible Intellectual Property” means, at the time of any determination thereof, the registered Intellectual Property of the Borrower deemed by the Agent in its Permitted Discretion to be eligible for inclusion in the calculation of the Borrowing Base, in each case that, except as otherwise agreed by the Agent in its Permitted Discretion, and is not ineligible by virtue of one or more of the criteria set forth below. Except as otherwise agreed by the Agent in its Permitted Discretion, any Intellectual Property included within any of the following categories shall not constitute Eligible Intellectual Property:

(a) Intellectual Property that is not validly registered with the U.S. Patent and Trademark Office or the U.S. Copyright Office, as applicable;

(b) Intellectual Property that is not solely owned (including as of record) by the Borrower or as to which the Borrower does not have good, valid or marketable title thereto, free and clear of any Lien (other than (x) Liens in favor of the Agent securing the Obligations and (y) other Liens permitted under Section 7.01 which do not have priority over the Lien in favor of the Agent);

(c) Intellectual Property that is not subject to a perfected first priority Lien in favor of the Agent (other than Permitted Prior Liens that as a matter of law have priority over the Lien in favor of the Agent, in respect of which the Agent may establish a Reserve in its Permitted Discretion) that is enforceable against any subsequent purchasers or transferees thereof;

(d) Intellectual Property which does not conform to all representations, warranties or other provisions in this Agreement and the other Loan Documents relating to Intellectual Property in any material respect;

(e) Intellectual Property that is subject to any licensing, trademark, trade name or other agreement with any third Person (x) which would require any consent of such third Person for the sale or disposition of such Intellectual Property (which consent has not been obtained) or the payment of any monies to such third Person upon such sale or other disposition (to the extent of such monies) or (y) from whom the Borrower or any other Loan Party has received notice of a dispute in respect of such agreement, to the extent that the Agent determines, in its Permitted Discretion, that such dispute could be expected to prevent or impair the sale of such Intellectual Property;

(f) Intellectual Property that is subject to any valid claim or assertion (whether in writing, by suit or otherwise) that the Borrower’s ownership or use of such Intellectual Property violates the Intellectual Property of any other Person (to the extent of any diminution in value resulting therefrom as determined by the Agent in its Permitted Discretion);

(g) Intellectual Property that is not included in the most recent Intellectual Property appraisal undertaken by an independent appraiser engaged by the Agent from time to time in accordance with this Agreement or as to which the Agent has not completed its legal and business due diligence (as determined by the Agent in its Permitted Discretion); or

(h) Intellectual Property which the Agent in its Permitted Discretion otherwise determines is ineligible.

“Eligible In-Transit Inventory” means, as of any date of determination thereof, without duplication of other Eligible Inventory, In-Transit Inventory:

(a) which has been shipped from and has departed from the origin port of a foreign location and is scheduled for arrival to the United States within less than thirty five (35) days (or such longer period agreed to by the Agent in its Permitted Discretion);

(b) for which the purchase order is in the name of the Borrower and title and risk of loss has passed to the Borrower;

(c) for which an Acceptable Document of Title has been issued, and in each case as to which the Agent has control (as defined in the UCC) over the documents of title which evidence ownership of the subject Inventory (such as, if requested by the Agent, by the delivery of a Customs Broker/Carrier Agreement);

(d) which is insured to the reasonable satisfaction of the Agent (including, without limitation, marine cargo insurance);

(e) the Foreign Vendor with respect to such In-Transit Inventory is an Approved Foreign Vendor;

(f) for which payment of the purchase price has been made by the Borrower or the purchase price is supported by a commercial letter of credit;

(g) for which the Borrower has furnished to the Agent, if requested by the Agent, a Foreign Vendor Agreement executed by the applicable Loan Party on terms acceptable to the Agent in its Permitted Discretion, and the Borrower is in full compliance with the terms of such Foreign Vendor Agreement; and

(h) which otherwise would constitute Eligible Inventory;

provided that the Agent may, in its Permitted Discretion, exclude from time to time any particular Inventory from the definition of “Eligible In-Transit Inventory” in the event the Agent determines, in its Permitted Discretion, that such Inventory will not arrive in the U.S. within the applicable time periods described above or is subject to any Person’s right of reclamation, repudiation, stoppage in transit or any event has occurred or is reasonably anticipated by the Agent to arise which may otherwise adversely impact the ability of the Agent to realize upon such Inventory.

“Eligible Inventory” means, as of the date of determination thereof, items of Inventory (other than Inventory that is in transit) of the Borrower that are finished goods, merchantable and readily saleable to the public in the ordinary course of the Borrower’s business and deemed by the Agent in its Permitted Discretion to be eligible for inclusion in the calculation of the Borrowing Base, in each case that, except as otherwise agreed by the Agent in its Permitted Discretion, (A) complies with each of the representations and warranties respecting Inventory made by the Borrower in the Loan Documents, and (B) is not excluded as ineligible by virtue of one or more of the criteria set forth below. Except as otherwise agreed by the Agent in its Permitted Discretion, the following items of Inventory shall not be included in Eligible Inventory:

(a) Inventory that is not solely owned by the Borrower or the Borrower does not have good and valid title thereto;

(b) Inventory that is leased by or is on consignment to the Borrower, or was furnished to the Borrower on a contract for service;

(c) Inventory that is not located in the United States (including territories or possessions of the United States);

(d) Inventory that is not located at a location that is owned or leased by the Borrower, except to the extent that the Borrower has furnished the Agent with (i) any UCC financing statements or other documents that the Agent may reasonably request to perfect its security interest in such Inventory at such location, and (ii) a Collateral Access Agreement executed by the Person owning any such location on terms acceptable to the Agent in its Permitted Discretion;

(e) Inventory that is located: (i) in a distribution center or warehouse operated by a Logistics Servicer or leased by the Borrower unless the applicable Logistics Servicer or lessor has delivered to the Agent a Collateral Access Agreement and the Agent has implemented Reserves for such location as it deems necessary in its Permitted Discretion, or (ii) at any leased location in a Landlord Lien State unless the applicable lessor has delivered to the Agent a Collateral Access Agreement or the Agent has implemented Reserves for such location;

(f) Inventory that is comprised of goods which (i) are damaged, defective, “seconds,” or otherwise unmerchantable, (ii) are to be returned to the vendor, or were rejected by the Borrower, (iii) are obsolete or slow moving, or custom items, work in process, raw materials, or that constitute samples, spare parts, promotional, advertising, marketing, display items, labels, bags and other packaging and shipping materials or supplies used or consumed in the Borrower’s business, (iv) are seasonal in nature and which have been packed away for sale in the subsequent season, (v) not in compliance with all standards imposed by any Governmental Authority having regulatory authority over such Inventory, its use or sale, or (vi) are bill and hold goods;

(g) Inventory (i) that is not subject to a perfected first priority Lien in favor of the Agent (other than Permitted Prior Liens that as a matter of law have priority over the Lien in favor of the Agent, in respect of which the Agent may establish a Reserve in its Permitted Discretion) or (ii) that is subject to a Lien (other than (x) Liens in favor of the Agent securing the Obligations and (y) other Liens permitted under Section 7.01 which do not have priority over the Lien in favor of the Agent);

(h) Inventory that is not insured in compliance with the provisions of Section 5.10 hereof;

(i) Inventory that has been sold but not yet delivered or as to which the Borrower has accepted a deposit;

(j) Inventory that is subject to any licensing, distribution, patent, royalty, trademark, trade name or copyright agreement with any third party from which the Borrower or any of its Subsidiaries has received notice of a dispute in respect of any such agreement;

(k) except as otherwise agreed by the Agent in writing in its Permitted Discretion, Inventory that is located at a Store location or a distribution center that is leased by the Borrower or operated by a Logistics Servicer on behalf of the Borrower with a remaining lease or servicing term that is less than 120 days (or such shorter period agreed to by the Agent in writing in its Permitted Discretion); or

(l) Inventory which is acquired by a Loan Party pursuant to a transaction permitted by the Loan Documents or which is not of the type usually sold in the ordinary course of the Borrower’s business, unless and until the Agent has completed or received (i) an appraisal of such Inventory from appraisers satisfactory to and engaged by the Agent which establishes the Appraised Value and Inventory Reserves (if applicable) therefor, and otherwise agrees that such Inventory shall be deemed Eligible Inventory, and (ii) such other due diligence as the Agent may require, all of the results of the foregoing to be satisfactory to the Agent in its Permitted Discretion.

“Eligible Trade Receivables” means distributor and wholesale Accounts deemed by the Agent in its Permitted Discretion to be eligible for inclusion in the calculation of the Borrowing Base arising from the sale of the Borrower’s Inventory (other than those consisting of Credit Card Receivables) that satisfies the following criteria at the time of creation and continues to meet the same at the time of such determination: such Account (i) has been earned by performance and represents the bona fide amounts due to the Borrower from an Account Debtor, and in each case originated in the ordinary course of business of the Borrower, and (ii) in each case is acceptable to the Agent in its Permitted Discretion and, except as otherwise agreed by the Agent in its Permitted Discretion, is not ineligible by virtue of one or more of the criteria set forth below. Without limiting the foregoing, to qualify as an Eligible Trade Receivable, an Account shall indicate no Person other than the Borrower as a payee or remittance party. In determining the amount to be so included, the face amount of an Account shall be reduced by, without duplication, to the extent not reflected in such face amount, (i) the amount of all accrued and actual discounts, claims, credits or credits pending, promotional program allowances, price adjustments, finance chargers or other allowances or other dilutive changes (including any amount that the Borrower may be obligated to rebate to a customer pursuant to the terms of any agreement or understanding (written or oral)) and (ii) the aggregate amount of all cash received in respect of such Account but not yet applied by the Borrower to reduce the amount of such Eligible Trade Receivable. Except as otherwise agreed by the Agent in its Permitted Discretion, any Account included within any of the following categories shall not constitute an Eligible Trade Receivable:

(a) Accounts which the Borrower has not sent a bill or invoice for the goods giving rise to such Accounts to the applicable Account Debtor;

(b) Accounts that (i) have been unpaid for more than (x) sixty (60) days after the original due date shown on the original invoice or (y) one hundred twenty (120) days after the original invoice date shown on the original invoice or (ii) have been written off in the books of the Borrower or otherwise designated as uncollectible;

(c) Accounts due from any Account Debtor which is obligated on any accounts described in clause (b), above;

(d) Accounts for which the goods giving rise thereto have not been delivered to and accepted by the Account Debtor or which does otherwise represent a final sale;

(e) with respect to any Account Debtor and/or any of its Affiliates, the total unpaid Accounts of such Account Debtor exceed 25% of the net amount of all Eligible Trade Receivables, but only to the extent of the obligations in respect of Eligible Trade Receivables owing by such Account Debtor in excess of such percentage; provided that such percentage set forth in this clause (e) as applied to a particular Account Debtor is subject to reduction by the Agent, in its Permitted Discretion, if the creditworthiness of such Account Debtor deteriorates;

(f) Accounts (i) that are not subject to a perfected first priority Lien in favor of the Agent (other than Permitted Prior Liens that as a matter of law have priority over the Lien in favor of the Agent, in respect of which the Agent may establish a Reserve in its Permitted Discretion), or (ii) with respect to which the Borrower does not have good, valid and marketable title thereto, free and clear of any Lien (other than (x) Liens in favor of the Agent securing the Obligations and (y) other Liens permitted under Section 7.01 which do not have priority over the Lien in favor of the Agent);

(g) Accounts which are disputed or with respect to which a claim, counterclaim, offset or chargeback has been asserted, but only to the extent of such dispute, counterclaim, offset or chargeback;

(h) Accounts which arise out of any sale made not in the ordinary course of business of the Loan Parties or made on a basis other than upon credit terms usual and customary to the business of the Loan Parties;

(i) Accounts which are owed to the Borrower by another Loan Party or Subsidiary, an Affiliate of a Loan Party or Subsidiary, or any employee, officer, director, agent or stockholder of a Loan Party, Subsidiary or any of their Affiliates;

(j) Accounts due from an Account Debtor which is the subject of any proceeding under Debtor Relief Laws, has consented to or suffered a receiver, trustee, assignee for the benefit of creditors, liquidator or custodian to be appointed for it or for all or a significant portion of its assets or affairs, has ceased to be Solvent, has admitted in writing its inability, or is generally unable to, pay its debts as they mature and become due, or has suspended its business;

(k) Accounts due from (i) the United States of America or any department, agency or instrumentality thereof, unless the Borrower shall have assigned its right to payment of such Account to the Agent, in a manner satisfactory to the Agent, in its Permitted Discretion, so as to comply with the Assignment of Claims Act of 1940 (31 U.S.C. §203 et seq., as amended) or (ii) any State of the United States or any other Governmental Authority;

(l) Accounts (i) owing from any Person that is also a supplier to or creditor of a Loan Party or any of its Subsidiaries unless such Person has waived any right of setoff in a manner acceptable to the Agent or (ii) representing any manufacturer’s or supplier’s credits, discounts, incentive plans or similar arrangements entitling a Loan Party or any of its Subsidiaries to discounts on future purchase therefrom;

(m) Accounts (i) arising from sales on a bill-and-hold, guaranteed sale, sale-or-return, sale-on-approval, consignment or any other repurchase or return basis, (ii) subject to set off or charge back, (iii) subject to a reserve established by the Borrower for potential returns or refunds, to the extent of such reserve or (iv) arising from a sale to an Account Debtor that is subject to cash-on-delivery terms;

(n) Accounts arising from sales rendered to an Account Debtor which (i) is organized under the laws of the United States or any Specified Foreign Account Debtor Jurisdiction but does not maintain its chief executive office in the United States or such Specified Foreign Account Debtor Jurisdiction in which it is organized or (ii) is not organized under the laws of the United States or any Specified Foreign Account Debtor Jurisdiction;

(o) Accounts not payable in Dollars;

(p) Accounts evidenced by chattel paper or an instrument of any kind, the originals of which shall not have been endorsed and/or assigned and delivered to the Agent (or in the case of electronic promissory notes or other instruments, shall not be in the control of the Agent), in each case in a manner satisfactory to the Agent in its Permitted Discretion, or has been reduced to judgment;

(q) Accounts consisting of amounts due from vendors as rebates or allowances;

(r) Accounts which are in excess of the credit limit for such Account Debtor established by the Loan Parties in the ordinary course of business and consistent with past practice;

(s) Accounts for which the Borrower has made an agreement with the Account Debtor to extend the time of payment thereof without the prior consent of the Agent;

(t) Accounts for which the Account Debtor obligated thereon is the subject or target of Sanctions such that engaging in the intended activity or transaction with the Account Debtor would result in violation of applicable Sanctions by any Loan Party, any of Subsidiary of a Loan Party or any of the Credit Parties; or

(u) Accounts which the Agent determines in its Permitted Discretion to be uncertain of collection or which do not meet such other eligibility criteria for Accounts as the Agent may determine in its Permitted Discretion.

“Environmental Laws” means any and all federal, state, local, and foreign statutes, laws, regulations, ordinances, rules, judgments, orders, decrees, permits, concessions, grants, franchises, licenses, agreements or governmental restrictions relating to pollution and the protection of the environment or the release of any materials into the environment, including those related to hazardous substances or wastes, air emissions and discharges to waste or public systems.

“Environmental Liability” means any liability, obligation, damage, loss, claim, action, suit, judgment, order, fine, penalty, fee, expense, or cost, contingent or otherwise (including any liability for damages, costs of environmental remediation, fines, penalties or indemnities), of the Borrower, any other Loan Party or any of their respective Subsidiaries directly or indirectly resulting from or based upon (a) the violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal or presence of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equipment” has the meaning set forth in the UCC.

“Equity Interests” means, with respect to any Person, all of the shares of capital stock of (or other ownership or profit interests in) such Person, all of the warrants, options or other rights for the purchase or acquisition from such Person of shares of capital stock of (or other ownership or profit interests in) such Person, all of the securities convertible into or exchangeable for shares of capital stock of (or other ownership or profit interests in) such Person or warrants, rights or options for the purchase or acquisition from such Person of such shares (or such other interests), and all of the other ownership or profit interests in such Person (including partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such shares, warrants, options, rights or other interests are outstanding on any date of determination.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means any trade or business (whether or not incorporated) under common control with any Loan Party within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 and 4971 of the Code).

“ERISA Event” means (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by any Loan Party or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (c) a complete or partial withdrawal by any Loan Party or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate, the treatment of a plan amendment as a termination of a Pension Plan or a Multiemployer Plan under Sections 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; (f) the imposition of any liability under Title IV of ERISA, other than for PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Borrower or any ERISA Affiliate; or (g) the determination that any Pension Plan is considered to be an “at-risk” plan or that any Multiemployer Plan is considered to be in “endangered” or “critical” status within the meaning of Sections 430, 431 and 432 of the Code or Sections 303, 304 and 305 of ERISA.

“Event of Default” has the meaning set forth in Section 8.01. An Event of Default shall be deemed to be continuing unless and until that Event of Default has been duly waived as provided in Section 10.01 hereof.

“Excluded Account” means (a) any DDA that is a “zero balance” account (solely to the extent such “zero balance” accounts are at all times subject to daily standing wire instructions to sweep funds maintained in such accounts to a Controlled Account subject to a Controlled Account Agreement), (b) any DDA that is solely used for (and the balance of which consists solely of funds set aside in connection with)

payroll, trust, tax withholding or employee benefits, in each case, in the ordinary course of business, and (c) any DDA that is solely used for (and the balance of which consists solely of funds set aside in connection with) the cash collateralization of the letters of credit permitted under clause (g) of the definition of Permitted Indebtedness and clause (k) of the definition of Permitted Encumbrances.

“Excluded Subsidiaries” mean, collectively, (a) the Subsidiaries listed on Schedule 1.01(b) hereto and (b) the Immaterial Foreign Subsidiary.

“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof), or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Committed Revolving Loan or Revolving Commitment pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Committed Revolving Loan or Revolving Commitment (other than pursuant to an assignment request by the Borrower under Section 10.13) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 3.01, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with Section 3.01(e), and (d) any withholding Taxes imposed under FATCA.

“Executive Order” has the meaning set forth in Section 10.18.

“Existing Cash Collateralized Letter of Credit” means the letter of credit issued for the account of the Borrower that is outstanding as of the Closing Date and described on Schedule 1.01(a) hereto.

“Existing Credit Agreement” means that certain Credit Agreement dated as of February 20, 2019, among the Borrower, the lenders party thereto and JPMorgan Chase Bank, N.A., as administrative agent, as amended and in effect immediately prior to the Closing Date.

“Extraordinary Receipt” means any cash received by or paid to or for the account of any Person not in the ordinary course of business, including, without limitation, (a) tax refunds, (b) pension plan reversions, (c) proceeds of insurance (including the proceeds of any D&O Insurance), (d) condemnation awards (and payments in lieu thereof), (e) indemnity payments and (f) any purchase price adjustments related to any Acquisition.

“Facility Guaranty” means, individually or collectively, as the context may require, (a) that certain Facility Guaranty, dated as of the Closing Date, made by the Guarantors in existence as of the Closing Date, in favor of the Agent and the other Credit Parties and (b) each other Guarantee (if any), in form and substance reasonably satisfactory to the Agent, made by a Guarantor in favor of the Agent and the other Credit Parties.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Code.

“Federal Funds Rate” means, for any day, the rate per annum equal to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers on such day, as published by the Federal Reserve Bank of New York on the Business Day next succeeding such day; provided, that (a) if such day is not a Business Day, the Federal Funds Rate for such day shall be such rate on such transactions on the next preceding Business Day as so published on the next succeeding Business Day, and (b) if no such rate is so published on such next succeeding Business Day, the Federal Funds Rate for such day shall be the average rate (rounded upward, if necessary, to a whole multiple of 1/100 of 1%) charged to money center banks on such day on such transactions as determined by the Agent.

“Fee Letter” means the letter agreement, dated as of the Closing Date, among the Loan Parties and the Agent.

“Fiscal Month” means any fiscal month of any Fiscal Year, which month shall generally end on the last day of each calendar month in accordance with the fiscal accounting calendar of the Loan Parties.

“Fiscal Quarter” means any fiscal quarter of any Fiscal Year, which quarters shall generally end on the last day of each March, June, September and December of such Fiscal Year in accordance with the fiscal accounting calendar of the Loan Parties.

“Fiscal Year” means any period of twelve (12) consecutive months ending on December 31 of any calendar year.

“Floor” means a rate of interest equal to three and one-half percent (3.50%).

“Foreign Assets Control Regulations” has the meaning set forth in Section 10.18.

“Foreign Lender” means (a) if the Borrower is a U.S. Person, a Lender that is not a U.S. Person, and (b) if the Borrower is not a U.S. Person, a Lender that is resident or organized under the Laws of a jurisdiction other than that in which the Borrower is resident for tax purposes. For purposes of this definition, the United States, each State thereof and the District of Columbia shall be deemed to constitute a single jurisdiction.

“Foreign Vendor” means a Person that sells In-Transit Inventory to the Borrower.

“Foreign Vendor Agreement” means an agreement between a Foreign Vendor and the Agent in form and substance satisfactory to the Agent and pursuant to which, among other things, the parties shall agree upon their relative rights with respect to In-Transit Inventory of the Borrower purchased from such Foreign Vendor.

“FRB” means the Board of Governors of the Federal Reserve System of the United States.

“Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business.

“GAAP” means generally accepted accounting principles in the United States set forth in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or such other principles as may be approved by a significant segment of the accounting profession in the United States, that are applicable to the circumstances as of the date of determination, consistently applied.

“Governmental Authority” means the government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guarantee” means, as to any Person, (a) any obligation, contingent or otherwise, of such Person guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation payable or performable by another Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of such Person, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the obligee in respect of such Indebtedness or other obligation of the payment or performance of such Indebtedness or other obligation, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity or level of income or cash flow of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, or (iv) entered into for the purpose of assuring in any other manner the obligee in respect of such Indebtedness or other obligation of the payment or performance thereof or to protect such obligee against loss in respect thereof (in whole or in part), or (b) any Lien on any assets of such Person securing any Indebtedness or other obligation of any other Person, whether or not such Indebtedness or other obligation is assumed by such Person (or any right, contingent or otherwise, of any holder of such Indebtedness to obtain any such Lien). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof. The term “Guarantee” as a verb has a corresponding meaning.

“Guarantors” means (a) each Subsidiary of the Borrower in existence as of the Closing Date that executes the Facility Guaranty and (b) each other Subsidiary of the Borrower that executes a Joinder to the Facility Guaranty and the other Loan Documents pursuant to Section 6.12 hereof; provided, however, the Excluded Subsidiaries shall not be required to be Guarantors.

“Hazardous Materials” means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Immaterial Foreign Subsidiary” means the UK Subsidiary if, as of the most recent Fiscal Quarter end for which financial statements have been (or were required to be) delivered under Section 6.01(b), the total revenue of the UK Subsidiary for the most recently completed Measurement Period shall not exceed (i) twelve and one-half percent (12.5%) of the total revenue of the Borrower and its Subsidiaries on a consolidated basis for such period or (ii) twelve and one-half percent (12.5%) of the total assets of the Borrower and its Subsidiaries on a consolidated basis for such period; provided that, if the total revenue or assets of the UK Subsidiary shall exceed the applicable limits set forth in the preceding clauses (i) or (ii), then the Borrower shall notify the Agent that the UK Subsidiary no longer qualifies as an “Immaterial Foreign Subsidiary” and the Borrower shall be required to cause the UK Subsidiary to complete the joinder and collateral requirements set forth in Section 6.12 (it being understood and agreed that the UK Subsidiary shall be deemed an “Immaterial Foreign Subsidiary” for all other purposes of this Agreement until such time as such joinder and collateral requirements are completed in accordance with Section 6.12). As of the Closing Date, the UK Subsidiary is an Immaterial Foreign Subsidiary.

“Indebtedness” means, as to any Person at a particular time, without duplication, all of the following, whether or not included as indebtedness or liabilities in accordance with GAAP:

(a) all obligations of such Person for borrowed money and all obligations of such Person evidenced by bonds, debentures, notes, loan agreements or other similar instruments;

(b) the maximum amount of all direct or contingent obligations of such Person arising under letters of credit (including standby and commercial), bankers’ acceptances, bank guaranties, surety bonds and similar instruments;

(c) any obligations of such Person incurred in connection with any consignment arrangement, conditional sale, or similar title retention program;

(d) all obligations of such Person to pay the deferred purchase price of property or services (other than trade accounts payable in the ordinary course of business and, in each case, not past due for more than sixty (60) days after the date on which such trade account payable was created);

(e) indebtedness (excluding prepaid interest thereon) secured by a Lien on property owned or being purchased by such Person (including indebtedness arising under conditional sales or other title retention agreements), whether or not such indebtedness shall have been assumed by such Person or is limited in recourse;

(f) all Attributable Indebtedness of such Person;

(g) all obligations of such Person to purchase, redeem, retire, defease or otherwise make any payment in respect of any Equity Interest in such Person or any other Person (including, without limitation, Disqualified Stock, or any warrant, right or option to acquire such Equity Interest, valued, in the case of a redeemable preferred interest, at the greater of its voluntary or involuntary liquidation preference plus accrued and unpaid dividends); and

(h) all Guarantees of such Person in respect of any of the foregoing.

For all purposes hereof, the Indebtedness of any Person shall include the Indebtedness of any partnership or joint venture (other than a joint venture that is itself a corporation or limited liability company) in which such Person is a general partner or a joint venturer, unless such Indebtedness is expressly made non-recourse to such Person.

“Indemnified Taxes” means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under any Loan Document and (b) to the extent not otherwise described in the preceding clause (a), Other Taxes.

“Indemnitee” has the meaning set forth in Section 10.04(b).

“Information” has the meaning set forth in Section 10.07.

“Intellectual Property” means all present and future: trade secrets, know-how and other proprietary information; trademarks, trademark applications, internet domain names, service marks, trade dress, trade names, business names, designs, logos, slogans (and all translations, adaptations, derivations and combinations of the foregoing) indicia and other source and/or business identifiers, and all registrations or applications for registrations which have heretofore been or may hereafter be issued thereon throughout the world; copyrights and copyright applications; (including copyrights for computer programs) and all tangible and intangible property embodying the copyrights, unpatented inventions (whether or not patentable); patents and patent applications; industrial design applications and registered industrial designs; license agreements related to any of the foregoing and income therefrom; books, records, writings, computer tapes or disks, flow diagrams, specification sheets, computer software, source codes, object codes, executable code, data, databases and other physical manifestations, embodiments or incorporations of any of the foregoing; all other intellectual property; and all common law and other rights throughout the world in and to all of the foregoing.

“Intellectual Property Advance Rate” means fifty percent (50.0%).

“Interest Payment Date” means the first day after the end of each month and the Maturity Date.

“Internal Control Event” means a material weakness in, or fraud that involves management or other employees who have a significant role in, any Loan Party’s and/or its Subsidiaries’ internal controls over financial reporting, in each case as described in the Securities Laws.

“In-Transit Inventory” means Inventory of the Borrower which is in the possession of a common carrier and is in transit from a Foreign Vendor of the Borrower from a location outside of the continental United States to a location of the Borrower that is within the continental United States, and has departed the applicable port of origin.

“In-Transit Inventory Advance Rate” means one hundred percent (100.0%).

“Inventory” has the meaning given that term in the UCC, and shall also include, without limitation, all: (a) goods which (i) are leased by a Person as lessor, (ii) are held by a Person for sale or lease or to be furnished under a contract of service, (iii) are furnished by a Person under a contract of service, or (iv) consist of raw materials, work in process, or materials used or consumed in a business; (b) goods of said description in transit; (c) goods of said description which are returned, repossessed or rejected; and (d) packaging, advertising, and shipping materials related to any of the foregoing.

“Inventory Advance Rate” means one hundred percent (100.0%).

“Inventory Reserves” means, without duplication of any other Reserves or items to the extent such items are otherwise addressed or excluded through eligibility criteria, such reserves as may be established from time to time by the Agent in its Permitted Discretion with respect to the determination of the saleability, at retail, of the Eligible Inventory, which reflect such other factors as affect the market value of the Eligible Inventory or which reflect claims and liabilities that the Agent determines, in its Permitted Discretion, will need to be satisfied in connection with the realization upon the Inventory. Without limiting the generality of the foregoing, Inventory Reserves may, in the Agent’s Permitted Discretion, include (but are not limited to) reserves based on:

(a) obsolescence;

(b) seasonality;

(c) Shrink;

(d) imbalance;

(e) change in Inventory character;

(f) change in Inventory composition;

(g) change in Inventory mix;

(h) markdowns (both permanent and point of sale);

(i) retail markups inconsistent with prior period practice and performance, industry standards, current business plans or advertising calendar and planned advertising events; and

(j) out-of-date and/or expired Inventory.

“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of Equity Interests of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of Indebtedness of, or purchase or other acquisition of any other Indebtedness or Equity Interest in, another Person, or (c) any Acquisition, or (d) any other investment of money or capital in order to obtain a profitable return. For purposes of covenant compliance, the amount of any Investment shall be the amount actually invested, without adjustment for subsequent increases or decreases in the value of such Investment.

“IRS” means the United States Internal Revenue Service.

“IT Systems” has the meaning set forth in Section 5.28.

“Joinder” means an agreement, in form and substance satisfactory to the Agent pursuant to which, among other things, a Person becomes a party to, and bound by the terms of, this Agreement and/or the other Loan Documents in the same capacity and to the same extent as either the Borrower or a Guarantor, as the Agent may determine.

“Landlord Lien State” means any state, territory or province of the United States in which (a) a landlord’s claim for rent may have priority over the Lien of the Agent in any of the Collateral or (b) a landlord is permitted to exercise lock out rights with respect to any Loan Party, as tenant.

“Laws” means each international, foreign, federal, state, and local statute, treaty, rule, guideline, regulation, ordinance, code and administrative or judicial precedent or authority, including the interpretation or administration thereof by any Governmental Authority charged with the enforcement, interpretation or administration thereof, and each applicable administrative order, directed duty, request, license, authorization and permit of, and agreement with, any Governmental Authority, in each case whether or not having the force of law.

“Lease” means any agreement, whether written or oral, no matter how styled or structured, pursuant to which a Loan Party is entitled to the use or occupancy of any space in a structure, land, improvements or premises for any period of time.

“Lender” means, individually, each Person having a Revolving Commitment as set forth on Schedule 2.01 hereto or in the Assignment and Assumption by which such Person becomes a Lender, and collectively, all such persons, or, after the making of the Committed Revolving Loans on the Closing Date, each Person holding any portion of the Committed Revolving Loans.

“Lender Service Parties” has the meaning set forth in Section 10.16(b).

“Lending Office” means, as to any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Borrower and the Agent.

“Lien” means (a) any mortgage, deed of trust, pledge, hypothecation, assignment, deposit arrangement, encumbrance, lien or adverse right or claim or deemed trust (statutory or other), charge, or preference, priority or other security interest or preferential arrangement in the nature of a security interest of any kind or nature whatsoever (including any conditional sale, consignment, Capital Lease Obligation, Synthetic Lease Obligation, or other title retention agreement, any easement, right of way or other encumbrance on title to real property, and any financing lease having substantially the same economic effect as any of the foregoing), and (b) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

“Loan” means any extension of credit by a Lender to a Borrower under Article II in the form of a Committed Revolving Loan.

“Loan Account” has the meaning set forth in Section 2.11(a).

“Loan Documents” means this Agreement, each Revolving Note, the Fee Letter, all Borrowing Base Certificates, all Compliance Certificates, the Controlled Account Agreements, the Credit Card Notifications, the Security Documents, the Collateral Access Agreements, the Customs Broker/Carrier Agreements, each Facility Guaranty, each Subordination Agreement, the Perfection Certificate and any other instrument or agreement now or hereafter executed and delivered in connection herewith, each as amended and in effect from time to time.

“Loan Parties” means, collectively, the Borrower and each Guarantor.

“Logistics Servicer” means any unaffiliated provider of warehousing, storage, order fulfillment, shipping or other logistics services, who is, in all cases, acting on behalf of, or is engaged by, any of the Loan Parties.

“Material Adverse Effect” means (a) a material adverse change in, or a material adverse effect upon, the operations, business, properties, liabilities (actual or contingent) or financial condition of the Borrower and its Subsidiaries taken as a whole; (b) a material impairment of the ability of the Loan Parties, taken as a whole, to perform their obligations under the Loan Documents; or (c) a material impairment of the rights and remedies of the Agent or any Lender under any Loan Document or a material adverse effect upon the legality, validity, binding effect or enforceability against any Loan Party of any Loan Document to which it is a party. In determining whether any individual event would result in a Material Adverse Effect, notwithstanding that such event in and of itself does not have such effect, a Material Adverse Effect shall be deemed to have occurred if the cumulative effect of such event and all other then-existing events would result in a Material Adverse Effect.

“Material Contract” means, with respect to any Loan Party, (i) each lease agreement or services agreement for any distribution center leased by such Loan Party or operated by a Logistics Servicer on such Loan Party’s behalf and (ii) each other contract or agreement to which such Loan Party is a party, in each case of the foregoing clauses (i) and (ii), the loss of which could reasonably be expected to result in a Material Adverse Effect.

“Material Indebtedness” means, collectively, (i) Subordinated Indebtedness, (ii) Indebtedness of any Loan Party to any Affiliate that is not a Loan Party and (iii) any other Indebtedness (other than the Obligations) of the Loan Parties in an aggregate principal amount exceeding $5,000,000. For purposes of determining the amount of Material Indebtedness at any time, (a) undrawn committed or available amounts shall be included, and (b) all amounts owing to all creditors under any combined or syndicated credit arrangement shall be included.

“Material Intellectual Property” means any Intellectual Property rights, whether now owned or licensed or hereafter acquired, licensed or developed: (a) that are material to the ability of the Loan Parties, taken as a whole, to generate revenue or that are material to the conduct of business of any of the Loan Parties, taken as a whole (including, without limitation, the “Allbirds” brand name); (b) that is associated with the tradename “Allbirds” or the operation of the business under such tradename; (c) that are reasonably necessary to permit the Agent to enforce its rights and remedies under this Agreement and the other Loan Documents with respect to the Collateral, or (d) the transfer or other Disposition of which would adversely affect the value of, or the Agent’s ability to collect upon, the Collateral.

“Maturity Date” means June 30, 2028; provided that, if any such day is not a Business Day, the Maturity Date shall be the next preceding Business Day.

“Maximum Rate” has the meaning set forth in Section 10.09.

“Maximum Revolving Loan Amount” means, at any time of determination, the lesser of (a) the Aggregate Revolving Commitments or (b) the Borrowing Base.

“Measurement Period” means, at any date of determination, the most recently completed twelve (12) consecutive Fiscal Months of the Borrower ended on or prior to such time (taken as one accounting period) for which financial statements have been (or were required to be) delivered pursuant to Section 6.01(a), (b) or (c).

“Moody’s” means Moody’s Investors Service, Inc. and any successor thereto.

“Mortgaged Property” means, unless otherwise agreed by the Agent in its Permitted Discretion, all of the properties of the Loan Parties listed on Schedule 5.08(b)(1), as amended, modified or otherwise supplemented from time to time, which shall be deemed to include all After Acquired Real Property subject to a Mortgage in favor of the Agent pursuant to Section 6.26, if applicable, without any further action by the parties hereto.

“Mortgages” means each fee and leasehold mortgage or deed of trust, security agreement and assignment by and between the Loan Party owning or holding the fee or leasehold interest in the Real Estate encumbered thereby in favor of the Agent.

“Multiemployer Plan” means any employee benefit plan of the type described in Section 4001(a)(3) of ERISA, to which the Borrower or any ERISA Affiliate makes or is obligated to make contributions, or during the preceding five (5) plan years, has made or been obligated to make contributions.

“Net Proceeds” means (a) with respect to any Disposition by any Loan Party or any of its Subsidiaries, or any Extraordinary Receipt received or paid to the account of any Loan Party or any of its Subsidiaries, the excess, if any, of (i) the sum of cash and Cash Equivalents received in connection with such transaction (including any cash or Cash Equivalents received by way of deferred payment pursuant to, or by monetization of, a note receivable or otherwise, but only as and when so received), over (ii) the sum of (A) the principal amount of any Indebtedness that is secured by the applicable asset by a Lien permitted hereunder which is senior to the Agent’s Lien on such asset and that is required to be repaid (or to establish an escrow for the future repayment thereof) in connection with such transaction (other than Indebtedness under the Loan Documents), and (B) the reasonable and customary out-of-pocket expenses incurred by such Loan Party or such Subsidiary in connection with such transaction (including, without limitation, appraisals, and brokerage, legal, title and recording or transfer tax expenses and commissions) paid by any Loan Party to third parties (other than Affiliates)); and(b) with respect to the sale or issuance of any Equity Interest by any Loan Party or any of its Subsidiaries, or the incurrence or issuance of any Indebtedness by any Loan Party or any of its Subsidiaries, the excess of (i) the sum of the cash and Cash Equivalents received in connection with such transaction, over (ii) the underwriting discounts and commissions, and other reasonable and customary out-of-pocket expenses, incurred by such Loan Party or such Subsidiary in connection therewith.

“Non-Defaulting Lender” means, at any time, each Lender that is not a Defaulting Lender at such time.

“NPL” means the National Priorities List under CERCLA.

“Obligations” means all advances to, and debts (including principal, interest, fees (including any applicable Early Termination Fee), costs, and expenses, liabilities, obligations, covenants, indemnities, and duties of, any Loan Party arising under any Loan Document or otherwise with respect to any Committed Revolving Loan, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising and including interest, fees (including any applicable Early Termination Fee), costs, expenses and indemnities that accrue after the commencement by or against any Loan Party or any Affiliate thereof of any proceeding under any Debtor Relief Laws naming such Person as the debtor in such proceeding, regardless of whether such interest, fees, costs, expenses and indemnities are allowed claims in such proceeding.

“Organization Documents” means, (a) with respect to any corporation, the certificate or articles of incorporation and the bylaws (or equivalent or comparable constitutive documents with respect to any non-U.S. jurisdiction); (b) with respect to any limited liability company, the certificate or articles of formation or organization and operating agreement; (c) with respect to any partnership, joint venture, trust or other form of business entity, the partnership, joint venture or other applicable agreement of formation or organization and any agreement, instrument, filing or notice with respect thereto filed in connection with its formation or organization with the applicable Governmental Authority in the jurisdiction of its formation or organization and, if applicable, any certificate or articles of formation or organization of such entity; and (d) in each case, all shareholder or other equity holder agreements, voting trusts and similar arrangements to which such Person is a party or which is applicable to its Equity Interests and all other arrangements relating to the Control or management of such Person.

“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Committed Revolving Loan or Loan Document).

“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes or any other excise or property Taxes, charges or similar levies arising from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 10.13).

“Outbound Investment Rules” means the regulations administered and enforced, together with any related public guidance issued, by the United States Treasury Department under U.S. Executive Order 14105 of August 9, 2023, or any similar law or regulation and as codified at 31 C.F.R. § 850.101 et seq.

“Overadvance” means a Committed Revolving Loan to the extent that, immediately after its having been made, Availability is less than or equal to zero.

“Participant” has the meaning set forth in Section 10.06(d).

“Participant Register” has the meaning set forth in Section 10.06(d).

“PBGC” means the Pension Benefit Guaranty Corporation.

“PCAOB” means the Public Company Accounting Oversight Board.

“Pension Plan” means any “employee pension benefit plan” (as such term is defined in Section 3(2) of ERISA), other than a Multiemployer Plan, that is subject to Title IV of ERISA and is sponsored or maintained by the Borrower or any ERISA Affiliate or to which the Borrower or any ERISA Affiliate contributes or has an obligation to contribute, or in the case of a multiple employer or other plan described in Section 4064(a) of ERISA, has made contributions at any time during the immediately preceding five (5) plan years.

“Perfection Certificate” means (a) that certain perfection certificate dated as of the Closing Date, executed and delivered by the Loan Parties in favor of the Agent, for the benefit of the Credit Parties, and (b) each other perfection certificate (which shall be in form and substance acceptable to the Agent in its Permitted Discretion) executed and delivered by the applicable Borrower or Guarantor in favor of the Agent for the benefit of the Credit Parties contemporaneously with the execution and delivery of a Joinder pursuant to Section 6.12.

“Periodic Term SOFR Determination Day” has the meaning assigned to such term in the definition of “Term SOFR”.

“Permitted Discretion” means a determination made in the good faith exercise of reasonable business judgment from the perspective of a secured, asset-based commercial lender.

“Permitted Disposition” means any of the following:

(a) Dispositions of Inventory in the ordinary course of business, including sales of end-of life or odd lot Inventory to off-price customers and wholesalers in the ordinary course of business; provided that the foregoing shall not include “going out of business” sales of Inventory; provided further that, bulk sales (including sales of end-of life or odd lot Inventory to off-price customers and wholesalers) inconsistent with the Borrower’s past practices shall be Permitted Dispositions so long as (1) no Default or Event of Default exists at the time of such bulk sale or shall result therefrom, (2) such bulk sale is effected in arms-length transactions and no less than fair market value of such assets at the time of such bulk sale, (3) not less than seventy-five percent (75%) of the consideration shall be payable in the form of cash or Cash Equivalents at the time of the consummation of the such bulk sale, (4) if the Inventory which is subject of such bulk sale was included in the most recent calculation of the Borrowing Base delivered to the Agent prior to the consummation of such bulk sale, the Agent shall have received an updated Borrowing Base Certificate, which shall contain a calculation of the Borrowing Base after giving pro forma effect to the consummation of such bulk sale and (5) all such bulk sales made pursuant to this proviso shall not exceed $400,000 during any Fiscal Quarter of the Borrower;

(b) (i) the Specified Exclusive IP License and (ii) a non-exclusive license or sublicense of Intellectual Property (other than Material Intellectual Property) of a Loan Party or any of its Subsidiaries in the ordinary course of business, which does not interfere, individually or in the aggregate, in any material respect with the conduct of the business of the Loan Parties and their Subsidiaries;

(c) licenses for the conduct of licensed departments within the Loan Parties’ Stores in the ordinary course of business; provided that, if requested by the Agent, the Agent shall have entered into an intercreditor agreement with the Person operating such licensed department on terms and conditions reasonably satisfactory to the Agent;

(d) Dispositions of Equipment in the ordinary course of business that is substantially worn, damaged, obsolete or, in the judgment of a Loan Party, no longer useful or necessary in its business or that of any Subsidiary and is replaced with similar property having at least equivalent value;

(e) Dispositions by any Loan Party to any other Loan Party; and

(f) Disposition of the Allbirds B.V. Inventory so long as such Disposition is consummated within sixty (60) days after the Closing Date (or such longer period agreed to by the Agent in writing in its Permitted Discretion); and

(g) any other Disposition of assets (other than (x) Intellectual Property, (y) other assets of the type included in the Borrowing Base and (z) Equity Interests in a Subsidiary unless all Equity Interests in such Subsidiary are sold) which is not expressly permitted pursuant to the foregoing clauses (a) through (e); provided that (i) no Default or Event of Default exists at the time of such Disposition or shall result therefrom, (ii) such Disposition is effected in arms-length transactions and no less than fair market value of such assets at the time of such Disposition, (iii) not less than seventy-five percent (75%) of the consideration shall be payable in the form of cash or Cash Equivalents at the time of the consummation of the Disposition, (iv) the proceeds of such Disposition shall be applied to the Obligations in accordance with Section 2.05(e) and (v) the aggregate fair market value of all assets disposed of pursuant to this clause (g) shall not exceed $5,000,000 during any Fiscal Year of the Borrower.

“Permitted Encumbrances” means:

(a) Liens in favor of the Agent securing the Obligations;

(b) Liens imposed by law for Taxes that are not yet due or are being contested in compliance with Section 6.04;

(c) carriers’, warehousemen’s, mechanics’, materialmen’s, repairmen’s and other like Liens imposed by applicable Law, arising in the ordinary course of business and securing obligations that are not overdue or are being contested in compliance with Section 6.04;

(d) pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations, other than any Lien imposed by ERISA;

(e) deposits to secure the performance of bids, trade contracts and leases (other than Indebtedness), statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature incurred in the ordinary course of business;

(f) Liens in respect of judgments that would not constitute an Event of Default hereunder;

(g) easements, covenants, conditions, restrictions, building code laws, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property or materially interfere with the ordinary conduct of business of a Loan Party and such other minor title defects or survey matters that are disclosed by current surveys that, in each case, do not materially interfere with the current use of the real property;

(h) Liens existing on the Closing Date and listed on Schedule 7.01;

(i) Liens on fixed or capital assets acquired by any Loan Party which are permitted under clause (c) of the definition of Permitted Indebtedness so long as (i) such Liens and the Indebtedness secured thereby are incurred prior to or within ninety (90) days after such acquisition, (ii) the Indebtedness secured thereby does not exceed the cost of acquisition of such fixed or capital assets and (iii) such Liens shall not extend to any other property or assets of the Loan Parties;

(j) statutory Liens of landlords and lessors in respect of rent not in default;

(k) Liens on cash collateral securing reimbursement obligations with respect to (i) the Existing Cash Collateralized Letter of Credit permitted under clause (g)(i) of the definition of Permitted Indebtedness and (ii) the new letter of credit to be issued after the Closing Date in favor of HuaLi Industrial Group or an Affiliate thereof permitted under clause (g)(ii) of the definition of Permitted Indebtedness;

(l) Liens arising solely by virtue of any statutory or common law provisions relating to banker’s liens, liens in favor of securities intermediaries, rights of setoff or similar rights and remedies as to deposit accounts or securities accounts or other funds maintained with depository institutions or securities intermediaries;

(m) Liens arising from precautionary UCC filings regarding “true” operating leases or, to the extent permitted under the Loan Documents, the consignment of goods to a Loan Party;

(n) (i) the Specified Exclusive IP License and (ii) a non-exclusive license or sublicense of Intellectual Property of a Loan Party or any of its Subsidiaries in the ordinary course of business, which does not interfere, individually or in the aggregate, in any material respect with the conduct of the business of the Loan Parties and their Subsidiaries; and

(o) Liens in favor of customs and revenues authorities imposed by applicable Law arising in the ordinary course of business in connection with the importation of goods and securing obligations so long as (i) such obligations are being actively contested in good faith by appropriate proceedings diligently conducted, (ii) the applicable Loan Party or Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with GAAP, and (iii) such contest effectively suspends collection of the contested obligation and enforcement of any Lien securing such obligation.

“Permitted Holders” means, collectively, (a) Maveron LLC or any of its Affiliates, (b) Joseph Zwillinger, (c) Timothy Brown, (d) Dick Boyce, (e) any revocable or testamentary trust established by Joseph Zwillinger, Timothy Brown and/or Dick Boyce, as grantor or settlor, or (f) any two or more of the foregoing Persons.

“Permitted Indebtedness” means each of the following:

(a) Indebtedness outstanding on the Closing Date and listed on Schedule 7.03 and any Permitted Refinancing thereof;

(b) Indebtedness of any Loan Party to any other Loan Party and any other intercompany Indebtedness among the Loan Parties and their Subsidiaries (other than Excluded Subsidiaries) arising from Permitted Investments;

(c) purchase money Indebtedness of any Loan Party to finance the acquisition of any personal property consisting solely of fixed or capital assets, including Capital Lease Obligations, and any Indebtedness assumed in connection with the acquisition of any such assets or secured by a Lien on any such assets prior to the acquisition thereof, and Permitted Refinancings thereof; provided, however, that the aggregate principal amount of Indebtedness permitted by this clause (c) shall not exceed $2,500,000 at any time outstanding; provided further that, if requested by the Agent, the Loan Parties shall use commercially reasonable efforts to cause the holders of such Indebtedness to enter into a Collateral Access Agreement on terms reasonably satisfactory to the Agent;

(d) Subordinated Indebtedness in an aggregate principal amount not exceeding $10,000,000 at any time outstanding so long as such Indebtedness remains subject to a Subordination Agreement;

(e) contingent liabilities under surety bonds or similar instruments incurred in the ordinary course of business in connection with the construction or improvement of Stores;

(f) Indebtedness incurred for the construction or acquisition or improvement of, or to finance or to refinance, any Real Estate owned by any Loan Party (including therein any Indebtedness incurred in connection with sale-leaseback transactions permitted hereunder and any Synthetic Lease Obligations), provided that, (A) all Net Proceeds received in connection with any such Indebtedness are applied to the Obligations, and (B) the Loan Parties shall use commercially reasonable efforts to cause the holders of such Indebtedness and the lessors under any sale-leaseback transaction to enter into a Collateral Access Agreement on terms reasonably satisfactory to the Agent;

(g) Indebtedness consisting of reimbursement obligations in respect of (i) the Existing Cash Collateralized Letter of Credit in an aggregate principal amount not to exceed, at any time outstanding, $855,000, and (ii) a new letter of credit to be issued after the Closing Date in favor of HuaLi Industrial Group or an Affiliate thereof in an aggregate principal amount not to exceed, at any time outstanding, $5,250,000;

(h) the Obligations; and

(i) unsecured Indebtedness not otherwise specifically described herein in an aggregate principal amount not to exceed $2,500,000 at any time outstanding as long as no Default or Event of Default exists or would arise from the incurrence thereof.

“Permitted Investments” means each of the following:

(a) Investments in cash or Cash Equivalents;

(b) Investments by any Loan Party and its Subsidiaries in their respective Subsidiaries outstanding on the Closing Date;

(c) Investments consisting of extensions of credit in the nature of accounts receivable or notes receivable arising from the grant of trade credit in the ordinary course of business, and Investments received in satisfaction or partial satisfaction thereof from financially troubled Account Debtors to the extent reasonably necessary in order to prevent or limit loss;

(d) Guarantees constituting Permitted Indebtedness;

(e) Investments received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with, customers and suppliers, in each case in the ordinary course of business;

(f) capital contributions made by any Loan Party to another Loan Party; and

(g) Investments (i) by any Loan Party in or to another Loan Party, (ii) by any Subsidiary that is not a Loan Party in or to any other Subsidiary that is not a Loan Party and (iii) by any Subsidiary that is not a Loan Party in or to a Loan Party.

“Permitted Overadvance” means an Overadvance made by the Agent, in its Permitted Discretion, which:

(a) is made to maintain, protect or preserve the Collateral and/or the Credit Parties’ rights under the Loan Documents or which is otherwise for the benefit of the Credit Parties;

(b) is made to enhance the likelihood of, or to maximize the amount of, repayment of any Obligation; or

(c) is made to pay any other amount chargeable to any Loan Party hereunder;

provided however, that the foregoing shall not result in any claim or liability against the Agent (regardless of the amount of any Overadvance) for Unintentional Overadvances and such Unintentional Overadvances shall not reduce the amount of Permitted Overadvances allowed hereunder; provided further that in no event shall the Agent make an Overadvance, if after giving effect thereto, the principal amount of the Committed Revolving Loans would exceed the Aggregate Revolving Commitments (as in effect prior to any termination of the Revolving Commitments pursuant to Section 2.06 hereof).

“Permitted Prior Liens” means, collectively, the Liens described in clauses (b), (c), (f), (j) and (l) of the definition of Permitted Encumbrances.

“Permitted Refinancing” means, with respect to any Person, any Indebtedness issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund (collectively, to “Refinance”), the Indebtedness being Refinanced (or previous refinancings thereof constituting a Permitted Refinancing); provided, that (a) the principal amount (or accreted value, if applicable) of such Permitted Refinancing does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so Refinanced (plus unpaid accrued interest and premiums thereon and underwriting discounts, defeasance costs, fees, commissions and expenses), (b) the weighted average life to maturity of such Permitted Refinancing is greater than or equal to the weighted average life to maturity of the Indebtedness being Refinanced, (c) such Permitted Refinancing shall not require any scheduled principal payments due prior to the Maturity Date, (d) if the Indebtedness being Refinanced is subordinated in right of payment to the Obligations under this Agreement, such Permitted Refinancing shall be subordinated in right of payment to such Obligations on terms at least as favorable to the Credit Parties as those contained in the documentation governing the Indebtedness being Refinanced, (e) no Permitted Refinancing shall have direct or indirect obligors who were not also obligors of the Indebtedness being Refinanced, or greater guarantees or security, than the Indebtedness being Refinanced, (f) such Permitted Refinancing shall either be unsecured or secured by liens having the same priority, and subject to any applicable subordination terms (provided, that any Liens on Collateral securing such Indebtedness shall be junior and subordinate in all respects to the Liens of Agent securing the Obligations on terms and conditions acceptable to the Agent), as existing liens securing the Indebtedness being Refinanced, (g) such Permitted Refinancing shall be otherwise on terms not materially less favorable to the Credit Parties than those contained in the documentation governing the Indebtedness being Refinanced, including, without limitation, with respect to financial and other covenants and events of default, (h) the interest rate applicable to any such Permitted Refinancing shall not exceed the then applicable market interest rate, and (i) at the time thereof, no Default or Event of Default shall have occurred and be continuing.

“Person” means any natural person, corporation, limited or unlimited liability company, trust, joint venture, association, company, partnership, limited partnership, Governmental Authority or other entity.

“Plan” means any “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) established by the Borrower or, with respect to any such plan that is subject to Section 412 of the Code or Title IV of ERISA, any ERISA Affiliate.

“Prepayment Event” means:

(a) any Disposition (including pursuant to a sale and leaseback transaction) of any property or asset of any Loan Party (other than Permitted Dispositions under clauses (a) through (f) of the definition thereof);

(b) any casualty or other insured damage to, or any taking under power of eminent domain or by condemnation or similar proceeding of (and payments in lieu thereof), any property or asset (including, without limitation, any Mortgaged Property) of any Loan Party;

(c) the issuance by any Loan Party of any Equity Interests, other than any issuance of Equity Interests (i) to any other Loan Party, or (ii) as a compensatory issuance to any Loan Party’s employee, director, or consultant (including under any option plan);

(d) the incurrence by any Loan Party of any Indebtedness for borrowed money (other than Permitted Indebtedness); or

(e) the receipt by any Loan Party of any Extraordinary Receipts.

“Real Estate” means all Leases and all land, together with the buildings, structures, parking areas, and other improvements thereon, now or hereafter owned by any Loan Party, including all easements, rights-of-way, and similar rights relating thereto and all leases, tenancies, and occupancies thereof.

“Receipts and Collections” has the meaning set forth in Section 6.13(c).

“Receivables Advance Rate” means ninety percent (90.0%).

“Receivables Reserves” means such Reserves as may be established from time to time by the Agent in the Agent’s Permitted Discretion with respect to the determination of the collectability in the ordinary course of Eligible Trade Receivables, including, without limitation, dilution reserves.

“Recipient” means (a) the Agent or (b) any Lender, as applicable.

“Register” has the meaning set forth in Section 10.06(c).

“Registered Public Accounting Firm” has the meaning specified by the Securities Laws and shall be independent of the Borrower and its Subsidiaries as prescribed by the Securities Laws.

“Related Parties” means, with respect to any Person, such Person’s Affiliates and the partners, directors, officers, employees, agents, trustees, administrators, managers, advisors and representatives of such Person and of such Person’s Affiliates.

“Relevant Governmental Body” means the FRB or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the FRB or the Federal Reserve Bank of New York or any successor thereto.

“Reportable Event” means any of the events set forth in Section 4043(c) of ERISA, other than events for which the thirty (30) day notice period has been waived.

“Reports” has the meaning set forth in Section 9.12(b).

“Required Lenders” means, as of any date of determination, (a) the Agent and (b) the Lenders holding more than fifty percent (50.00%) of the Aggregate Revolving Commitments or, if the commitment of each Lender to make Committed Revolving Loans has been terminated pursuant to Section 2.06 or Section 8.02, Lenders holding in the aggregate more than fifty percent (50.00%) of the Total Revolver Outstandings; provided, that the Revolving Commitment of, and the portion of the Total Revolver Outstandings held or deemed held by, any Defaulting Lender shall be excluded for purposes of making a determination of Required Lenders.

“Reserves” means all Inventory Reserves, Availability Reserves and Receivables Reserves.

“Rescindable Amount” has the meaning set forth in Section 2.12(b)(ii).

“Responsible Officer” means the chief executive officer, president, chief financial officer, treasurer or assistant treasurer of a Loan Party or any of the other individuals designated in writing to the Agent by an existing Responsible Officer of a Loan Party as an authorized signatory of any certificate or other document to be delivered hereunder; provided, that, in each case the Agent shall have received satisfactory background checks with respect to each such person in accordance with Section 6.10(e). Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any capital stock or other Equity Interest of any Person or any of its Subsidiaries, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retraction, retirement, defeasance, acquisition, cancellation or termination of any such capital stock or other Equity Interest, or on account of any return of capital to such

Person’s stockholders, partners or members (or the equivalent of any thereof), or any option, warrant or other right to acquire any such dividend or other distribution or payment. Without limiting the foregoing, “Restricted Payments” with respect to any Person shall also include all payments made by such Person with any proceeds of a dissolution or liquidation of such Person.

“Revolving Commitment” means, as to each Lender, its obligation to make Committed Revolving Loans to the Borrower pursuant to Section 2.01 in an aggregate principal amount at any one time outstanding not to exceed the amount set forth opposite such Lender’s name on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender becomes a party hereto, as applicable, as such amount may be adjusted from time to time in accordance with this Agreement.

“Revolving Commitment Increase” has the meaning set forth in Section 2.15(a)(i).

“Revolving Credit Borrowing” means a borrowing consisting of simultaneous Committed Revolving Loans made by each of the Lenders pursuant to Section 2.01.

“Revolving Loan Increase Effective Date” has the meaning set forth in Section 2.15(a)(iv).

“Revolving Note” means a promissory note made by the Borrower in favor of a Lender evidencing the Committed Revolving Loans made by such Lender, substantially in the form of Exhibit B, as each may be amended, restated, supplemented or modified from time to time.

“S&P” means S&P Global Ratings, a division of S&P Global Inc., or any successor thereto.

“Sanctioned Country” means, at any time, a country, region or territory which is itself the subject or target of any Sanctions, including, as of the Closing Date, the Crimea, Donetsk, and Luhansk regions of Ukraine, Cuba, Iran, North Korea, and Syria.

“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, the United Nations Security Council, the European Union, any European Union member state, His Majesty’s Treasury of the United Kingdom or other relevant sanctions authority, (b) any Person operating, organized or resident in a Sanctioned Country, (c) any Person owned or controlled by any such Person or Persons described in the foregoing clauses (a) or (b), or (d) any Person otherwise the subject of any Sanctions.

“Sanctions” means all economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State or (b) the United Nations Security Council, the European Union, any European Union member state, His Majesty’s Treasury of the United Kingdom or other relevant sanctions authority.

“Sarbanes-Oxley” means the Sarbanes-Oxley Act of 2002.

“SB360” means SB360 Capital Partners, LLC and its affiliates.

“SEC” means the Securities and Exchange Commission, or any Governmental Authority succeeding to any of its principal functions.

“Second Avenue” means Second Avenue Capital Partners LLC, a Delaware limited liability company.

“Second Avenue Entity” has the meaning set forth in Section 10.06(i).

“Securities Laws” means the Securities Act of 1933, the Securities Exchange Act of 1934, Sarbanes-Oxley, and the applicable accounting and auditing principles, rules, standards and practices promulgated, approved or incorporated by the SEC or the PCAOB.

“Security Agreement” means the Security Agreement dated as of the Closing Date among the Loan Parties and the Agent.

“Security Documents” means the Security Agreement, the Mortgages, the Controlled Account Agreements, the Credit Card Notifications, and each other security agreement or other instrument or document executed and delivered to the Agent pursuant to this Agreement or any other Loan Document granting or perfecting a Lien to secure any of the Obligations.

“Settlement Date” has the meaning set forth in Section 2.14(a).

“Shareholders’ Equity” means, as of any date of determination, Consolidated shareholders’ equity of the Borrower and its Subsidiaries as of that date determined in accordance with GAAP.

“Shrink” means Inventory which has been lost, misplaced, stolen, or is otherwise unaccounted for.

“SOFR” means a rate equal to the secured overnight financing rate as administered by the SOFR Administrator.

“SOFR Administrator” means the Federal Reserve Bank of New York (or a successor administrator of the secured overnight financing rate).

“SOFR Loan” means a Committed Revolving Loan that bears interest at a rate based on Adjusted Term SOFR.

“Solvent” and “Solvency” means, with respect to any Person on a particular date, that on such date (a) at fair valuation, all of the properties and assets of such Person are greater than the sum of the debts, including contingent liabilities, of such Person, (b) the present fair saleable value of the properties and assets of such Person is not less than the amount that would be required to pay the probable liability of such Person on its debts as they become absolute and matured, (c) such Person is able to realize upon its properties and assets and pay its debts and other liabilities, contingent obligations and other commitments as they mature in the normal course of business, (d) such Person does not intend to, and does not believe that it will, incur debts beyond such Person’s ability to pay as such debts mature, and (e) such Person is not engaged in a business or a transaction, and is not about to engage in a business or transaction, for which such Person’s properties and assets would constitute unreasonably small capital after giving due consideration to the prevailing practices in the industry in which such Person is engaged. The amount of all guarantees at any time shall be computed as the amount that, in light of all the facts and circumstances existing at the time, can reasonably be expected to become an actual or matured liability.

“Specified Contribution” has the meaning set forth in Section 8.04(a).

“Specified Exclusive IP License” means that certain exclusive intellectual property license granted by the Borrower, as licensor, in favor of Fashion Clothing (Shanghai) Co., Ltd., as licensee, pursuant to Section 10.1 of the Distribution Agreement, dated as of June 6, 2024, between the Borrower and Fashion Clothing (Shanghai) Co., Ltd., as in effect on the Closing Date.

“Specified Foreign Account Debtor Jurisdiction” means (a) the United Kingdom, New Zealand, Switzerland and Canada and (b) if approved by the Agent in writing in its sole discretion, Norway, Japan and South Korea.

“Store” means any retail store (which may include any real property, fixtures, equipment, inventory and other property related thereto) operated, or to be operated, by any Loan Party.

“Subordinated Indebtedness” means Indebtedness of the Borrower or any Subsidiary which is expressly subordinated to the Obligations (including with respect to collateral rights), in each case subject to terms and conditions, and pursuant to documents, in form and substance acceptable to the Agent in its Permitted Discretion.

“Subordination Agreements” means, collectively, each subordination agreement entered into in connection with Subordinated Indebtedness, in form and substance reasonably acceptable to the Agent.

“Subordination Provisions” has the meaning set forth in Section 8.01(p).

“Subsidiary” of a Person means a corporation, partnership, joint venture, limited or unlimited liability company or other business entity of which a majority of the Equity Interests having ordinary voting power for the election of directors or other governing body are at the time beneficially owned, or the management of which is otherwise controlled, directly, or indirectly through one or more intermediaries, or both, by such Person. Unless otherwise expressly set forth in this Agreement, all references herein to a “Subsidiary” or to “Subsidiaries” shall refer to a Subsidiary or Subsidiaries of a Loan Party.

“Synthetic Lease Obligation” means the monetary obligation of a Person under (a) a so-called synthetic, off-balance sheet or tax retention lease, or (b) an agreement for the use or possession of property (including sale and leaseback transactions), in each case, creating obligations that do not appear on the balance sheet of such Person but which, upon the application of any Debtor Relief Laws to such Person, would be characterized as the indebtedness of such Person (without regard to accounting treatment).

“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to taxes or penalties applicable thereto.

“Term SOFR” means for any day in any calendar month, the Term SOFR Reference Rate for a tenor of three months on the day (such day, the “Periodic Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days prior to the first day of such calendar month, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (New York City time) on any Periodic Term SOFR Determination Day the Term SOFR Reference Rate for such tenor has not been published by the Term SOFR Administrator and a Benchmark Replacement Date with respect to the Term SOFR Reference Rate has not occurred, then Term SOFR will be the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Periodic Term SOFR Determination Day; provided, further, that if Term SOFR determined as provided above (including pursuant to the proviso above) shall ever be less than the Floor, then Term SOFR shall be deemed to be the Floor.

“Term SOFR Adjustment” means a percentage equal to 0.15% per annum.

“Term SOFR Administrator” means CME Group Benchmark Administration Limited (CBA) (or a successor administrator of the Term SOFR Reference Rate selected by the Agent in its Permitted Discretion).

“Term SOFR Reference Rate” means the forward-looking term rate based on SOFR.

“Termination Date” means the earliest to occur of (i) the Maturity Date, (ii) the date on which the maturity of the Obligations is accelerated (or deemed accelerated) and the Revolving Commitments are irrevocably terminated (or deemed terminated) in accordance with Article VIII, or (iii) the termination of the Aggregate Revolving Commitments in accordance with the provisions of Section 2.06(a) hereof.

“Total Revolver Outstandings” means, on any date, the aggregate outstanding principal amount of Committed Revolving Loans after giving effect to any borrowings and prepayments or repayments of Committed Revolving Loans occurring on such date.

“Tower Hill” means Tower Hill Advisory Services, LLC.

“Trading with the Enemy Act” has the meaning set forth in Section 10.18.

“UCC” or “Uniform Commercial Code” means the Uniform Commercial Code as in effect from time to time in the State of New York; provided, however, that if a term is defined in Article 9 of the Uniform Commercial Code differently than in another Article thereof, the term shall have the meaning set forth in Article 9 of the Uniform Commercial Code; provided further that, if by reason of mandatory provisions of law, perfection, or the effect of perfection or non-perfection, of a security interest in any Collateral or the availability of any remedy hereunder is governed by the Uniform Commercial Code as in effect in a jurisdiction other than the State of New York, “Uniform Commercial Code” means the Uniform Commercial Code as in effect in such other jurisdiction for purposes of the provisions hereof relating to such perfection or effect of perfection or non-perfection or availability of such remedy, as the case may be.

“UFCA” has the meaning set forth in Section 10.22(d).

“UFTA” has the meaning set forth in Section 10.22(d).

“UK Borrowing Base Assets” has the meaning set forth in the definition of “Borrowing Base”.

“UK Subsidiary” means Allbirds UK Limited, a private limited company organized under the laws of the United Kingdom.

“Unadjusted Benchmark Replacement” means the Benchmark Replacement excluding the Benchmark Replacement Adjustment.

“Unfunded Pension Liability” means the excess of a Pension Plan’s benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of that Pension Plan’s assets, determined in accordance with the assumptions used for funding the Pension Plan pursuant to Section 412 of the Code for the applicable plan year.

“Unintentional Overadvance” means an Overadvance which, to the Agent’s knowledge, did not constitute an Overadvance when made but which has become an Overadvance resulting from changed circumstances beyond the control of the Credit Parties, including, without limitation, a reduction in the Appraised Value of property or assets included in the Borrowing Base or misrepresentation by the Loan Parties.

“United States” and “U.S.” mean the United States of America.

“Unrestricted Cash” means,

(1) as of any date of determination on or before December 31, 2025, (a) all cash and Cash Equivalents of the Borrower and its Subsidiaries that, as of such date, (i) is held in a DDA located within the United States or any other country or territory (other than the People’s Republic of China) that, in the case of a DDA located within the United States, is subject to a Controlled Account Agreement (which Controlled Account Agreement shall be entered into within the time frame set forth in Schedule 6.27), (ii) is free and clear of any pledge or other Lien (other than the Lien in favor of the Agent securing the Obligations) and, except to the extent of any DDA outside the United States where a Lien in favor of the Agent is outside the scope of the UCC pursuant to UCC § 9-109(c)(3), is subject to a first priority Lien in favor of the Agent, (iii) does not appear or would not be required to appear as “restricted” on the Consolidated financial statements of the Borrower and (iv) is otherwise available for use to the Borrower or the applicable Subsidiary without condition or restriction, less (b) all checks made by the Borrower or any Subsidiary which are outstanding as of such date; and

(2) as of any date of determination after December 31, 2025, (a) all cash and Cash Equivalents of the Borrower denominated in Dollars that, as of such date, (i) is held in a DDA located within the United States that is subject to a Controlled Account Agreement (which Controlled Account Agreement shall be entered into within the time frame set forth in Schedule 6.27), (ii) is free and clear of any pledge or other Lien (other than the Lien in favor of the Agent securing the Obligations) and is subject to a first priority Lien in favor of the Agent, (iii) does not appear or would not be required to appear as “restricted” on the Consolidated financial statements of the Borrower and (iv) is otherwise available for use to the Borrower without condition or restriction, less (b) all checks made by the Borrower which are outstanding as of such date.

“U.S. Government Securities Business Day” means any day except for (a) a Saturday, (b) a Sunday or (c) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in United States government securities.

“U.S. Person” means (a) for purposes of Sections 5.31 and 7.22, any United States citizen, lawful permanent resident, entity organized under the laws of the United States or any jurisdiction within the United States, including any foreign branch of any such entity, or any person in the United States and (b) for all other purposes, any Person that is a “United States Person” as defined in Section 7701(a)(30) of the Code.

“U.S. Tax Compliance Certificate” has the meaning set forth in Section 3.01(f).

1.02 Other Interpretive Provisions. With reference to this Agreement and each other Loan Document, unless otherwise specified herein or in such other Loan Document:

(a) The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (i) any definition of or reference to any agreement, instrument or other document (including any Organization Document) shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein or in any other Loan Document), (ii) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (iii) the words “herein,” “hereof” and “hereunder,” and words of similar import when used in any Loan Document, shall be construed to refer to such Loan Document in its entirety and not to any particular provision thereof, (iv) all references in a Loan Document to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, the Loan Document in which such references appear, (v) any reference to any law shall include all statutory and regulatory provisions consolidating, amending replacing or interpreting such law and any reference to any law or regulation shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time, and (vi) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

(b) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including;” the words “to” and “until” each mean “to but excluding;” and the word “through” means “to and including.”

(c) Section headings herein and in the other Loan Documents are included for convenience of reference only and shall not affect the interpretation of this Agreement or any other Loan Document.

(d) Any reference herein or in any other Loan Document to the satisfaction, repayment, or payment in full of the Obligations shall mean (i) the repayment in Dollars in full in cash in immediately available funds (or, in the case of any contingent Obligations, providing cash collateralization or other collateral as may be requested by the Agent) of all of the Obligations (other than contingent indemnification obligations for which a claim has not been asserted and any other obligations which, by their terms, survive termination of this Agreement) and (ii) the termination of the Aggregate Revolving Commitments.

1.03 Accounting Terms Generally.

(a) Generally. All accounting terms not specifically or completely defined herein shall be construed in conformity with, and all financial data (including financial ratios and other financial calculations) required to be submitted pursuant to this Agreement shall be prepared in conformity with GAAP, applied on a consistent basis, as in effect from time to time, except as otherwise specifically prescribed herein.

(b) Changes in GAAP. If at any time any change in GAAP would affect the computation of any financial ratio or requirement set forth in any Loan Document, and either the Borrower or the Required Lenders shall so request, the Agent, the Lenders and the Borrower shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP (subject to the approval of the Required Lenders); provided that, until so amended, (i) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein, and (ii) the Borrower shall provide to the Agent and the Lenders financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio or requirement made before and after giving effect to such change in GAAP.

1.04 Rounding. Any financial ratios required to be maintained by the Loan Parties pursuant to this Agreement shall be calculated by dividing the appropriate component by the other component, carrying the result to one place more than the number of places by which such ratio is expressed herein and rounding the result up or down to the nearest number (with a rounding-up if there is no nearest number).

1.05 Times of Day. Unless otherwise specified, all references herein to times of day shall be references to Eastern time (daylight or standard, as applicable).

1.06 Divisions. For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person, and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its Equity Interests at such time.

1.07 Rates. The Agent does not warrant or accept responsibility for, and shall not have any liability with respect to (a) the continuation of, administration of, submission of, calculation of or any other matter related to the Term SOFR Reference Rate, Adjusted Term SOFR or Term SOFR, or any component definition thereof or rates referred to in the definition thereof, or any alternative, successor or replacement rate thereto (including any Benchmark Replacement), including whether the composition or characteristics of any such alternative, successor or replacement rate (including any Benchmark Replacement) will be similar to, or produce the same value or economic equivalence of, or have the same volume or liquidity as, the Term SOFR Reference Rate, Adjusted Term SOFR, Term SOFR or any other Benchmark prior to its discontinuance or unavailability, or (b) the effect, implementation or composition of any Conforming Changes. The Agent and its affiliates or other related entities may engage in transactions that affect the calculation of the Term SOFR Reference Rate, Term SOFR, Adjusted Term SOFR, any alternative, successor or replacement rate (including any Benchmark Replacement) or any relevant adjustments thereto, in each case, in a manner adverse to the Borrower. The Agent may select information sources or services in its Permitted Discretion to ascertain the Term SOFR Reference Rate, Term SOFR, Adjusted Term SOFR or any other Benchmark, in each case pursuant to the terms of this Agreement, and shall have no liability to the Borrower, any other Loan Party, any Lender or any other person or entity for damages of any kind, including direct or indirect, special, punitive, incidental or consequential damages, costs, losses or expenses (whether in tort, contract or otherwise and whether at law or in equity), for any error or calculation of any such rate (or component thereof) provided by any such information source or service.

ARTICLE II

THE COMMITMENTS AND BORROWINGS

2.01 Committed Revolving Loans; Reserves.

(a) [Reserved.]

(b) Subject to the terms and conditions set forth herein, each Lender severally agrees to make loans (each such loan, a “Committed Revolving Loan”) to the Borrower from time to time, on any Business Day during the Availability Period, in an aggregate amount not to exceed at any time outstanding the lesser of (x) the amount of such Lender’s Revolving Commitment, or (y) such Lender’s Applicable Percentage of the Borrowing Base; subject in each case to the following limitations:

(i) after giving effect to any Revolving Credit Borrowing, the Total Revolver Outstandings shall not exceed the Maximum Revolving Loan Amount; and

(ii) after giving effect to any Revolving Credit Borrowing, the aggregate outstanding amount of the Committed Revolving Loans of any Lender shall not exceed the lesser of (A) such Lender’s Revolving Commitment, and (B) such Lender’s Applicable Percentage of the Borrowing Base.

Within the limits of each Lender’s Revolving Commitment, and subject to the other terms and conditions hereof, the Borrower may borrow under this Section 2.01, prepay under Section 2.05, and reborrow Committed Revolving Loans under this Section 2.01.

(c) The Inventory Reserves, Availability Reserves and Receivables Reserves as of the Closing Date are set forth in the Borrowing Base Certificate delivered pursuant to Section 4.01(b) hereof.

(d) The Agent shall have the right, at any time and from time to time after the Closing Date in its Permitted Discretion to establish, modify or eliminate Reserves.

2.02 Borrowings of Committed Revolving Loans.

(a) Each Revolving Credit Borrowing shall be made upon the Borrower’s irrevocable written notice to the Agent. Each such notice must be received by the Agent in writing not later than 11:00 a.m. on the requested date of any Revolving Credit Borrowing. Each notice by the Borrower pursuant to this Section 2.02(a) must be confirmed promptly by delivery to the Agent of a written Committed Loan Notice (or, if the Agent so requests, by electronic submission by the Borrower), appropriately completed and signed by a Responsible Officer of the Borrower. Unless otherwise agreed to by the Agent, each Revolving Credit Borrowing shall be in a minimum principal amount of $100,000. Each Committed Loan Notice shall specify (i) the requested date of the Revolving Credit Borrowing (which shall be a Business Day), and (ii) the principal amount of the Committed Revolving Loans to be borrowed.

(b) Following receipt of a Committed Loan Notice, the Agent shall promptly notify each Lender of the amount of its Applicable Percentage of the applicable Committed Revolving Loans. Each Lender shall make the amount of its Committed Revolving Loan available to the Agent in immediately available funds at the Agent’s Office not later than 11:00 a.m. on the Business Day specified in the applicable Committed Loan Notice (or, if agreed by the Agent in writing, not later than 11:00 a.m. on the third (3rd) Business Day following the date of such Committed Loan Notice). Upon satisfaction of the applicable conditions set forth in Section 4.02 (and, if such Revolving Credit Borrowing is the initial Revolving Credit Borrowing, Section 4.01), the Agent shall use reasonable efforts to make all funds so received available to the Borrower in like funds by no later than 4:00 p.m. on the day of receipt by the Agent by wire transfer of such funds in accordance with instructions provided to (and acceptable to the Agent in its Permitted Discretion) the Agent by the Borrower. If any provisions of this clause (b) conflict with the provisions of Section 2.14, the provisions of Section 2.14 shall control.

(c) The Agent, without the request of the Borrower, may advance as a Committed Revolving Loan any interest, fee, service charge (including direct wire fees), Credit Party Expenses, or other payment to which any Credit Party is entitled from the Loan Parties pursuant hereto or any other Loan Document and may charge the same to the Loan Account notwithstanding that an Overadvance may result thereby. The Agent shall advise the Borrower of any such advance or charge promptly after the making thereof. Such action on the part of the Agent shall not constitute a waiver of the Agent’s rights and the Borrower’s obligations under Section 2.05(c). Any amount which is added to the principal balance of the Loan Account as provided in this Section 2.02(c) shall bear interest at the interest rate then and thereafter applicable to Committed Revolving Loans.

(d) Each Revolving Credit Borrowing of Committed Revolving Loans shall be made by the Lenders pro rata in accordance with their respective Applicable Percentage. The failure of any Lender to make any Committed Revolving Loan shall neither relieve any other Lender of its obligation to fund its portion of the Committed Revolving Loans in accordance with the provisions of this Agreement nor increase the obligation of any such other Lender.

(e) At any time that Committed Revolving Loans are outstanding, the Agent shall notify the Borrower and the Lenders of any change in the applicable prime rate or Adjusted Term SOFR used in determining the applicable interest rate.

(f) The Agent and the Lenders shall have no obligation to make any Committed Revolving Loan if an Overadvance would result. The Agent may, in its Permitted Discretion, make Permitted Overadvances without the consent of the Borrower and the Lenders, and the Borrower and each Lender shall be bound thereby. A Permitted Overadvance is for the account of the Borrower and shall constitute a Committed Revolving Loan and an Obligation and shall be repaid by the Borrower in accordance with the provisions of Section 2.05(c). The making of any such Permitted Overadvance on any one occasion shall not obligate the Agent or any Lender to make or permit any Permitted Overadvance on any other occasion or to permit such Permitted Overadvances to remain outstanding. The Agent shall have no liability for, and no Loan Party or Credit Party shall have the right to, or shall, bring any claim of any kind whatsoever against the Agent with respect to Unintentional Overadvances regardless of the amount of any such Overadvance(s).

2.03 [Reserved].

2.04 [Reserved].

2.05 Prepayments.

(a) The Borrower shall have the right at any time or from time to time to voluntarily prepay Committed Revolving Loans, in whole or in part. Each such prepayment shall be applied ratably to the outstanding Committed Revolving Loans of the Lenders in accordance with their respective Applicable Percentages.

(b) If for any reason an Overadvance exists at any time, the Borrower shall immediately repay the outstanding Committed Revolving Loans in an aggregate amount equal to such deficiency.

(c) [Reserved].

(d) Upon the occurrence and during the continuance of a Cash Dominion Period, the Borrower shall prepay the outstanding Committed Revolving Loans with proceeds and collections received by the Loan Parties to the extent so required under the provisions of Section 6.13 hereof.

(e) The Borrower shall immediately prepay the outstanding Committed Revolving Loans in an amount equal to the Net Proceeds received by a Loan Party on account of a Prepayment Event; provided that, in respect of any Net Proceeds received by a Loan Party on a account of a Prepayment Event under clause (b) or (e) of the definition thereof, unless a Cash Dominion Period has occurred and is continuing, the Loan Parties shall have the option to invest such Net Proceeds so long as (i) the Loan Parties shall have delivered to the Agent prior written notice of its intention to apply such Net Proceeds to the costs of (x) repairs of assets subject to any such casualty or condemnation event or (y) property that replaces any property subject to any such casualty or condemnation event, (ii) such Net Proceeds are held in a Controlled Account (other than a Disbursement Account) pending such repair or replacement and (iii) within one hundred eighty (180) days (or such longer period agreed to in writing by the Agent in its sole discretion) of receipt of such Net Proceeds, the Loan Parties shall have completed such repair or replacement.

(f) If at any time any Consolidated EBITDA Covenant Breach occurs and a Loan Party receives any proceeds from any Cure Amount in connection therewith pursuant to Section 8.04, then the Borrower shall immediately prepay the outstanding Committed Revolving Loans in an amount equal to 100% of such proceeds.

(g) Prepayments made pursuant to clauses (b), (d), (e) and (f) above, first, shall be applied ratably to the outstanding Committed Revolving Loan, second, shall be applied ratably to any other Obligations that are then due and owing; and third, the amount remaining, if any, after the prepayment in full of all Committed Revolving outstanding at such time may be retained by the Borrower for use in the ordinary course of its business.

(h) Prepayments made pursuant to this Section 2.05 shall be without any Early Termination Fee unless such prepayment is made with a concurrent termination or permanent reduction of the Aggregate Revolving Commitments pursuant to Section 2.06.

2.06 Termination or Permanent Reduction of Aggregate Revolving Commitments.

(a) Subject to the payment of any Early Termination Fee required under the Fee Letter, the Borrower may, upon irrevocable notice from the Borrower to the Agent, terminate the Aggregate Revolving Commitments or from time to time permanently reduce the Aggregate Revolving Commitments; provided that (i) any such notice shall be received by the Agent not later than 11:00 a.m. five (5) Business Days prior to the date of termination or reduction, (ii) any such partial reduction shall be in an aggregate amount of $5,000,000 or any whole multiple of $1,000,000 in excess thereof, (iii) the Aggregate Revolving Commitments may not be reduced below $30,000,000 except in connection with the termination of the Aggregate Revolving Commitments and payment in full of all Obligations (other than contingent indemnification obligations for which no claim has been asserted), and (iv) the Borrower shall not terminate or reduce the Aggregate Revolving Commitments if, after giving effect thereto and to any concurrent prepayments hereunder, the Total Revolver Outstandings would exceed the Maximum Revolving Loan Amount.

(b) The Agent will promptly notify the Lenders of any termination or reduction of the Aggregate Revolving Commitments under this Section 2.06. Upon any reduction of the Aggregate Revolving Commitments, the Revolving Commitment of each Lender shall be reduced by such Lender’s Applicable Percentage of such reduction amount. All fees (including, without limitation, commitment fees and any applicable Early Termination Fee) and interest in respect of the Aggregate Revolving Commitments accrued until the effective date of any termination of the Aggregate Revolving Commitments shall be paid on the effective date of such termination.

2.07 Repayment of Committed Revolving Loans. The Borrower shall repay to the Agent, for the account of the Lenders on the Termination Date the aggregate principal amount of Committed Revolving Loans outstanding on such date, together with accrued but unpaid interest and all other Obligations outstanding with respect to the Committed Revolving Loans.

2.08 Interest.

(a) Subject to the provisions of Sections 2.08(b), 3.02 and 3.03, each Committed Revolving Loan shall bear interest on the outstanding principal amount thereof at a rate per annum equal to Adjusted Term SOFR plus the Applicable Margin.

(b) (i) If any amount payable under any Loan Document is not paid when due (without regard to any applicable grace periods), whether at stated maturity, by acceleration or otherwise, such amount shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws.

(ii) If any other Event of Default occurs and is continuing, then the Agent may, and upon the request of the Required Lenders shall, notify the Borrower that all outstanding Obligations shall thereafter bear interest at a fluctuating interest rate per annum at all times equal to the Default Rate to the fullest extent permitted by applicable Laws, effective as of the date upon which such Event of Default first occurred or such later date approved by the Required Lenders and continuing until such date, if any, as such Event of Default is waived.

(iii) Accrued and unpaid interest on past due amounts (including interest on past due interest) shall be due and payable upon demand.

(c) Except as provided in Section 2.08(b)(iii), interest on each Committed Revolving Loan shall be due and payable in arrears on each Interest Payment Date applicable thereto and at such other times as may be specified herein. Interest hereunder shall be due and payable in accordance with the terms hereof before and after judgment, and before and after the commencement of any proceeding under any Debtor Relief Law.

2.09 Fees. In addition to any other fees described herein or in any other Loan Document, the Borrower shall pay the fees in the amounts, at the times and to the Persons specified in the Fee Letter. Such fees shall be fully earned when paid and shall not be refundable for any reason whatsoever.

2.10 Computation of Interest and Fees; Application of Payments. All computations of fees and interest shall be made on the basis of a 360-day year and actual days elapsed. Interest shall accrue on each Committed Revolving Loan for the day on which the Committed Revolving Loan is made. For purposes of the calculation of the outstanding amount and interest on the Committed Revolving Loans, all payments made by or on account of the Borrower shall be deemed to have been applied to the Committed Revolving Loans two (2) Business Days after receipt of such payments by the Agent (as such receipt is determined pursuant to Section 2.12). Each determination by the Agent of an interest rate or fee hereunder shall be conclusive and binding for all purposes, absent manifest error.

2.11 Evidence of Debt.

(a) The Committed Revolving Loan made by each Lender shall be evidenced by one or more accounts or records maintained by the Agent (the “Loan Account”) in the ordinary course of business. In addition, each Lender may record in such Lender’s internal records, an appropriate notation evidencing the date and amount of each Committed Revolving Loan from such Lender, each payment and prepayment of principal of any such Committed Revolving Loan, and each payment of interest, fees and other amounts due in connection with the Obligations due to such

Lender. The accounts or records maintained by the Agent and each Lender shall be conclusive absent manifest error of the amount of the Committed Revolving Loan made by the Lenders to the Borrower and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Obligations. In the event of any conflict between the accounts and records maintained by any Lender and the accounts and records of the Agent in respect of such matters, the accounts and records of the Agent shall control in the absence of manifest error. Upon the request of any Lender made through the Agent, the Borrower shall execute and deliver to such Lender (through the Agent) a Revolving Note, which shall evidence such Lender’s Committed Revolving Loans, in addition to such accounts or records. Each Lender may attach schedules to its Revolving Note and endorse thereon the date, amount and maturity of its Committed Revolving Loans and payments with respect thereto. Upon receipt of an affidavit of a Lender as to the loss, theft, destruction or mutilation of such Lender’s Revolving Note and upon cancellation of such Revolving Note, the Borrower will issue, in lieu thereof, a replacement Revolving Note in favor of such Lender, in the same principal amount thereof and otherwise of like tenor.

(b) The Agent shall render monthly statements regarding the Loan Account to the Borrower including principal, interest, fees, and including an itemization of all charges and expenses constituting Credit Party Expenses owing, and such statements, absent manifest error, shall be conclusively presumed to be correct and accurate and constitute an account stated between the Borrower and the Credit Parties unless, within sixty (60) days after receipt thereof by the Borrower, the Borrower shall deliver to the Agent a written objection thereto describing the error or errors contained in any such statements.

2.12 Payments Generally; Agent’s Clawback.

(a) General. All payments to be made by the Borrower shall be made without condition or deduction for any counterclaim, defense, recoupment or setoff. Except as otherwise expressly provided herein, all payments by the Borrower hereunder shall be made to the Agent, for the account of the respective Lenders to which such payment is owed, at the Agent’s Office in Dollars and in immediately available funds not later than 11:00 a.m. on the date specified herein. The Agent will promptly distribute to each Lender its Applicable Percentage (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such Lender’s Lending Office. All payments received by the Agent (including, upon the occurrence and during the continuance of a Cash Dominion Period, funds received by the Agent from a Concentration Account pursuant to Section 6.13(d)) (i) prior to or at 11:00 a.m., shall be deemed received on the same Business Day, and (ii) after 11:00 a.m., shall be deemed received on the next succeeding Business Day (and any applicable interest or fee shall continue to accrue and shall be calculated pursuant to Section 2.10). If any payment to be made by the Borrower shall come due on a day other than a Business Day, payment shall be made on the next following Business Day, and such extension of time shall be reflected in computing interest or fees, as the case may be.

(b) Funding by Lenders and Payments by Borrower; Presumptions by Agent.

(i) Unless the Agent shall have received notice from a Lender prior to 12:00 noon on the date of such Revolving Credit Borrowing that such Lender will not make available to the Agent such Lender’s share of such Revolving Credit Borrowing, the Agent may assume that such Lender has made or will make such share available on such date in accordance with Section 2.02 and may, in reliance upon such assumption, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Revolving Credit Borrowing available to the Agent, then the applicable Lender and the Borrower severally agree to pay to the Agent forthwith on demand such corresponding amount in immediately available funds with interest thereon, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Agent, at (A) in the case of a payment to be made by such Lender, the greater of the Federal Funds Rate and a rate determined by the Agent in accordance with banking industry rules on interbank compensation plus any administrative processing or similar fees customarily charged by the Agent in connection with the foregoing, and (B) in the case of a payment to be made by the Borrower, the interest rate applicable to Committed Revolving Loans. If the Borrower and such Lender shall pay such interest to the Agent for the same or an overlapping period, the Agent shall promptly remit to the Borrower the amount of such interest paid by the Borrower for such period. If such Lender pays its share of the applicable Revolving Credit Borrowing to the Agent, then the amount so paid shall constitute such Lender’s Committed Revolving Loan included in such Revolving Credit Borrowing. Any payment by the Borrower shall be without prejudice to any claim the Borrower may have against a Lender that shall have failed to make such payment to the Agent.

(ii) Unless the Agent shall have received notice from the Borrower prior to the time at which any payment is due to the Agent for the account of the Credit Parties hereunder that the Borrower will not make such payment, the Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Credit Parties, as the case may be, the amount due. With respect to any payment that the Agent makes for the account of the Credit Parties hereunder as to which the Agent determines (which determination shall be conclusive and binding absent manifest error) that any of the following applies (such payment referred to as the “Rescindable Amount”): (1) the Borrower has not in fact made such payment; (2) the Agent has made a payment in excess of the amount so paid by the Borrower (whether or not then owed); or (3) the Agent has for any reason otherwise erroneously made such payment; then each of the Credit Parties severally agrees to repay to the Agent forthwith on demand the amount so distributed to such Credit Party, in immediately available funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Agent, at the greater of the Federal Funds Rate and a rate determined by the Agent in accordance with banking industry rules on interbank compensation.

A notice from the Agent to any Lender or the Borrower with respect to any amount owing under this subsection (b) shall be conclusive, absent manifest error.

(c) Failure to Satisfy Conditions Precedent. If any Lender makes available to the Agent funds for any Committed Revolving Loan to be made by such Lender as provided in the foregoing provisions of this Article II, and such funds are not made available to the Borrower by the Agent because the conditions to the applicable Revolving Credit Borrowing set forth in Article IV are not satisfied or waived in accordance with the terms hereof (subject to the provisions of the last paragraph of Section 4.02 hereof), the Agent shall return such funds (in like funds as received from such Lender) to such Lender, without interest.

(d) Obligations of Lenders Several. The obligations of the Lenders hereunder to make Committed Revolving Loans and to make payments hereunder are several and not joint. The failure of any Lender to make any Committed Revolving Loan or to make any payment hereunder on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its portion of its Committed Revolving Loan or to make its payment hereunder.

(e) Funding Source. Nothing herein shall be deemed to obligate any Lender to obtain the funds for any Committed Revolving Loan in any particular place or manner or to constitute a representation by any Lender that it has obtained or will obtain the funds for any Committed Revolving Loan in any particular place or manner.

2.13 Sharing of Payments by Lenders. If any Credit Party shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of, interest on, or other amounts with respect to, any of the Obligations resulting in any Lender’s receiving payment of a proportion of the aggregate amount of Obligations in respect of Committed Revolving Loans greater than its pro rata share thereof as provided herein (including in contravention of the priorities of payment set forth in Section 8.03), then the Credit Party receiving such greater proportion shall (a) notify the Agent of such fact, and (b) purchase (for cash at face value) participations in the Obligations of the other Lenders or make such other adjustments as shall be equitable, so that the benefit of all such payments shall be shared by the Credit Parties ratably and in the priorities set forth in Section 8.03, provided that:

(a) if any such participations or subparticipations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations or subparticipations shall be rescinded and the purchase price restored to the extent of such recovery, without interest; and

(b) the provisions of this Section shall not be construed to apply to (x) any payment made by the Loan Parties pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender), or (y) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Committed Revolving Loans to any assignee or participant, other than to the Borrower or any Subsidiary (as to which the provisions of this Section shall apply).

Each Loan Party consents to the foregoing and agrees, to the extent it may effectively do so under applicable Law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Loan Party rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Loan Party in the amount of such participation.

2.14 Settlement Amongst Lenders.

(a) On each Wednesday as of the close of business of the immediately preceding Tuesday or more frequently in the Agent’s sole discretion (each such date being referred to herein as a “Settlement Date”), the Agent shall reconcile the aggregate balance of the Committed Revolving Loans and each Lender’s pro rata share of the Committed Revolving Loans in accordance with its Applicable Percentage to determine (i) the applicable principal amount funded by the Agent on account of such Lender (the “Fronted Amounts”) (net of any paydowns of principal received by the Agent from the Loan Parties) for the weekly period then ended, if any (such amount being referred to as the, “Shortfall Amount”), or (ii) the applicable amount of paydowns of principal on account of the Committed Revolving Loans received from or on behalf of the Loan Parties by the Agent since the immediately preceding Settlement Date in excess of the Fronted Amounts for such period, if any (such amount being referred to herein as a “Surplus Amount”).

(b) In connection with each Settlement (as defined below), the Agent shall, on the applicable Settlement Date, furnish to each Lender a statement (a “Settlement Statement”), prepared as of the applicable Settlement Date evidencing (i) the then outstanding aggregate principal balance of the Committed Revolving Loans, (ii) each Lender’s pro rata share of the Committed Revolving Loans in accordance with its Applicable Percentage, (iii) the aggregate Fronted Amounts during the weekly period then ended (if any), (iv) each Lender’s Shortfall Amount (if any) and (v) the aggregate Surplus Amount (if any). No later than one (1) Business Day following delivery of the Settlement Statement, (i) if there is a Shortfall Amount, then each Lender shall pay such Shortfall Amount to the Agent, or (ii) if there is a Surplus Amount, then the Agent shall pay such Surplus Amount to each Lender such that, after giving effect to such funding, each Lender shall hold its pro rata share of the Committed Revolving Loans in accordance with its Applicable Percentage as of the applicable Settlement Date (“Settlement”). Payments to the Agent by each Lender hereunder shall be made in immediately available funds without set-off, counterclaim or deduction of any kind whatsoever.

2.15 Increase in Commitments.

(a) Uncommitted Increase.

(i) Request for Increase. Provided that no Default or Event of Default then exists or would arise therefrom, upon written notice to the Agent, the Borrower may, on no more than three (3) occasions, request an increase in the Aggregate Revolving Commitments by an aggregate amount not exceeding $25,000,000 (the “Revolving Commitment Increase”); provided, that in no event shall the Aggregate Revolving Commitments exceed $75,000,000 (after giving effect to such requested Revolving Commitment Increase), and provided, further, that any such request for an increase shall be in a minimum amount of $5,000,000. Upon receipt of such notice by the Agent, the Agent may, in its sole discretion, elect to provide notice of same to the Lenders. At the time the Agent sends such notice to the Lenders, the Borrower (in consultation with the Agent) shall specify the time period within which each Lender is requested to respond (which shall in no event be less than ten (10) Business Days from the date of delivery of such notice to the Lenders).

(ii) Lender Elections to Increase. Each Lender shall notify the Agent within such time period whether or not it agrees to increase its Revolving Commitment and, if so, whether by an amount equal to, greater than, or less than its Applicable Percentage of such requested increase. Any Lender not responding within such time period shall be deemed to have declined to increase its Revolving Commitment.

(iii) Notification by Agent; Additional Lenders. The Agent shall notify the Borrower and each Lender of the Lenders’ responses to each request made hereunder. To achieve the full amount of a requested increase and subject to the approval of the Agent in its sole discretion, to the extent that the existing Lenders decline to increase their Revolving Commitments, or decline to increase their Revolving Commitments to the amount requested by the Borrower, the Agent, in consultation with the Borrower, may use its reasonable efforts to arrange for other Eligible Assignees to become a Lender hereunder and to issue commitments in an amount equal to the amount of the increase in the Aggregate Revolving Commitments requested by the Borrower and not accepted by the existing Lenders (each such additional Lender, an “Additional Revolving Commitment Lender”).

(iv) Effective Date and Allocations. If the Aggregate Revolving Commitments are to be increased in accordance with this Section, the Agent, in consultation with the Borrower, shall determine the effective date (the “Revolving Loan Increase Effective Date”) and the final allocation of such increase. The Agent shall promptly notify the Borrower and the Lenders of the final allocation of such increase and the Revolving Loan Increase Effective Date, and on the Revolving Loan Increase Effective Date (i) the Aggregate Revolving Commitments under, and for all purposes of, this Agreement shall be increased by the aggregate amount of such Revolving Commitment Increases, and (ii) Schedule 2.01 shall be deemed modified, without further action, to reflect the revised Revolving Commitments and Applicable Percentages of the Lenders.

(b) Conditions to Effectiveness of Revolving Commitment Increase. As a condition precedent to such Revolving Commitment Increase, (i) the Borrower shall deliver to the Agent a certificate of each Loan Party dated as of the Revolving Loan Increase Effective Date (in sufficient copies for each Lender) signed by a Responsible Officer of such Loan Party (A) certifying and attaching the resolutions adopted by such Loan Party approving or consenting to such Revolving Commitment Increase, and (B) certifying that, before and after giving effect to such Revolving Commitment Increase, (1) the representations and warranties contained in Article V and the other Loan Documents are true and correct on and as of the Revolving Loan Increase Effective Date, except to the extent that such representations and warranties specifically refer to an earlier date, in which case they are true and correct as of such earlier date, and (2) no Default or Event of Default exists or would arise therefrom, (ii) the Agent shall have approved of the Revolving Commitment Increase in its sole discretion, (iii) the Borrower, the Agent, and any Additional Revolving Commitment Lender shall have executed and delivered a Joinder to the Loan Documents in such form as the Agent shall reasonably require, if applicable; (iv) the Borrower shall have paid such fees and other compensation to the Additional Revolving Commitment Lenders as the Borrower and such Additional Revolving Commitment Lenders shall agree, if applicable; (v) the Borrower shall have paid such arrangement fees to the Agent as the Borrower and the Agent may agree; (vi) if requested by the Agent, the Loan Parties shall deliver to the Agent and the Lenders an opinion or opinions, in form and substance reasonably satisfactory to the Agent, from counsel to the Loan Parties; (vii) the Borrower and the Additional Revolving Commitment Lenders shall have delivered such other instruments, documents and agreements as the Agent may reasonably have requested in connection with such Revolving Commitment Increase; (viii) no Default or Event of Default exists or would arise therefrom and (ix) this Agreement shall be amended to increase the dollar thresholds in the definition of “Cash Dominion Period” and in Section 7.15(b) proportionally to the amount of such Revolving Commitment Increase. The Borrower shall prepay any Committed Revolving Loans outstanding on the Revolving Loan Increase Effective Date (and pay any additional amounts required pursuant to Section 2.05) to the extent necessary to keep the outstanding Committed Revolving Loans ratable with any revised Applicable Percentages arising from any nonratable increase in the Revolving Commitments under this Section.

(c) Conflicting Provisions. Any such Revolving Commitment Increase (and any related amendments contemplated in this Section) may be effectuated pursuant to an amendment to this Agreement that is in writing and signed by the Agent, the Loan Parties and the Lenders providing such Revolving Commitment Increase. This Section shall supersede any provisions in Sections 2.13 or 10.01 to the contrary.

2.16 Defaulting Lenders.

(a) Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by applicable Law:

(i) Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in the definition of “Required Lenders” and Section 10.01.

(ii) Defaulting Lender Waterfall. Any payment of principal, interest, fees or other amounts received by the Agent for the account of such Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Article VIII or otherwise) or received by the Agent from a Defaulting Lender pursuant to Section 10.08 shall be applied at such time or times as may be determined by the Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Agent hereunder; second, as the Borrower may request (so long as no Default or Event of Default exists), to the funding of any Committed Revolving Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Agent; third, if so determined by the Agent and the Borrower, to be held in a deposit account and released pro rata in order to satisfy such Defaulting Lender’s potential future funding obligations with respect to Committed Revolving Loans under this Agreement; fourth, to the payment of any amounts owing to the Lenders as a result of any judgment of a court of competent jurisdiction obtained by any Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; fifth, so long as no Default or Event of Default exists, to the payment of any amounts owing to the Borrower as a result of any judgment of a court of competent jurisdiction obtained by the Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and sixth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Committed Revolving Loans in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Committed Revolving Loans were made at a time when the conditions set forth in Section 4.02 were satisfied or waived, such payment shall be applied solely to pay the Committed Revolving Loans of all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Committed Revolving Loans of such Defaulting Lender until such time as all Committed Revolving Loans are held by the Lenders pro rata in accordance with the Revolving Commitments hereunder. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.

(iii) Certain Fees. No Defaulting Lender shall be entitled to receive any fee payable under Section 2.09 or the Fee Letter for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender).

(b) Defaulting Lender Cure. If the Borrower and the Agent agree in writing that a Lender is no longer a Defaulting Lender, the Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any cash collateral), that Lender will, to the extent applicable, purchase at par that portion of outstanding Committed Revolving Loans of the other Lenders or take such other actions as the Agent may determine to be necessary to cause the Committed Revolving Loans to be held on a pro rata basis by the Lenders in accordance with their Applicable Percentages, whereupon such Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lenders, having been a Defaulting Lender.

ARTICLE III

TAXES, YIELD PROTECTION AND ILLEGALITY

3.01 Taxes.

(a) Payments Free of Taxes. Any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable Law. If any applicable Law (as determined in the good faith discretion of an applicable withholding agent) requires the deduction or withholding of any Tax from any such payment by a withholding agent, then the applicable withholding agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable Law and, if such Tax is an Indemnified Tax, then the sum payable by the Borrower shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(b) Payment of Other Taxes by the Borrower. The Borrower shall timely pay to the relevant Governmental Authority in accordance with applicable Law, or at the option of the Agent timely reimburse it for the payment of, any Other Taxes.

(c) Indemnification by the Loan Parties. The Loan Parties shall indemnify each Recipient, within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this Section) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Borrower by a Lender (with a copy to the Agent), or by the Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error.

(d) Indemnification by the Lenders. Each Lender shall severally indemnify the Agent, within 10 days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that the Loan Parties have not already indemnified the Agent for such Indemnified Taxes and without limiting the obligation of the Loan Parties to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of Section 10.06(d) relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Agent to the Lender from any other source against any amount due to the Agent under this clause (d).

(e) Evidence of Payments. As soon as practicable after any payment of Taxes by any Loan Party to a Governmental Authority pursuant to this Section, the Loan Party shall deliver to the Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Agent.

(f) Status of Lenders.

(i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Borrower or the Agent, at the time or times prescribed by applicable Law or reasonably requested by the Borrower or the Agent, such properly completed and executed documentation reasonably requested by the Borrower or the Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Borrower or the Agent, shall deliver such other documentation prescribed by applicable Law or reasonably requested by the Borrower or the Agent as will enable the Borrower or the Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in paragraphs (f)(ii)(A), (ii)(B) and (ii)(D) of this Section) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii) Without limiting the generality of the foregoing, in the event that the Borrower is a U.S. Person,

(A) any Lender that is a U.S. Person shall deliver to the Borrower and the Agent on or about the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Agent), executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax,

(B) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Agent (in such number of copies as shall be requested by the recipient) on or about the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the request of the Borrower or the Agent), whichever of the following is applicable:

(1) in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or IRS Form W-8BEN-E, as applicable, establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty,

(2) executed copies of IRS Form W-8ECI,

(3) in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit G-1 to the effect that such Foreign Lender is not a “bank” within the meaning of section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower within the meaning of section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” related to the Borrower as described in section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E, or

(4) to the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, IRS Form W-8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit G-2 or Exhibit G-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit G-4 on behalf of each such direct and indirect partner, and

(C) any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower and the Agent (in such number of copies as shall be requested by the recipient) on or about the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower or the Agent), executed copies of any other form prescribed by applicable Law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable Law to permit the Borrower or the Agent to determine the withholding or deduction required to be made; and

(D) if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower and the Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower or the Agent such documentation prescribed by applicable Law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower or the Agent as may be necessary for the Borrower and the Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount, if any, to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Borrower and the Agent in writing of its legal inability to do so.

(g) Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section (including by the payment of additional amounts pursuant to this Section), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this clause (g) (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this clause (g), in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this clause (g) the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This paragraph shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.

(h) Survival. Each party’s obligations under this Section shall survive the resignation or replacement of the Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Revolving Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

(i) Defined Terms. For purposes of this Section, the term “applicable Law” includes FATCA.

3.02 Conforming Changes. In connection with the use or administration of Term SOFR, the Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document. The Agent will promptly notify the Borrower and the Lenders of the effectiveness of any Conforming Changes in connection with the use or administration of Term SOFR.

3.03 Inability to Determine Rates; Benchmark Replacement.

(a) Subject to this Section 3.03, if:

(i) the Agent determines (which determination shall be conclusive and binding absent manifest error) that “Adjusted Term SOFR” cannot be determined pursuant to the definition thereof, or

(ii) the Required Lenders determine that for any reason in connection with any SOFR Loan or a conversion thereto or a continuation thereof that Adjusted Term SOFR does not adequately and fairly reflect the cost to such Lenders of making and maintaining such SOFR Loan, and the Required Lenders have provided notice of such determination to the Agent, the Agent will promptly so notify the Borrower and each Lender.

Upon notice thereof by the Agent to the Borrower, (x) any obligation of the Lenders to make or maintain SOFR Loans shall be suspended until the Agent (with respect to clause (ii), at the instruction of the Required Lenders) revokes such notice, and (y) the Borrower may revoke any pending request for a borrowing of SOFR Loans or, failing that, will be deemed to have converted such request into a request for a borrowing of Alternative Base Rate Loans in the amount specified therein, and any outstanding SOFR Loans will be converted automatically to Alternative Base Rate Loans (which shall, for the avoidance of doubt, accrue interest at the Alternative Base Rate plus the Applicable Margin and shall be subject to Section 2.08(b)).

(b) Benchmark Replacement. Notwithstanding anything to the contrary herein or in any other Loan Document, upon the occurrence of a Benchmark Transition Event, the Agent (without, except as specifically provided in the two following sentences, any action or consent by any other party to this Agreement) may amend this Agreement to replace the then-current Benchmark with a Benchmark Replacement. Any such amendment with respect to a Benchmark Transition Event will become effective at 5:00 p.m. (New York City time) on the fifth (5th) Business Day after the Agent has posted such proposed amendment to all affected Lenders and the Borrower so long as the Agent has not received, by such time, written notice of objection to such amendment from Lenders comprising the Required Lenders or the Borrower. No replacement of a Benchmark with a Benchmark Replacement pursuant to this Section 3.03(b) will occur prior to the applicable Benchmark Replacement Date.

(c) Benchmark Replacement Conforming Changes. In connection with the use, administration, adoption or implementation of a Benchmark Replacement, the Agent will have the right to make Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Conforming Changes will become effective without any further action or consent of any other party to this Agreement or any other Loan Document.

(d) Notices; Standards for Decisions and Determinations. The Agent will promptly notify the Borrower and the Lenders of (i) the implementation of any Benchmark Replacement and (ii) the effectiveness of any Conforming Changes in connection with the use, administration, adoption or implementation of a Benchmark Replacement. The Agent will notify the Borrower of (x) the removal or reinstatement of any tenor of a Benchmark pursuant to Section 3.03(e) and (y) the commencement of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Agent or, if applicable, any Lender (or group of Lenders) pursuant to this Section 3.03, including any determination with respect to a tenor, rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action or any selection, will be conclusive and binding absent manifest error and may be made in its or their sole discretion and without consent from any other party to this Agreement or any other Loan Document, except, in each case, as expressly required pursuant to this Section 3.03.

(e) Unavailability of Tenor of Benchmark. Notwithstanding anything to the contrary herein or in any other Loan Document, at any time (including in connection with the implementation of a Benchmark Replacement), (i) if the then-current Benchmark is a term rate (including the Term SOFR Reference Rate) and either (A) any tenor for such Benchmark is not displayed on a screen or other information service that publishes such rate from time to time as selected by the Agent in its Permitted Discretion or (B) the regulatory supervisor for the administrator of such Benchmark has provided a public statement or publication of information announcing that any tenor for such Benchmark is not or will not be representative, then the Agent may modify any definition providing for “interest periods” (or any similar or analogous definition) for any Benchmark settings at or after such time to remove such unavailable or non-representative tenor and (ii) if a tenor that was removed pursuant to clause (i) above either (A) is subsequently displayed on a screen or information service for a Benchmark (including a Benchmark Replacement) or (B) is not, or is no longer, subject to an announcement that it is not or will not be representative for a Benchmark (including a Benchmark Replacement), then the Agent may modify any definition providing for “interest periods” (or any similar or analogous definition) for all Benchmark settings at or after such time to reinstate such previously removed tenor.

(f) Benchmark Unavailability Period. Upon Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, (a) the Borrower may revoke any pending request for a borrowing during the Benchmark Unavailability Period of SOFR Loans or, failing that, will be deemed to have converted such request into a request for a borrowing of Alternative Base Rate Loans in the amount specified therein, and (b) any outstanding SOFR Loans will be converted automatically to Alternative Base Rate Loans.

(g) Conflict. In the event the provisions of this Section 3.03 conflict with another Section of this Agreement, this Section 3.03 shall govern.

3.04 Increased Costs.

(a) Increased Costs Generally. If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended or participated in by, any Lender (except any reserve requirement reflected in Adjusted Term SOFR);

(ii) subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (b) through (d) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, letters of credit, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto); or

(iii) impose on any Lender any other condition, cost or expense (other than Taxes) affecting this Agreement or any Committed Revolving Loans accruing interest at Adjusted Term SOFR made by such Lender;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Committed Revolving Loan at Adjusted Term SOFR (or of maintaining its obligation to make any such Committed Revolving Loan), or to reduce the amount of any sum received or receivable by such Lender hereunder (whether of principal, interest or any other amount) then, upon request of such Lender, the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender for such additional costs incurred or reduction suffered.

(b) Capital Requirements. If any Lender determines that any Change in Law affecting such Lender or any Lending Office of such Lender or such Lender’s holding company, if any, regarding capital requirements has or would have the effect of reducing the rate of return on such Lender’s capital or on the capital of such Lender’s holding company, if any, as a consequence of this Agreement, the Revolving Commitments of such Lender or the Committed Revolving Loans made by such Lender, to a level below that which such Lender or such Lender’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s policies and the policies of such Lender’s holding company with respect to capital adequacy), then from time to time the Borrower will pay to such Lender such additional amount or amounts as will compensate such Lender or such Lender’s holding company for any such reduction suffered.

(c) Certificates for Reimbursement. A certificate of a Lender setting forth the amount or amounts necessary to compensate such Lender or its holding company, as the case may be, as specified in subsection (a) or (b) of this Section and delivered to the Borrower shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within ten (10) days after receipt thereof.

(d) Delay in Requests. Failure or delay on the part of any Lender to demand compensation pursuant to the foregoing provisions of this Section shall not constitute a waiver of such Lender’s right to demand such compensation, provided that the Borrower shall not be required to compensate a Lender pursuant to the foregoing provisions of this Section for any increased costs incurred or reductions suffered more than nine (9) months prior to the date that such Lender notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s intention to claim compensation therefor (except that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the nine-month period referred to above shall be extended to include the period of retroactive effect thereof).

3.05 [Reserved].

3.06 Mitigation Obligations; Replacement of Lenders.

(a) Designation of a Different Lending Office. If any Lender requests compensation under Section 3.04, or the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, or if any Lender gives a notice pursuant to Section 3.02, then such Lender shall use reasonable efforts to designate a different Lending Office for funding or booking its Committed Revolving Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 3.01 or 3.04, as the case may be, in the future, or eliminate the need for the notice pursuant to Section 3.02, as applicable, and (ii) in each case, would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender. The Borrower hereby agrees to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b) Replacement of Lenders. If any Lender requests compensation under Section 3.04, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, the Borrower may replace such Lender in accordance with Section 10.13.

3.07 Survival. All of the Borrower’s obligations under this Article III shall survive the termination of the Aggregate Revolving Commitments and the repayment of the Committed Revolving Loans and all other Obligations hereunder.

ARTICLE IV

CONDITIONS PRECEDENT TO REVOLVING CREDIT BORROWINGS

4.01 Conditions of Initial Revolving Credit Borrowing. The obligation of each Lender to make its initial credit extension hereunder is subject to satisfaction of the following conditions precedent (except to the extent any of the following conditions precedent are permitted to be satisfied after the Closing Date in accordance with Section 6.27):

(a) The Agent’s receipt of the following, each of which shall be originals, telecopies or other electronic image scan transmissions (e.g., “pdf” or “tif” via e-mail) unless otherwise specified, each duly executed by each party thereto, each dated as of the Closing Date, as applicable (or, in the case of certificates of governmental officials, a recent date before the Closing Date), and each in form and substance satisfactory to the Agent:

(i) executed counterparts of this Agreement;

(ii) a Revolving Note in favor of each Lender requesting a Revolving Note;

(iii) such certificates of resolutions or other action, incumbency certificates and/or other certificates of Responsible Officers of each Loan Party as the Agent may require evidencing (A) the authority of such party to enter into this Agreement and the other Loan Documents to which such Person is a party or is to become a party, and (B) the identity, authority and capacity of each Responsible Officer thereof authorized to act as a Responsible Officer in connection with this Agreement and the other Loan Documents to which such Person is a party or is to become a party;

(iv) copies of each Loan Party’s Organization Documents and such other documents and certifications as the Agent may reasonably require to evidence that each such Person is duly organized or formed, and that each such Person is validly existing, in good standing and qualified to engage in business in each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification, except to the extent that failure to so qualify in such jurisdiction could not reasonably be expected to have a Material Adverse Effect;

(v) a favorable opinion of (i) Holland & Hart LLP, as counsel to the Loan Parties, and (ii) Hodgson Russ LLP, as counsel to the Loan Parties for New York law opinion purposes, addressed to the Agent and each Lender, as to such matters concerning the Loan Parties and the Loan Documents as the Agent may reasonably request;

(vi) a certificate signed by a Responsible Officer of the Borrower certifying (A) that the conditions specified in Sections 4.02(a) and 4.02(b) have been satisfied (or substantially concurrently with the Revolving Credit Borrowing will be satisfied, as applicable), (B) that there has been no event or circumstance since December 31, 2024 that has had or could be reasonably expected to have, either individually or in the aggregate, a Material Adverse Effect, (C) to the Solvency of the Loan Parties as of the Closing Date after giving effect to the Revolving Credit Borrowing and the other transactions contemplated hereby to occur on the Closing Date, and (D) either that (1) no consents, licenses or approvals are required in connection with the execution, delivery and performance by each Loan Party and the validity against each Loan Party of the Loan Documents to which it is a party, or (2) that all such consents, licenses and approvals have been obtained and are in full force and effect;

(vii) evidence that all insurance required to be maintained pursuant to the Loan Documents and all endorsements in favor of the Agent required under the Loan Documents have been obtained and are in effect;

(viii) the Security Documents and certificates evidencing any certificated Equity Interests being pledged thereunder, together with undated transfer powers executed in blank, each duly executed by the applicable Loan Parties; provided that arrangements shall be made for the delivery after the Closing Date of the original stock certificates being held under the Existing Credit Agreement to the Agent;

(ix) the Perfection Certificate, duly executed by the Loan Parties;

(x) a payoff letter with respect to the Existing Credit Agreement, duly executed by the applicable parties thereto, together with UCC-3 and all other appropriate termination statements, terminating such Existing Credit Agreement and releasing all Liens in connection therewith upon any of the property of the Borrower and its Subsidiaries and other evidence reasonably satisfactory to the Agent that the Indebtedness under the Existing Credit Agreement has been (or substantially concurrently with the initial Revolving Credit Borrowing hereunder will be) satisfied;

(xi) all other Loan Documents, each duly executed by the applicable parties thereto;

(xii) (A) an appraisal (based on net liquidation value) of all Inventory of the Borrower, (B) an appraisal (based on forced liquidation value) of all Intellectual Property of the Borrower and (C) a field exam of the Loan Parties, in each case, undertaken by an appraiser or examiner (as applicable) acceptable to and engaged by the Agent and the results of which are satisfactory to the Agent;

(xiii) results satisfactory to the Agent of customary Lien and other searches (in each case dated as of a date reasonably satisfactory to the Agent) indicating the absence of Liens on the assets of the Loan Parties, except for Permitted Encumbrances and Liens for which termination statements and releases, satisfactions and discharges of any mortgages, and releases or subordination agreements satisfactory to the Agent are being tendered concurrently with such extension of credit or other arrangements satisfactory to the Agent for the delivery of such termination statements and releases, satisfactions and discharges have been made;

(xiv) (A) all documents and instruments, including UCC financing statements, required by Law or reasonably requested by the Agent to be filed, registered or recorded to create or perfect the first priority Liens intended to be created under the Loan Documents and all such documents and instruments shall have been so filed, registered or recorded to the satisfaction of the Agent, (B) the Credit Card Notifications and Controlled Account Agreements required pursuant to Section 6.13 hereof, and (C) Collateral Access Agreements as required by the Agent; and

(xv) such other assurances, certificates, documents, consents or opinions as the Agent or its counsel reasonably may request;

(b) the Agent shall have received a Borrowing Base Certificate dated the Closing Date, relating to the week most recently ended prior to the Closing Date, and executed by a Responsible Officer of the Borrower, which shall demonstrate that, after giving effect to (i) the first funding of the Committed Revolving Loans, and (ii) any charges to the Loan Account made in connection with the establishment of the credit facility contemplated hereby, Availability shall be not less than $17,000,000;

(c) the Agent shall be reasonably satisfied that any financial statements delivered to it fairly present the business and financial condition of the Loan Parties and that there has been no Material Adverse Effect since December 31, 2024;

(d) the Agent shall have received and be satisfied with the Borrower’s Business Plan and such other information (financial or otherwise) reasonably requested by the Agent;

(e) the Borrower shall have Unrestricted Cash (denominated in Dollars or the converted equivalent thereof determined at spot exchange rates), as of the Closing Date after giving effect to the transactions occurring on such date, equal to at least $22,000,000;

(f) the Agent shall be satisfied that each Loan Party maintains and is in compliance with a policy for the treatment, handling, and storage of customer information and personally identifiable information in accordance with applicable Laws, and shall have received a true, accurate, and complete copy of the current version of such policy;

(g) there shall not be pending any litigation or other proceeding, the result of which, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect or prevent or restrain the consummation of the Loan Documents;

(h) all federal, state, and other material Tax returns and reports required to be filed by the Loan Parties and their Subsidiaries shall have been filed and all sales taxes due and payable by the Loan Parties and their Subsidiaries shall have been timely paid;

(i) no default shall be continuing under any Material Contract of any Loan Party;

(j) the consummation of the transactions contemplated hereby shall not violate any applicable Law, any Organization Document or any Material Contract;

(k) all fees and expenses required to be paid to the Agent on or before the Closing Date shall have been paid in full, and all fees and expenses required to be paid to the Lenders on or before the Closing Date shall have been paid in full;

(l) the Borrower shall have paid all fees, charges and disbursements of counsel to the Agent to the extent invoiced prior to or on the Closing Date, plus such additional amounts of such fees, charges and disbursements as shall constitute the Agent’s reasonable estimate of such fees, charges and disbursements incurred or to be incurred by the Agent through the Closing Date (provided that such estimate shall not thereafter preclude a final settling of accounts between the Borrower and the Agent);

(m) the Agent and the Lenders shall have completed satisfactory background checks of the Loan Parties’ management and shall have received all documentation and other information required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the Act;

(n) the Agent and the Lenders shall have received (i) the Closing Date Financial Statements, (ii) a pro forma Consolidated and, except in the case of Excluded Subsidiaries (other than the UK Subsidiary), consolidating opening balance sheet of the Borrower and its Subsidiaries, including without limitation evidence of sufficient liquidity to carry out the Borrower’s Business Plan, and (iii) the Business Plan, together with updated budget and cash flow projections reflecting the terms of this Agreement, in each case in form and substance reasonably satisfactory to the Agent;

(o) the Agent and, as applicable, each Lender, shall have completed all required due diligence, including, but not limited to, a review of all Material Contracts and any other requested documentation related to the business of the Borrower, and in person meetings with the Borrower’s management team and lead investors; and

(p) the Agent’s and each Lender’s respective investment committees shall have approved this Agreement and the transactions contemplated hereby.

Without limiting the generality of the provisions of Section 9.04, for purposes of determining compliance with the conditions specified in this Section 4.01, each Lender that has signed this Agreement shall be deemed to have consented to, approved or accepted or to be satisfied with, each document or other matter required hereunder to be consented to or approved by or acceptable or satisfactory to a Lender unless the Agent shall have received notice from such Lender prior to the proposed Closing Date specifying its objection thereto.

4.02 Conditions to all Revolving Credit Borrowings. The obligation of each Lender to honor any Revolving Credit Borrowings is subject to the following conditions precedent:

(a) the representations and warranties of each other Loan Party contained in Article V or in any other Loan Document, or which are contained in any document furnished at any time under or in connection herewith or therewith, shall be true and correct in all respects on and as of the date of such Revolving Credit Borrowing, except to the extent that such representations and warranties specifically refer to an earlier date or period, in which case they shall be true and correct as of such earlier date or period;

(b) no Default or Event of Default shall exist and be continuing, or would result from such proposed Revolving Credit Borrowing, or from the application of the proceeds thereof;

(c) the Agent shall have received a Committed Loan Notice in accordance with the requirements hereof;

(d) no event or circumstance which could reasonably be expected to result in a Material Adverse Effect shall have occurred and be continuing or would result from such proposed Revolving Credit Borrowing; and

(e) no Overadvance shall result from such Revolving Credit Borrowing.

Each Committed Loan Notice submitted by the Borrower shall be deemed to be a representation and warranty by the Borrower that the conditions specified in Sections 4.02(a) and (b) have been satisfied on and as of the date of the applicable Revolving Credit Borrowing. The conditions set forth in this Section 4.02 are for the sole benefit of the Credit Parties, but until the Required Lenders otherwise direct the Agent to cease making Committed Revolving Loans, the Lenders will fund their Applicable Percentage of all Committed Revolving Loans whenever made, which are requested by the Borrower and, notwithstanding the failure of the Loan Parties to comply with the provisions of this Article IV, agreed to by the Agent; provided, however, the making of any such Committed Revolving Loans shall not be deemed a modification or waiver by any Credit Party of the provisions of this Article IV on any future occasion or a waiver of any rights or the Credit Parties as a result of any such failure to comply.

ARTICLE V

REPRESENTATIONS AND WARRANTIES

To induce the Credit Parties to enter into this Agreement and to make Committed Revolving Loans hereunder, each Loan Party represents and warrants to the Agent and the other Credit Parties that:

5.01 Existence, Qualification and Power. Each Loan Party and each Subsidiary (a) is a corporation, limited liability company, partnership or limited partnership, duly incorporated, organized or formed, validly existing and, where applicable, in good standing under the Laws of the jurisdiction of its incorporation, organization, or formation, (b) has all requisite power and authority and all requisite governmental licenses, permits, authorizations, consents and approvals to (i) own or lease its assets and carry on its business, and (ii) execute, deliver and perform its obligations under the Loan Documents to which it is a party, and (c) is duly qualified and is licensed and, where applicable, in good standing under the Laws of each jurisdiction where its ownership, lease or operation of properties or the conduct of its business requires such qualification or license; except in each case referred to in clause (b)(i) or (c), to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect. Schedule 5.01 annexed hereto sets forth, as of the Closing Date, each Loan Party’s name as it appears in official filings in its state of incorporation or organization, its state of incorporation or organization, organization type, organization number, if any, issued by its state of incorporation or organization, and its federal employer identification number.

5.02 Authorization; No Contravention. The execution, delivery and performance by each Loan Party of each Loan Document to which such Person is or is to be a party has been duly authorized by all necessary corporate or other organizational action, and does not and will not (a) contravene the terms of any of such Person’s Organization Documents; (b) conflict with or result in any breach, termination, or contravention of, or constitute a default under, or require any payment to be made under (i) any Material Contract or any Material Indebtedness to which such Person is a party or affecting such Person or the properties of such Person or any of its Subsidiaries or (ii) any order, injunction, writ or decree of any Governmental Authority or any arbitral award to which such Person or its property is subject; (c) result in or require the creation of any Lien upon any asset of any Loan Party (other than Liens in favor of the Agent under the Security Documents); or (d) violate any Law.

5.03 Governmental Authorization; Other Consents. No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority or any other Person is necessary or required in connection with the execution, delivery or performance by, or enforcement against, any Loan Party of this Agreement or any other Loan Document, except for (a) the perfection or maintenance of the Liens created under the Security Documents (including the first priority nature thereof), or (b) such as have been obtained or made and are in full force and effect.

5.04 Binding Effect. This Agreement has been, and each other Loan Document, when delivered, will have been, duly executed and delivered by each Loan Party that is party thereto. This Agreement constitutes, and each other Loan Document when so delivered will constitute, a legal, valid and binding obligation of such Loan Party, enforceable against each Loan Party that is party thereto in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other Laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

5.05 Financial Statements; No Material Adverse Effect.

(a) The Closing Date Financial Statements (i) except in the case of the monthly financial statements described in clause (c) of the definition of Closing Date Financial Statements (the “Monthly Closing Date Financial Statements”), were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; (ii) fairly present the financial condition of the Borrower and its Subsidiaries as of the date thereof and their results of operations for the period covered thereby, except in the case of the Monthly Closing Date Financial Statements, in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein; and (iii) show all Material Indebtedness and other liabilities, direct or contingent, of the Borrower and its Subsidiaries as of the date thereof, including liabilities for taxes, material commitments and Indebtedness, subject, in each case, to the absence of footnotes and to normal year-end audit adjustments.

(b) Since December 31, 2024, there has been no event or circumstance, either individually or in the aggregate, that has had or could reasonably be expected to have a Material Adverse Effect.

(c) To the knowledge of the Borrower, no Internal Control Event exists and is continuing that has resulted in or could reasonably be expected to result in a misstatement in any material respect, (i) of any financial information delivered or to be delivered to the Agent or the Lenders, (ii) of the Borrowing Base, (iii) of covenant compliance calculations provided hereunder, or (iv) of the assets, liabilities, financial condition or results of operations of the Borrower and its Subsidiaries on a Consolidated basis.

(d) [Reserved].

(e) The most recently delivered Consolidated and, except in the case of Excluded Subsidiaries (other than the UK Subsidiary), consolidating forecasted balance sheets and statements of income and cash flows of the Borrower and its Subsidiaries and the Business Plan were prepared in good faith on the basis of the assumptions stated therein, which assumptions were fair in light of the conditions existing at the time of preparation and delivery of such forecasts, and represented, at the time of such preparation and delivery, the Loan Parties’ best estimate of their future financial performance.

(f) The Loan Parties and their Subsidiaries have no Indebtedness other than Indebtedness permitted pursuant to Section 7.03. There has not been (and none of the Loan Parties has received any notice of) (i) a material reduction or proposed reduction in the aggregate amount of trade credit available to the Loan Parties for purchases of inventory from their key merchandise vendors, or (ii) a material tightening of the terms of the trade credit or the credit limits made available to the Loan Parties by any of their key merchandise vendors.

5.06 Litigation. There are no actions, suits, proceedings, claims or disputes pending or, to the knowledge of the Loan Parties after due and diligent investigation, threatened or contemplated, at law, in equity, in arbitration or before any Governmental Authority, by or against any Loan Party or any of its Subsidiaries or against any of its properties or revenues that (a) purport to affect or pertain to this Agreement or any other Loan Document, or any of the transactions contemplated hereby, or (b) either individually or in the aggregate, if determined adversely, could reasonably be expected to have a Material Adverse Effect.

5.07 No Default. No Loan Party or any Subsidiary is in default under or with respect to any Material Contract or any Material Indebtedness. No Default or Event of Default has occurred and is continuing or would result from the consummation of the transactions contemplated by this Agreement or any other Loan Document.

5.08 Ownership of Property; Liens.

(a) Each of the Loan Parties and each Subsidiary has good record and marketable title in fee simple to or valid leasehold interests in, all Real Estate necessary or used in the ordinary conduct of its business. Each of the Loan Parties and each Subsidiary has good and marketable title to, valid leasehold interests in, or valid licenses to use all personal property and assets material to the ordinary conduct of its business.

(b) Schedule 5.08(b)(1) sets forth the address (including street address, county and state) of all Real Estate that is owned by the Loan Parties and each of their Subsidiaries, together with a list of the holders of any mortgage or other Lien thereon as of the Closing Date. Each Loan Party and each of its Subsidiaries has good, marketable and insurable fee simple title to the Real Estate owned by such Loan Party or such Subsidiary, free and clear of all Liens, other than Permitted Encumbrances. Schedule 5.08(b)(2) sets forth the address (including street address, county and state) of all Leases of the Loan Parties, together with a list of the lessor and its contact information with respect to each such Lease as of the Closing Date. Each of such Leases is in full force and effect and the Loan Parties are not in default of the terms thereof.

(c) Schedule 7.01 sets forth a complete and accurate list of all Liens (other than any Liens that otherwise qualify as Permitted Encumbrances pursuant to the definition thereof) on the property or assets of each Loan Party and each of its Subsidiaries, showing as of the Closing Date the lienholder thereof, the principal amount of the obligations secured thereby and the property or assets of such Loan Party or such Subsidiary subject thereto. The property of each Loan Party and each of its Subsidiaries is subject to no Liens, other than Permitted Encumbrances.

(d) Reserved.

(e) Schedule 7.03 sets forth a complete and accurate list of all Indebtedness (other than any Indebtedness that otherwise qualifies as Permitted Indebtedness pursuant to the definition thereof) of each Loan Party or any Subsidiary of a Loan Party on the Closing Date, showing as of the Closing Date the amount, obligor or issuer and maturity thereof.

5.09 Environmental Compliance.

(a) Except as specifically disclosed in Schedule 5.09, no Loan Party or any Subsidiary (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) has become subject to any Environmental Liability, (iii) has received notice of any claim with respect to any Environmental Liability, or (iv) knows of any basis for any Environmental Liability, except, in each case, as could not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(b) Except as otherwise set forth in Schedule 5.09, none of the properties currently or formerly owned or operated by any Loan Party or any Subsidiary is listed or proposed for listing on the NPL or on the CERCLIS or any analogous foreign, state or local list or is adjacent to any such property; there are no and never have been any underground or above-ground storage tanks or any surface impoundments, septic tanks, pits, sumps or lagoons in which Hazardous Materials are being or have been treated, stored or disposed of on any property currently owned or operated by any Loan Party or any Subsidiary or, to the best of the knowledge of the Loan Parties, on any property formerly owned or operated by any Loan Party or Subsidiary; there is no asbestos or asbestos-containing material on any property currently owned or operated by any Loan Party or Subsidiary; and Hazardous Materials have not been released, discharged or disposed of on any property currently or formerly owned or operated by any Loan Party or any Subsidiary.

(c) Except as otherwise set forth on Schedule 5.09, no Loan Party or any Subsidiary is undertaking, and no Loan Party or any Subsidiary has completed, either individually or together with other potentially responsible parties, any investigation or assessment or remedial or response action relating to any actual or threatened release, discharge or disposal of Hazardous Materials at any site, location or operation, either voluntarily or pursuant to the order of any Governmental Authority or the requirements of any Environmental Law; and all Hazardous Materials generated, used, treated, handled or stored at, or transported to or from, any property currently or formerly owned or operated by any Loan Party or any Subsidiary have been disposed of in a manner not reasonably expected to result in material liability to any Loan Party or any Subsidiary.

5.10 Insurance. The properties of the Loan Parties and their Subsidiaries are insured with financially sound and reputable insurance companies which are not Affiliates of the Loan Parties, in such amounts, with such deductibles and covering such risks (including, without limitation, workmen’s compensation, public liability, business interruption, property damage and marine cargo insurance) as are customarily carried by companies engaged in similar businesses and owning similar properties in localities where the Loan Parties and their Subsidiaries operate. Schedule 5.10 sets forth a description of all insurance maintained by or on behalf of the Loan Parties and their Subsidiaries as of the Closing Date. Each insurance policy listed on Schedule 5.10 is in full force and effect and all premiums in respect thereof that are due and payable have been paid.

5.11 Taxes. The Loan Parties and their Subsidiaries have filed all federal, state, and other material Tax returns and reports required to be filed, and have paid all federal, state, and other Taxes, assessments, fees and other governmental charges levied or imposed upon them or their properties, income or assets otherwise due and payable, except those which are being actively contested in good faith by appropriate proceedings diligently conducted, for which adequate reserves have been provided in accordance with GAAP, and which contest effectively suspends the collection of the contested obligation and the enforcement of any Lien securing such obligation. There is no proposed Tax assessment against any Loan Party or any Subsidiary except those which are being actively contested in good faith by appropriate proceedings diligently conducted, for which adequate reserves have been provided in accordance with GAAP, and which contest effectively suspends the collection of the contested obligation and the enforcement of any such Tax assessment against such Loan Party or Subsidiary. No Loan Party or any Subsidiary is a party to any Tax sharing agreement.

5.12 ERISA Compliance.

(a) Each Loan Party, each of its ERISA Affiliates and each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other federal or state Laws. Each Plan that is intended to qualify under Section 401(a) of the Code has received a favorable determination letter from the IRS or an application for such a letter is currently being processed by the IRS with respect thereto and, to the knowledge of the Loan Parties, nothing has occurred which would prevent, or cause the loss of, such qualification. The Loan Parties and each ERISA Affiliate have made all required contributions to each Plan subject to Sections 412 or 430 of the Code and to each Multiemployer Plan, and no application for a funding waiver or an extension of any amortization period pursuant to Sections 412 or 430 of the Code has been made with respect to any Plan. No Lien imposed under the Code or ERISA exists or is likely to arise on account of any Plan or Multiemployer Plan.

(b) There are no pending or, to the knowledge of the Loan Parties, threatened claims, actions or lawsuits, or action by any Governmental Authority, with respect to any Plan that could reasonably be expected to have a Material Adverse Effect. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan that has resulted or could reasonably be expected to result in a Material Adverse Effect.

(c) (i) No ERISA Event has occurred or is reasonably expected to occur; (ii) no Pension Plan has any Unfunded Pension Liability; (iii) neither any Loan Party nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA); (iv) neither any Loan Party nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Sections 4201 or 4243 of ERISA with respect to a Multiemployer Plan; and (v) neither any Loan Party nor any ERISA Affiliate has engaged in a transaction that could be subject to Sections 4069 or 4212(c) of ERISA.

5.13 Subsidiaries; Equity Interests. The Loan Parties have no Subsidiaries other than those specifically disclosed in Part (a) of Schedule 5.13, which Schedule sets forth the legal name, jurisdiction of incorporation or formation and authorized Equity Interests of each such Subsidiary. All of the outstanding Equity Interests in such Subsidiaries have been validly issued, are fully paid and non-assessable (if applicable) and are owned by a Loan Party (or a Subsidiary of a Loan Party) in the amounts specified on Part (a) of Schedule 5.13 free and clear of all Liens except for those created under the Security Documents. Except as set forth in Schedule 5.13, there are no outstanding rights to purchase any Equity Interests in any Subsidiary. The Loan Parties have no equity investments in any other corporation or entity other than those specifically disclosed in Part (a) of Schedule 5.13. All of the outstanding Equity Interests in the Loan Parties have been validly issued, and are fully paid and non-assessable (if applicable) and are owned in the amounts specified on Part (b) of Schedule 5.13 free and clear of all Liens except for those created under the Security Documents. The copies of the Organization Documents of each Loan Party and each amendment thereto provided pursuant to Section 4.01 are true and correct copies of each such document, each of which is valid and in full force and effect.

5.14 Margin Regulations; Investment Company Act.

(a) No Loan Party is engaged or will be engaged, principally or as one of its important activities, in the business of purchasing or carrying margin stock (within the meaning of Regulation U issued by the FRB), or extending credit for the purpose of purchasing or carrying margin stock. None of the proceeds of the Revolving Credit Borrowings shall be used directly or indirectly for the purpose of purchasing or carrying any margin stock, for the purpose of reducing or retiring any Indebtedness that was originally incurred to purchase or carry any margin stock or for any other purpose that might cause any of the Revolving Credit Borrowings to be considered a “purpose credit” within the meaning of Regulations T, U, or X issued by the FRB.

(b) None of the Loan Parties, any Person Controlling any Loan Party, or any Subsidiary is or is required to be registered as an “investment company” under the Investment Company Act of 1940.

5.15 Disclosure. Each Loan Party has disclosed to the Agent and the Lenders all agreements, instruments and corporate or other restrictions to which it or any of its Subsidiaries is subject, and all other matters known to it, that, individually or in the aggregate, could reasonably be expected to result in a Material Adverse Effect. No report, financial statement, certificate or other information furnished (whether in writing or orally) by or on behalf of any Loan Party to the Agent or any Lender in connection with the transactions contemplated hereby and the negotiation of this Agreement or delivered hereunder or under any other Loan Document (in each case, as modified or supplemented by other information so furnished) contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; provided that, with respect to projected financial information, the Loan Parties represent only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time of preparation and delivery (it being understood that (a) no forecasts are to be viewed as facts, (b) all forecasts are subject to significant uncertainties and contingencies, many of which are beyond the control of the Loan Parties and their respective Subsidiaries, (c) no assurance can be given that any particular projections will be realized, and (d) actual results may vary from such forecasts and that variations may be material).

5.16 Compliance with Laws. Each of the Loan Parties and each Subsidiary is in compliance (a) in all material respects with the requirements of all Laws (including without limitation, the provisions of the Bankruptcy Code and any other Debtor Relief Laws) and all orders, writs, injunctions and decrees applicable to it or to its properties, except in such instances in which (i) such requirement of Law or order, writ, injunction or decree is being actively contested in good faith by appropriate proceedings diligently conducted, or (ii) the failure to comply therewith, either individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect, and (b) with Sections 10.17 and 10.18 hereof.

5.17 Intellectual Property; Licenses, Etc.

(a) The Loan Parties and their Subsidiaries own, or possess the right to use, all of the Intellectual Property, licenses, permits and other authorizations that are reasonably necessary for the operation of their respective businesses, without conflict with the rights of any other Person.

(b) To the knowledge of the Loan Parties, no slogan or other advertising device, product, process, method, substance, part or other material now employed, or now contemplated to be employed, by any Loan Party or any Subsidiary infringes upon any rights held by any other Person.

(c) Except as specifically disclosed in Schedule 5.17, no claim or litigation regarding any of the foregoing is pending or, to the knowledge of the Loan Parties, threatened, which, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

(d) With respect to Eligible Intellectual Property included in the Borrowing Base:

(i) such Intellectual Property is owned (including as of record) by the Borrower, which the Borrower otherwise has good, valid or marketable title thereto, free and clear of any Lien (other than (x) Liens in favor of the Agent securing the Obligations and (y) other Liens permitted under Section 7.01 which do not have priority over the Lien in favor of the Agent);

(ii) there are no judgments, covenants not to sue, licenses or other agreements or arrangements relating to such Intellectual Property which bind, obligate or otherwise materially restrict or impair the Borrower’s or any other Loan Party’s use and exploitation of such Intellectual Property;

(iii) there are no material pending or, to any Loan Party’s knowledge, threatened claims against any Loan Party or any Subsidiary asserted by any other Person relating to such Intellectual Property, including any claims of adverse ownership, invalidity, infringement, misappropriation, violation or other opposition to or conflict with such Intellectual Property, and no Loan Party has received any written notice from any Person that any Loan Party’s business, the use of such Intellectual Property, or the manufacture, use or sale of any product or the performance of any service by any Loan Party or any Subsidiary infringes upon, violates or constitutes a misappropriation of, or may infringe upon, violate or constitute a misappropriation of, or otherwise interfere with, any other Intellectual Property of any other Person; and

(iv) no such Intellectual Property is being infringed, violated, misappropriated or otherwise used by any other Person without the express authorization of the Borrower.

5.18 Labor Matters. There are no strikes, lockouts, slowdowns or other material labor disputes against any Loan Party or any Subsidiary pending or, to the knowledge of any Loan Party, threatened. The hours worked by and payments made to employees of the Loan Parties comply with the Fair Labor Standards Act and any other applicable federal, state, local or foreign Law dealing with such matters. No Loan Party or any of its Subsidiaries has incurred any liability or obligation under the Worker Adjustment and Retraining Act or similar state Law. All payments due from any Loan Party and its Subsidiaries, or for which any claim may be made against any Loan Party or any of its Subsidiaries, on account of wages and employee health and welfare insurance and other benefits, have been paid or properly accrued in accordance with GAAP as a liability on the books of such Loan Party. Except as set forth on Schedule 5.18, no Loan Party or any Subsidiary is a party to or bound by any collective bargaining agreement, management agreement, employment agreement, bonus, restricted stock, stock option, or stock appreciation plan or agreement or any similar plan, agreement or arrangement. There are no representation proceedings pending or, to any Loan Party’s knowledge, threatened to be filed with the National Labor Relations Board, and no labor organization or group of employees of any Loan Party or any Subsidiary has made a pending demand for recognition and no union organizing activities are taking place. There are no complaints, unfair labor practice charges, grievances, arbitrations, unfair employment practices, charges or any other claims or complaints against any Loan Party or any Subsidiary pending or, to the knowledge of any Loan Party, threatened to be filed with any Governmental Authority or arbitrator based on, arising out of, in connection with, or otherwise relating to the employment or termination of employment of any employee of any Loan Party or any of its Subsidiaries. The consummation of the transactions contemplated by the Loan Documents will not give rise to any right of termination or right of renegotiation on the part of any union under any collective bargaining agreement to which any Loan Party or any of its Subsidiaries is bound.

5.19 Security Documents.

(a) The Security Agreement creates in favor of the Agent, for the benefit of the Credit Parties (or the “Secured Parties” as referred to therein), a legal, valid, continuing and enforceable security interest in the Collateral (as defined in the Security Agreement), the enforceability of which is subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law. All applicable financing statements, releases and other similar filings are in appropriate form and have been or will be filed in the offices specified in Schedule II of the Security Agreement. Upon such filings and/or the obtaining of “control” (as defined in the UCC), the Agent will have a perfected Lien on, and security interest in, to and under all right, title and interest of the grantors thereunder in all Collateral that may be perfected by filing, recording or registering a financing statement or analogous document (including without limitation the proceeds of such Collateral subject to the limitations relating to such proceeds in the UCC) or by obtaining control, under the UCC (in effect on the date this representation is made) in each case prior and superior in right to any other Person, subject to Permitted Prior Liens that as a matter of law have priority over the Lien in favor of the Agent.

(b) When the Security Agreement (or a short form thereof) is filed in the United States Patent and Trademark Office and the United States Copyright Office and when all applicable financing statements, releases and other similar filings in appropriate form are filed in the offices specified in Schedule II of the Security Agreement, the Agent shall have a fully perfected Lien on, and security interest in, all right, title and interest of the applicable Loan Parties in the Intellectual Property in which a security interest may be perfected by filing, recording or registering a security agreement, financing statement or analogous document in such offices, as applicable, in each case prior and superior in right to any other Person (it being understood that subsequent recordings in the United States Patent and Trademark Office and the United States Copyright Office may be necessary to perfect a Lien on registered Intellectual Property acquired by the Loan Parties after the Closing Date).

(c) The Mortgages create in favor of the Agent, for the benefit of the Credit Parties (or the “Secured Parties” as referred to therein), a legal, valid, continuing and enforceable Lien in the Mortgaged Property (as defined in the Mortgages), the enforceability of which is subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law. Upon the filing or recording of the Mortgages with the appropriate Governmental Authorities, the Agent will have a perfected Lien on, and security interest in, to and under all right, title and interest of the grantors thereunder in all Mortgaged Property that may be perfected by such filing (including without limitation the proceeds of such Mortgaged Property), in each case prior and superior in right to any other Person.

5.20 Solvency. After giving effect to the transactions contemplated by this Agreement, and before and after giving effect to each Revolving Credit Borrowing, the Loan Parties, on a Consolidated basis, are Solvent. No transfer of property has been or will be made by any Loan Party and no obligation has been or will be incurred by any Loan Party in connection with the transactions contemplated by this Agreement or the other Loan Documents with the intent to hinder, delay, or defraud either present or future creditors of any Loan Party.

5.21 Deposit Accounts; Credit Card Arrangements.

(a) Annexed hereto as Schedule 5.21(a) is a list of all DDAs maintained by the Loan Parties as of the Closing Date, which Schedule includes, with respect to each DDA (i) the name and address of the depository; (ii) the account number(s) maintained with such depository; (iii) a contact person at such depository; and (iv) the identification of each Excluded Account.

(b) Annexed hereto as Schedule 5.21(b) is a list describing all arrangements as of the Closing Date to which any Loan Party is a party with respect to the processing and/or payment to such Loan Party of the proceeds of any credit card charges and debit card charges for sales made by such Loan Party.

5.22 Brokers. No broker or finder brought about the obtaining, making or closing of the Committed Revolving Loans or transactions contemplated by the Loan Documents, and no Loan Party or Affiliate thereof has any obligation to any Person in respect of any finder’s or brokerage fees in connection therewith. Notwithstanding the foregoing, the Loan Parties shall be solely responsible for payment of any other finder’s or brokerage fees.

5.23 Customer and Trade Relations. There exists no actual or, to the knowledge of any Loan Party, threatened, termination or cancellation of, or any material adverse modification or change in the business relationship of any Loan Party with any supplier material to its operations.

5.24 Material Contracts. Schedule 5.24 sets forth all Material Contracts to which any Loan Party is a party or is bound as of the Closing Date. The Loan Parties have delivered true, correct and complete copies of all Material Contracts to the Agent. The Loan Parties are not in breach or in default in any material respect of or under any Material Contract and have not received any notice of default under, or of the intention of any other party thereto to terminate, any Material Contract. None of the other parties to any Material Contract are in default in any material respect of or under any Material Contract.

5.25 Casualty. Neither the businesses nor the properties of any Loan Party or any of its Subsidiaries are affected by any fire, explosion, accident, strike, lockout or other labor dispute, drought, storm, hail, earthquake, embargo, act of God or of the public enemy or other casualty (whether or not covered by insurance) that, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

5.26 Business Plan. The Loan Parties are operating their business in all material respects in a manner consistent with the applicable Business Plan.

5.27 Personally Identifiable Information. The Loan Parties maintain a policy for the treatment, handling and storage of consumer information and personally identifiable information in accordance with applicable Laws and a true, accurate and complete copy of the current version thereof has been provided to the Agent.

5.28 Cybersecurity. Except as could not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect, the information technology assets, equipment, systems, networks, software, hardware, and the computers, websites, applications and databases used by or on behalf of the Borrower and its Subsidiaries (collectively, “IT Systems”) (i) are adequate for the operation of the Borrower’s and each such Subsidiaries’ business as currently conducted, and (ii) are free and clear of all bugs, errors, defects, Trojan horses, time bombs, malware and other corruptants. Except as could not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect, (i) the Loan Parties have implemented and maintained commercially reasonable (taking into account the nature, scope and sensitivity of the information) policies, procedures, and safeguards designed to maintain and protect all data and confidential information (including trade secrets) included in the Collateral and the integrity, continuous operation, redundancy and security of all IT Systems and data and (ii) there have been no breaches, cyberattacks (including ransomware attacks) or unauthorized uses of or accesses to the IT Systems or any data, trade secrets or confidential information stored therein or processed thereby, except for those that have been fully remedied.

5.29 Anti-Corruption Laws and Sanctions. Each Loan Party and its Subsidiaries has implemented and maintains in effect policies and procedures reasonably designed to ensure compliance by such Loan Party and its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions, and each Loan Party and its Subsidiaries and, to the knowledge of the Loan Parties, their respective officers, directors, employees and agents, are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects. None of (a) the Loan Parties or their Subsidiaries, or, to the knowledge of the Loan Parties, any of their respective directors, officers or employees, or (b) to the knowledge of the Loan Parties, any agent of the Loan Parties or any Subsidiary that will act in any capacity in connection with or benefit from the credit facility established hereby, is a Sanctioned Person.

5.30 Commercial Financial Disclosure Laws. The Borrower, in its capacity as the sole, primary Borrower, is principally managed and directed from a jurisdiction that has enacted a Commercial Financial Disclosure Law (“CFDL”) and no later than one (1) day prior to the Closing Date, has signed an agreement in form and substance reasonably satisfactory to the Agent (the “Threshold Agreement”) with the Agent and the Lenders confirming that the amount of the facility (i) exceeds the applicable CFDL’s statutory threshold or (ii) is subject to another CFDL exemption from the requirement to provide CFDL disclosures. For the avoidance of doubt, the threshold shall be calculated subject to the applicable CFDL, generally as the maximum dollar amount that will at some point be outstanding during the term of an asset-based-lending or factoring transaction, or, for all other transactions, the amount financed.

5.31 Outbound Investment Rules. No Loan Party nor any of its Subsidiaries is a “covered foreign person” as that term is used in the Outbound Investment Rules. No Loan Party nor any of its Subsidiaries currently engages, or has any present intention to engage in the future, directly or indirectly, in (a) a “covered activity” or a “covered transaction”, as each such term is defined in the Outbound Investment Rules, (b) any activity or transaction that would constitute a “covered activity” or a “covered transaction”, as each such term is defined in the Outbound Investment Rules, if such Loan Party or Subsidiary were a U.S. Person or (c) any other activity that would cause the Agent, any Lender or any other Credit Party to be legally prohibited by the Outbound Investment Rules from performing under this Agreement.

ARTICLE VI

AFFIRMATIVE COVENANTS

So long as any Lender shall have any Revolving Commitment hereunder, or any Committed Revolving Loan or other Obligation hereunder shall remain unpaid or unsatisfied (other than contingent indemnification obligations for which a claim has not been asserted), each Loan Party shall, and shall (except in the case of the covenants set forth in Sections 6.01, 6.02, and 6.03) cause each Subsidiary to:

6.01 Financial Statements. Deliver to the Agent, in form and detail satisfactory to the Agent:

(a) as soon as available, but in any event within ninety (90) days after the end of each Fiscal Year of the Borrower (commencing with the Fiscal Year ended December 31, 2025), a Consolidated balance sheet of the Borrower and its Subsidiaries as at the end of such Fiscal Year, and the related Consolidated statements of income or operations, Shareholders’ Equity and cash flows for such Fiscal Year, setting forth in each case in comparative form the figures for the previous Fiscal Year, all in reasonable detail and prepared in accordance with GAAP, such Consolidated statements to be audited and accompanied by a report and unqualified opinion of a Registered Public Accounting Firm of nationally recognized standing acceptable to the Agent in its Permitted Discretion, which report and opinion shall be prepared in accordance with generally accepted auditing standards and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit together with a written management discussion and analysis regarding the same; and such Consolidated statements to be certified by a Responsible Officer of the Borrower to the effect that such statements are fairly stated in all material respects when considered in relation to the Consolidated financial statements of the Borrower and its Subsidiaries;

(b) as soon as available, but in any event within forty-five (45) days after the end of each of the Fiscal Quarters of each Fiscal Year of the Borrower (other than the Fiscal Quarter ending December 31), commencing with the Fiscal Quarter ended June 30, 2025, unaudited Consolidated balance sheets of the Borrower and its Subsidiaries as at the end of such Fiscal Quarter, and the related Consolidated statements of income or operations, Shareholders’ Equity for such Fiscal Quarter, and the related Consolidated statements of income or operations, Shareholders’ Equity and cash flows for the portion of the Borrower’s Fiscal Year then ended, such Consolidated statements to be certified by a Responsible Officer of the Borrower as fairly presenting the financial condition, results of operations, Shareholders’ Equity and cash flows of the Borrower and its Subsidiaries as of the end of such Fiscal Quarter or portion of the Borrower’s Fiscal Year then ended in accordance with GAAP, subject only to normal year-end audit adjustments and such Consolidated statements to be certified by a Responsible Officer of the Borrower to the effect that such statements are fairly stated in all material respects when considered in relation to the Consolidated financial statements of the Borrower and its Subsidiaries;

(c) as soon as available, but in any event within thirty (30) days after the end of each of the Fiscal Months of each Fiscal Year of the Borrower (including, for the avoidance of doubt, the last Fiscal Month of each Fiscal Quarter and each Fiscal Year of the Borrower), commencing with the Fiscal Month ended May 31, 2025, unaudited Consolidated statements of income, Inventory, Accounts, current assets, total assets, current liabilities and total liabilities of the Borrower and its Subsidiaries (which, for the avoidance of doubt, will not be prepared in accordance with GAAP) as at the end of such Fiscal Month;

(d) within the thirty (30) day period immediately following the end of each Fiscal Year of the Borrower, the Business Plan of the Borrower and its Subsidiaries on a monthly basis for the immediately following Fiscal Year (including the Fiscal Year in which the Maturity Date occurs), and as soon as available, any significant revisions to the Business Plan with respect to such Fiscal Year.

6.02 Certificates; Other Information. Deliver to the Agent, in form and detail satisfactory to the Agent:

(a) [reserved];

(b) concurrently with the delivery of the financial statements referred to in Sections 6.01(a), 6.01(b) and 6.01(c), (i) a duly completed Compliance Certificate signed by a Responsible Officer of the Borrower, and in the event of any change in generally accepted accounting principles used in the preparation of such financial statements, the Borrower shall also provide a statement of reconciliation conforming such financial statements to GAAP and (ii) a copy of management’s discussion and analysis with respect to such financial statements;

(c) on the Wednesday of each week (or, if such day is not a Business Day, on the next succeeding Business Day), a Borrowing Base Certificate showing the Borrowing Base as of the close of business as of the last day of the immediately preceding week, each Borrowing Base Certificate to be certified as complete and correct by a Responsible Officer of the Borrower and accompanied by all applicable system generated documentation supporting the information contained within the Borrowing Base Certificate; provided however that, this clause (c) shall be subject to the provisions of Schedule 6.02 hereto.

(d) promptly upon receipt by any Loan Party, copies of any detailed audit reports, management letters or recommendations submitted to the board of directors or managers (or other equivalent governing body), or the audit committee of the board of directors or managers (or other equivalent governing body) of any Loan Party by its Registered Public Accounting Firm in connection with the accounts or books of the Loan Parties or any Subsidiary, or any audit of any of them, including, without limitation, specifying any Internal Control Event;

(e) promptly after the same are available, copies of each annual report, proxy or financial statement or other report or communication sent to the stockholders of the Loan Parties, and copies of all annual, regular, periodic and special reports and registration statements which any Loan Party may file or be required to file with the SEC under Section 13 or 15(d) of the Securities Exchange Act of 1934 or with any national securities exchange, and in any case not otherwise required to be delivered to the Agent pursuant hereto;

(f) the financial and collateral reports described on Schedule 6.02 hereto, at the times set forth in such Schedule, which schedule shall be finalized between the Agent and the Borrower on a post-closing basis pursuant to Schedule 6.27;

(g) promptly after the furnishing thereof, copies of any statement or report furnished to any holder of debt securities of any Loan Party or any Subsidiary pursuant to the terms of any indenture, loan or credit or similar agreement and not otherwise required to be furnished to the Lenders pursuant to Section 6.01 or any other clause of this Section 6.02;

(h) as soon as available, but in any event within thirty (30) days after the end of each Fiscal Year of the Loan Parties, a report summarizing the insurance coverage (specifying type, amount and carrier) in effect for each Loan Party and its Subsidiaries and containing such additional information as the Agent, or any Lender through the Agent, may reasonably specify;

(i) to the extent not previously delivered to the Agent, copies of all Material Contracts and documents evidencing Material Indebtedness;

(j) promptly, and in any event within five (5) Business Days after receipt thereof by any Loan Party or any Subsidiary, copies of each notice or other correspondence received from any Governmental Authority (including, without limitation, the SEC (or comparable agency in any applicable non-U.S. jurisdiction)) concerning any proceeding with, or investigation or possible investigation or other inquiry by such Governmental Authority regarding financial or other operational results of any Loan Party or any Subsidiary or any other matter which, if adversely determined, could reasonably expected to have a Material Adverse Effect; and

(k) promptly, such additional information regarding the business affairs, financial condition or operations of any Loan Party or any Subsidiary or compliance with the terms of the Loan Documents (including, without limitation, tariffs applicable to the Loan Parties and such information related to any events occurring under Section 6.03) as the Agent or any Lender may from time to time reasonably request.

6.03 Notices. Promptly notify the Agent:

(a) of the occurrence of any Default or Event of Default;

(b) of any matter that has resulted or could reasonably be expected to result in a Material Adverse Effect;

(c) of any breach or non-performance of, or any default under, or any termination of, a Material Contract or with respect to Material Indebtedness;

(d) of any dispute, litigation, investigation, proceeding or suspension (or any material development in any of the foregoing) between any Loan Party or any Subsidiary, on the one hand, and any Governmental Authority or any other Person, on the other hand, that (i) seeks damages in excess of $5,000,000, (ii) seeks injunctive relief, (iii) is asserted or instituted against any Plan, its fiduciaries or its assets, (iv) alleges criminal misconduct by any Loan Party, (v) alleges the violation of, or seeks to impose remedies under, any Environmental Law or related requirement of Law, or seeks to impose liability under any Environmental Law (including in respect of any Mortgaged Property), (vi) asserts liability on the part of any Loan Party in excess of $250,000 in respect of any tax, fee, assessment, or other governmental charge, or (vii) involves any product recall;

(e) the occurrence of any ERISA Event that, alone or together with any other ERISA Events that have occurred, could reasonably be expected to result in liability of the Loan Parties and their Subsidiaries in an aggregate amount exceeding $1,000,000;

(f) of any material change in accounting policies or financial reporting practices by any Loan Party or any Subsidiary;

(g) of any change or proposed change in any Loan Party’s senior executive officers;

(h) of the discharge by any Loan Party of its present Registered Public Accounting Firm or any withdrawal or resignation by such Registered Public Accounting Firm;

(i) of any collective bargaining agreement or other labor contract to which a Loan Party becomes a party, or the application for the certification of a collective bargaining agent;

(j) of the filing of any Lien for unpaid Taxes against any Loan Party in excess of $250,000;

(k) of (i) any casualty, loss, damage or destruction (whether or not covered by insurance) to any Collateral included in the Borrowing Base, (ii) any casualty, loss, damage or destruction (whether or not covered by insurance) to any other Collateral in the amount of $2,000,000 or more and (iii) the commencement of any action or proceeding for the taking of any interest in any Collateral under power of eminent domain or by condemnation or similar proceeding;

(l) of any claim made in respect of D&O Insurance; and

(m) of any material variance of the Loan Parties’ actual performance from the projected results in the Business Plan or of any plan of the Loan Parties to deviate materially from operating in the ordinary course of business.

Each notice pursuant to this Section shall be accompanied by a statement of a Responsible Officer of the Borrower setting forth details of the occurrence referred to therein and stating what action the Borrower has taken and proposes to take with respect thereto. Each notice pursuant to Section 6.03(a) shall describe with particularity any and all provisions of this Agreement and any other Loan Document that have been breached.

6.04 Payment of Obligations. Pay, discharge or otherwise satisfy as the same shall become due and payable, all of its obligations and liabilities, including (a) all Tax liabilities, assessments and governmental charges or levies upon it or its properties or assets, (b) all lawful claims (including, without limitation, claims of landlords, warehousemen, customs brokers, freight forwarders, consolidators, carriers and suppliers) which, if unpaid, would by Law or contract become a Lien upon its property; and (c) all Indebtedness, as and when due and payable, but subject to any subordination provisions contained in any instrument or agreement evidencing such Indebtedness, except, in each case, where (i) the validity or amount thereof is being actively contested in good faith by appropriate proceedings, (ii) such Loan Party has set aside on its books adequate reserves with respect thereto in accordance with GAAP, (iii) such contest effectively suspends collection of the contested obligation and (iv) no Lien has been filed with respect thereto. Nothing contained herein shall be deemed to limit the rights of the Agent with respect to determining Reserves pursuant to this Agreement.

6.05 Preservation of Existence, Etc. Preserve, renew and maintain in full force and effect its legal existence and good standing under the Laws of the jurisdiction of its organization or formation except in a transaction permitted by Section 7.04 or 7.05; take all reasonable action to maintain all rights, privileges, permits, licenses and franchises necessary or desirable in the normal conduct of its business, except to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; and preserve or renew all of its Intellectual Property, except to the extent such Intellectual Property is no longer used or useful in the conduct of the business of the Loan Parties.

6.06 Maintenance of Properties. (a) Maintain, preserve and protect all of its material properties and equipment necessary in the operation of its business in good working order and condition, ordinary wear and tear and insured casualty loss excepted; (b) make all necessary repairs thereto and renewals and replacements thereof except, in each case, where the failure to do so could not reasonably be expected to have a Material Adverse Effect; and (c) with respect to all Material Intellectual Property (and, in any event, all Eligible Intellectual Property included in the Borrowing Base), (i) continue to use such Intellectual Property on each and every class of goods applicable to its current line as reflected in its current catalogs, brochures and price lists in order to maintain such Intellectual Property in full force free from any claim of abandonment for non-use, (ii) maintain as in the past the quality of products and services offered under such Intellectual Property, (iii) employ such Intellectual Property with the appropriate notice of registration, if applicable, (iv) refrain from (and restrict any licensee or sublicensee thereof from) doing any act or omitting to do any act whereby any such Intellectual Property may become invalidated and (v) if such Intellectual Property is infringed, misappropriated, diluted or impaired by a third party, promptly sue for infringement, misappropriation, dilution or impairment, to seek injunctive relief where appropriate and to recover any and all damages for such infringement, misappropriation, dilution or impairment, or to take such other actions as the Loan Parties shall reasonably deem appropriate under the circumstances to protect such Intellectual Property.

6.07 Maintenance of Insurance.

(a) Maintain with financially sound and reputable insurance companies reasonably acceptable to the Agent in its Permitted Discretion, and not Affiliates of the Loan Parties, insurance with respect to its properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business and operating in the same or similar locations or as is required by applicable Law, of such types and in such amounts as are customarily carried under similar circumstances by such other Persons and as are acceptable to the Agent in its Permitted Discretion, including (i) D&O Insurance in amounts not less than the amounts set forth in the certificate of D&O Insurance most recently delivered to the Agent prior to the Closing Date in excess of a $2,500,000 self-insured retention and (ii) marine cargo insurance.

(b) Cause fire and extended coverage policies maintained with respect to any Collateral to be endorsed or otherwise amended to include (i) a non-contributing mortgage clause (regarding improvements to Real Estate) and lenders’ loss payable clause (regarding personal property), in form and substance satisfactory to the Agent, which endorsements or amendments shall provide that the insurer shall pay all proceeds otherwise payable to the Loan Parties under the policies directly to the Agent, (ii) a provision to the effect that none of the Loan Parties, Credit Parties or any other Person shall be a co-insurer and (iii) such other provisions as the Agent may reasonably require from time to time to protect the interests of the Credit Parties.

(c) Maintain with financially sound and reputable insurance companies reasonably acceptable to the Agent in its Permitted Discretion, and not Affiliates of the Loan Parties, insurance with respect to its IT Systems and the data maintained therein against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business and operating in the same or similar locations or as is required by applicable Law, of such types and in such amounts as are customarily carried under similar circumstances by such other Persons, in each case to be endorsed to name the Agent as an additional insured.

(d) Cause commercial general liability policies to be endorsed to name the Agent as an additional insured.

(e) Cause business interruption policies (including policies insuring against any disruption on the Loan Parties’ business operations resulting from any unauthorized access, use, control, disclosure, destruction or modification of such Loan Parties’ IT Systems and/or the data maintained therein) to name the Agent as a lender’s loss payee and to be endorsed or amended to include (i) a provision that, from and after the Closing Date, the insurer shall pay all proceeds otherwise payable to the Loan Parties under the policies directly to the Agent, (ii) a provision to the effect that none of the Loan Parties, Credit Parties or any other Person shall be a co-insurer, and (iii) such other provisions as the Agent may reasonably require from time to time to protect the interests of the Credit Parties.

(f) Cause marine cargo policies to be endorsed to the name of the Agent as a lender’s loss payable.

(g) Cause each such policy referred to in this Section 6.07 to also provide that it shall not be canceled, modified or not renewed (i) by reason of nonpayment of premium except upon not less than ten (10) days’ prior written notice thereof by the insurer to the Agent (giving the Agent the right to cure defaults in the payment of premiums) or (ii) for any other reason except upon not less than thirty (30) days’ prior written notice thereof by the insurer to the Agent.

(h) Deliver to the Agent, prior to the cancellation, modification or non-renewal of any such policy of insurance, a copy of a renewal or replacement policy (or other evidence of renewal of a policy previously delivered to the Agent, including an insurance binder) together with evidence satisfactory to the Agent of payment of the premium therefor.

(i) If at any time the area in which any Real Estate, including, without limitation, any Mortgaged Property, is located is designated (i) a “flood hazard area” in any Flood Insurance Rate Map published by the Federal Emergency Management Agency (or any successor agency), obtain flood insurance in such total amount as is reasonable and customary for companies engaged in the same or similar business of the Loan Parties, and otherwise comply with the National Flood Insurance Program as set forth in the Flood Disaster Protection Act of 1973, as amended from time to time, or (ii) a “Zone 1” area, obtain earthquake insurance in such total amount as is reasonable and customary for companies engaged in the Related Business.

(j) Maintain for themselves and their Subsidiaries, a “Blanket Crime” policy including employee dishonesty, forgery or alteration, theft, disappearance and destruction, robbery and safe burglary, property, and computer fraud coverage with responsible companies in such amounts as are customarily carried by business entities engaged in similar businesses similarly situated, and will upon request by the Agent furnish the Agent certificates evidencing renewal of each such policy.

(k) Permit any representatives that are designated by the Agent to inspect the insurance policies maintained by or on behalf of the Loan Parties and to inspect books and records related thereto and any properties covered thereby.

(l) None of the Credit Parties, or their agents or employees shall be liable for any loss or damage insured by the insurance policies required to be maintained under this Section 6.07. Each Loan Party shall look solely to its insurance companies or any other parties other than the Credit Parties for the recovery of such loss or damage and such insurance companies shall have no rights of subrogation against any Credit Party or its agents or employees. If, however, the insurance policies do not provide waiver of subrogation rights against such parties, as required above, then the Loan Parties hereby agree, to the extent permitted by Law, to waive their right of recovery, if any, against the Credit Parties and their agents and employees. The designation of any form, type or amount of insurance coverage by any Credit Party under this Section 6.07 shall in no event be deemed a representation, warranty or advice by such Credit Party that such insurance is adequate for the purposes of the business of the Loan Parties or the protection of their properties.

6.08 Compliance with Laws. Comply with the requirements of all Laws and all orders, writs, injunctions and decrees applicable to it or to its business or property, except in such instances in which (a) such requirement of Law or order, writ, injunction or decree is being actively contested in good faith by appropriate proceedings diligently conducted and with respect to which adequate reserves have been set aside and maintained by the Loan Parties in accordance with GAAP, (b) such contest effectively suspends enforcement of the contested Laws, and (c) the failure to comply therewith could not reasonably be expected to have a Material Adverse Effect.

6.09 Books and Records; Accountants.

(a) (i) Maintain proper books of record and account, in which full, true and correct entries in conformity with GAAP consistently applied shall be made of all financial transactions and matters involving the assets and business of the Loan Parties and their Subsidiaries; and (ii) maintain such books of record and account in material conformity with all applicable requirements of any Governmental Authority having regulatory jurisdiction over the Loan Parties and their Subsidiaries.

(b) At all times retain a Registered Public Accounting Firm which is reasonably satisfactory to the Agent and shall instruct such Registered Public Accounting Firm to cooperate with, and be available to, the Agent or its representatives to discuss the Loan Parties’ financial performance, financial condition, operating results, controls, and such other matters, within the scope of the retention of such Registered Public Accounting Firm, as may be raised by the Agent.

6.10 Inspection Rights.

(a) Permit representatives and independent contractors of and advisors to the Agent to visit and inspect any of its properties, to examine its corporate, financial and operating records, and make copies thereof or abstracts therefrom, and to discuss its affairs, finances and accounts with its directors, officers, and Registered Public Accounting Firm, and permit the Agent or professionals (including investment bankers, consultants, accountants, lawyers and other Lender Service Parties) retained by the Agent to conduct evaluations of the Business Plan, forecasts and cash flows, and the Borrower’s inventory and key performance indicators affecting the net orderly liquidation value of such inventory all at the expense of the Loan Parties and at such reasonable times during normal business hours and as often as may be reasonably desired, upon reasonable advance notice to the Borrower; provided, however, that when a Default or Event of Default exists, the Agent (or any of its representatives or independent contractors) may do any of the foregoing at the expense of the Loan Parties at any time during normal business hours and without advance notice.

(b) Upon the request of the Agent after reasonable prior notice, permit the Agent or professionals (including investment bankers, consultants, accountants, lawyers and other Lender Service Parties) retained by the Agent to conduct field exams, quality of earnings, and other evaluations, including, without limitation, of (i) the Borrower’s practices in the computation of the Borrowing Base, (ii) the assets included in the Borrowing Base and related financial information such as, but not limited to, sales, gross margins, payables, accruals and reserves, and (iii) the Business Plan. The Loan Parties shall pay the fees and expenses of the Agent and such professionals with respect to such examinations and evaluations and acknowledge that such professionals may be Affiliates of the Agent. Without limiting the foregoing, the Loan Parties acknowledge that the Agent may, in its Permitted Discretion, undertake (i) up to two (2) field exams each Fiscal Year at the Loan Parties’ expense, and (ii) such additional field exams (x) as it deems necessary or appropriate, at its own expense or (y) if a Default or Event of Default shall have occurred and be continuing, at the expense of the Loan Parties.

(c) Upon the request of the Agent after reasonable prior notice, permit the Agent or professionals (including appraisers) retained by the Agent to conduct appraisals of the Collateral, including, without limitation, the assets included in the Borrowing Base and the Mortgaged Property. The Loan Parties shall pay the fees and expenses of the Agent and such professionals with respect to such appraisals. Without limiting the foregoing, the Loan Parties acknowledge that the Agent may, in its Permitted Discretion, undertake (i) up to (i) two (2) Inventory appraisals each Fiscal Year at the Loan Parties’ expense, (ii) up to (i) one (1) Intellectual Property appraisal each Fiscal Year at the Loan Parties’ expense, (iii) up to one (1) real estate appraisal each Fiscal Year at the Loan Parties’ expense on the Mortgaged Property and (iv) such additional Inventory, Intellectual Property appraisals and real estate appraisals (x) as it deems necessary or appropriate, at its own expense or (y) if a Default or Event of Default shall have occurred and be continuing, at the expense of the Loan Parties.

(d) For the avoidance of doubt, field exams and appraisals which were completed prior to the Closing Date or which are undertaken by the Agent pursuant to clause (l) of the definition of Eligible Inventory or any other provision of this Credit Agreement (other than clauses (b) and (c) of this Section 6.10) shall not be included in the determination of whether field exams and appraisals may be undertaken by the Agent at the Loan Parties’ expense pursuant to clauses (b) and (c) of this Section 6.10.

(e) Upon the request of the Agent after reasonable prior notice, deliver completed (or, if applicable, updated) background checks on any of the Loan Parties’ officers, directors, employees or agents, from a service or source, and in form and with such detail as may be, reasonably satisfactory to the Agent.

(f) With respect to any Mortgaged Property, permit the Agent to engage a geohydrologist, an independent engineer or other qualified consultant or expert, acceptable to the Agent in its Permitted Discretion, at the expense of the Loan Parties, to undertake Phase I environmental site assessments during the term of this Agreement of such Mortgaged Property, provided that such assessments may only be undertaken (i) during the continuance of an Event of Default, and (ii) if a Loan Party receives any notice or obtains knowledge of (A) any potential or known release of any Hazardous Materials at or from any such Mortgaged Property, notification of which must be given to any Governmental Authority under any Environmental Law, or notification of which has, in fact, been given to any Governmental Authority, or (B) any complaint, order, citation or notice with regard to air emissions, water discharges, or any other environmental health or safety matter affecting any Loan Party or any such Mortgaged Property from any Person (including, without limitation, the Environmental Protection Agency). Environmental assessments may include detailed visual inspections of the Mortgaged Property, including, without limitation, any and all storage areas, storage tanks, drains, dry wells and leaching areas, and the taking of soil samples, surface water samples and ground water samples, as well as such other investigations or analyses as are reasonably necessary for a determination of the compliance of the Mortgaged Property and the use and operation thereof with all applicable Environmental Laws. The Borrower will, and will cause each of its Subsidiaries to, cooperate in all respects with the Agent and such third parties to enable such assessment and evaluation to be timely completed in a manner reasonably satisfactory to the Agent.

(g) Upon the request of the Agent after reasonable prior notice, use commercially reasonable efforts to assist Second Avenue and any other Second Avenue Entity (and any of their lending or funding sources) in obtaining ratings for the credit facilities provided for herein from one or more national rating agencies. Without limiting the foregoing, senior management members of the Loan Parties shall attend or host one or more meetings with such rating agencies and Second Avenue upon reasonable prior notice.

(h) Upon the request of the Agent after reasonable prior notice, permit the Agent or professionals (including appraisers) retained by the Agent to conduct examinations and other evaluations of the Loan Parties’ practices in respect of cybersecurity, including, without limitation, such commercially reasonable (taking into account the nature, scope and sensitivity of the information) policies, procedures, and safeguards that have been implemented designed to maintain and protect all data and confidential information (including trade secrets) included in the Collateral and the integrity, continuous operation, redundancy and security of all IT Systems and data.

6.11 Use of Proceeds. Use the proceeds of the Revolving Credit Borrowings (a) to pay certain fees and expenses incurred in connection with the consummation of the transactions contemplated by this Agreement, (b) to finance the acquisition of working capital assets of the Borrower, including the purchase of inventory and equipment, in each case in the ordinary course of business and (c) for general corporate purposes of the Borrower and (d) on the Closing Date, to repay the Indebtedness under the Existing Credit Agreement, in each case to the extent expressly permitted under applicable Law and the Loan Documents.

6.12 Additional Loan Parties. Without limiting Section 6.17, except in the case of Excluded Subsidiaries, notify the Agent at the time that any Person (x) becomes a Subsidiary or (y) in the case of the UK Subsidiary, ceases to qualify as an Immaterial Foreign Subsidiary, and promptly thereafter (and in any event within fifteen (15) days or such longer period as agreed to in writing by the Agent in its Permitted Discretion), cause any such Person (a) to (i) become a Loan Party by executing and delivering to the Agent a Joinder to this Agreement, a Perfection Certificate and the other applicable Loan Documents and such other documents as the Agent shall deem appropriate for such purpose, (ii) grant to the Agent a Lien on such Person’s assets of the same type that constitute Collateral to secure the Obligations, and (iii) deliver to the Agent documents of the types referred to in clauses (iii) and (iv) of Section 4.01(a) and favorable opinions of counsel to such Person (which shall cover, among other things, the legality, validity, binding effect and enforceability of the documentation referred to in clause (a)), and (b) if any Equity Interests or Indebtedness of such Person are owned by or on behalf of any Loan Party, to pledge such Equity Interests and promissory notes evidencing such Indebtedness in accordance with the provisions of the Security Agreement or such other applicable Security Document, in each case in form, content and scope reasonably satisfactory to the Agent. In no event shall compliance with this Section 6.12 waive or be deemed a waiver or consent to any transaction giving rise to the need to comply with this Section 6.12 if such transaction was not otherwise expressly permitted by this Agreement or constitute or be deemed to constitute, with respect to any Subsidiary, an approval of such Person as a Loan Party or permit the inclusion of any acquired assets in the computation of the Borrowing Base.

6.13 Cash Management.

(a) On or prior to the Closing Date (or, if applicable, such later date as required under Section 6.27), each Loan Party shall:

(i) deliver to the Agent copies of notifications (each, a “Credit Card Notification”) substantially in the form attached hereto as Exhibit F which have been executed on behalf of the applicable Loan Party and delivered to such Loan Party’s Credit Card Issuers and Credit Card Processors listed on Schedule 5.21(b); and

(ii) enter into a Controlled Account Agreement with each Controlled Account Bank (the DDAs (other than Disbursement Accounts and Excluded Accounts) subject to such Controlled Account Agreements, collectively, together with the Concentration Account, the “Controlled Accounts”).

(b) From and after the Closing Date, the Loan Parties shall cause to be deposited or sent via ACH or wire transfer, in each case no less frequently than each Business Day (and whether or not there are then any outstanding Obligations) to a Controlled Account (other than a Disbursement Account) all of the following (collectively, “Receipts and Collections”):

(i) all amounts on deposit in each DDA (other than Excluded Accounts described in clause (b) of the definition thereof) (net of any minimum balance, not to exceed $2,500.00, as may be required to be kept in the subject DDA by the depository institution at which such DDA is maintained);

(ii) all payments due from Credit Card Processors and Credit Card Issuers and proceeds of all credit card charges;

(iii) all cash receipts from the Disposition of Inventory and other assets (whether or not constituting Collateral);

(iv) all proceeds of Accounts; and

(v) all Net Proceeds, and all other cash payments received by a Loan Party from any Person or from any source or on account of any Disposition or other transaction or event, including, without limitation, any Prepayment Event.

(c) Upon the occurrence and during the continuance of a Cash Dominion Period, the Loan Parties shall cause the ACH or wire transfer, no less frequently than each Business Day (and whether or not there are then any outstanding Obligations), of all Receipts and Collections to one or more concentration accounts of a Loan Party controlled by the Agent (collectively, the “Concentration Accounts”), but excluding amounts on deposit in each Disbursement Account.

(d) Upon the occurrence and during the continuance of a Cash Dominion Period, the Concentration Accounts shall at all times be under the sole dominion and control of the Agent and all funds therein (in each case, net of any minimum balance, not to exceed $2,500.00, as may be required to be kept therein by the applicable Controlled Account Bank) shall be wired to an account specified by the Agent no less frequently than each Business Day and the Agent shall cause all such funds in the Concentration Accounts received by the Agent to be applied to the Obligations in the order proscribed in either Section 2.05(g) or Section 8.03 of this Agreement, as applicable. The Loan Parties hereby acknowledge and agree that (i) upon the occurrence and during the continuance of a Cash Dominion Period, the Loan Parties have no right of withdrawal from the Concentration Accounts, and (ii) the funds on deposit in the Concentration Accounts shall at all times be collateral security for all of the Obligations. In the event that, notwithstanding the provisions of this Section 6.13, upon the occurrence and during the continuance of a Cash Dominion Period, any Loan Party receives or otherwise has dominion and control of any such Receipts and Collections, such Receipts and Collections shall be held in trust by such Loan Party for the benefit of the Agent, shall not be commingled with any of such Loan Party’s other funds or deposited in any account of such Loan Party and shall, not later than the Business Day after receipt thereof, be deposited into a Concentration Account or dealt with in such other fashion as such Loan Party may be instructed in writing by the Agent.

(e) Upon the request of the Agent, the Loan Parties shall cause bank statements and/or other reports to be delivered to the Agent not less often than monthly, accurately setting forth all amounts deposited in each Controlled Account to ensure the proper transfer of funds as set forth above and provide the Agent with “view-only” access to each of the Loan Parties’ bank accounts identified by the Agent.

(f) If an Event of Default has occurred and is continuing, the Agent may deliver an activation notice, notice of control or similar notice to the applicable bank pursuant to the Controlled Account Agreement for any Disbursement Account.

(g) To the extent (x) permitted by applicable Law and (y) so long as it would not reasonably be expected to result in material tax liability to the Borrower and its Subsidiaries, the Borrower shall make good faith efforts to repatriate, and cause its Excluded Subsidiaries (other than the UK Subsidiary) to repatriate, all cash and Cash Equivalents in DDAs located outside the United States to Controlled Accounts by September 30, 2025.

6.14 Information Regarding the Collateral.

(a) Furnish to the Agent at least thirty (30) days prior written notice of any change in: (i) any Loan Party’s legal name or in any trade name used to identify it in the conduct of its business or in the ownership of its properties; (ii) the location of any Loan Party’s chief executive office, its principal place of business, any office in which it maintains books or records relating to Collateral owned by it or any office, store or facility at which Collateral owned by it is located (including the establishment of any such new office or facility); (iii) any Loan Party’s organizational structure or jurisdiction of incorporation or formation; or (iv) any Loan Party’s federal taxpayer identification number or organizational identification number assigned to it by its state of organization. The Loan Parties agree not to effect, permit or suffer any change referred to in the preceding sentence to be effected unless all filings have been made under the UCC or otherwise that are required in order for the Agent to continue at all times following such change to have a valid, legal and perfected first priority security interest in all of the Collateral for its own benefit and the benefit of the other Credit Parties.

(b) Should any of the information provided by or on behalf of any Loan Party on any of the Schedules hereto or to the other Loan Documents become inaccurate or misleading in any material respect as a result of changes after the Closing Date, the Borrower shall promptly advise the Agent in writing of such revisions or updates as may be necessary or appropriate to update or correct the same. From time to time as may be reasonably requested by the Agent, the Borrower shall supplement each Schedule hereto and to the other Loan Documents, or any representation herein or in any other Loan Document, with respect to any matter arising after the Closing Date that, if existing or occurring on the Closing Date, would have been required to be set forth or described in such Schedule or as an exception to such representation or that is necessary to correct any information in such Schedule or representation which has been rendered inaccurate thereby (and, in the case of any supplements to any Schedule, such Schedule shall be appropriately marked to show the changes made therein). Notwithstanding the foregoing, no supplement or revision to any Schedule or representation shall be deemed the Credit Parties’ consent to the matters reflected in such updated Schedules or revised representations nor permit the Loan Parties to undertake any actions otherwise prohibited hereunder or under any other Loan Document or fail to undertake any action required hereunder or under any other Loan Document or otherwise depart from the restrictions and requirements in existence prior to the delivery of such updated Schedules or such revision of a representation; nor shall any such supplement or revision to any Schedule or representation be deemed the Credit Parties’ waiver of any Default or Event of Default resulting from the matters disclosed therein.

6.15 Physical Inventories.

(a) Cause not less than one (1) physical inventory (or, at the Borrower’s option with respect to retail stores, cycle counts, unless the Agent requests a physical inventory in its Permitted Discretion) to be undertaken, at the expense of the Loan Parties, in each Fiscal Year and periodic cycle counts, in each case consistent with past practices, conducted by such third party inventory takers as are satisfactory to the Agent and following such methodology as is consistent with the methodology used in the immediately preceding inventory or as otherwise may be satisfactory to the Agent. The Agent, at the expense of the Loan Parties, may participate in and/or observe each scheduled physical count of Inventory which is undertaken on behalf of any Loan Party. The Borrower, within five (5) days (or such longer period agreed to by the Agent in writing in its Permitted Discretion) following the completion of such inventory, shall provide the Agent with a reconciliation of the results of such inventory (as well as of any other physical inventory or cycle counts undertaken by a Loan Party).

(b) Permit the Agent, in its Permitted Discretion, if any Default or Event of Default exists, to cause additional such inventories to be taken as the Agent determines (each, at the expense of the Loan Parties).

6.16 Environmental Laws. (a) Conduct its operations and keep and maintain its Real Estate in material compliance with all Environmental Laws; (b) obtain and renew all environmental permits necessary for its operations and properties; and (c) implement any and all investigation, remediation, removal and response actions that are appropriate or necessary to maintain the value and marketability of the Real Estate or to otherwise comply with Environmental Laws pertaining to the presence, generation, treatment, storage, use, disposal, transportation or release of any Hazardous Materials on, at, in, under, above, to, from or about any of its Real Estate, provided, however, that neither a Loan Party nor any of its Subsidiaries shall be required to undertake any such cleanup, removal, remedial or other action to the extent that its obligation to do so is being actively contested in good faith and by proper proceedings and adequate reserves have been set aside and are being maintained by the Loan Parties with respect to such circumstances in accordance with GAAP.

6.17 Further Assurances.

(a) Execute any and all further documents, financing statements, agreements and instruments, and take all such further actions (including the filing and recording of financing statements and other documents), that may be required under any applicable Law, or which the Agent may request, to effectuate the transactions contemplated by the Loan Documents or to grant, preserve, protect or perfect the Liens created or intended to be created by the Security Documents or the validity or priority of any such Lien, all at the expense of the Loan Parties. The Loan Parties also agree to provide to the Agent, from time to time upon request, evidence satisfactory to the Agent as to the perfection and priority of the Liens created or intended to be created by the Security Documents.

(b) In no event shall compliance with this Section 6.17 waive or be deemed a waiver or consent to any transaction giving rise to the need to comply with this Section 6.17 if such transaction was not otherwise expressly permitted by this Agreement or constitute or be deemed to constitute consent to the inclusion of any acquired assets in the computation of the Borrowing Base.

(c) Use, and cause each of the Subsidiaries to use, their commercially reasonable efforts to obtain lease terms in any Lease entered into by any Loan Party after the Closing Date not expressly prohibiting the recording in the relevant real estate filing office of an appropriate memorandum of lease and the encumbrancing of the leasehold interest of such Loan Party in the property that is the subject of such Lease.

(d) Upon the request of the Agent, cause any of its landlords, Logistics Servicers or other bailees to deliver a Collateral Access Agreement to the Agent in such form as the Agent may reasonably require.

(e) Upon the request of the Agent, cause each of its customs brokers, freight forwarders, consolidators and/or carriers to deliver Customs Broker/Carrier Agreement to the Agent in such form as the Agent may reasonably require.

6.18 Compliance with Terms of Leaseholds. Except as otherwise expressly permitted hereunder, (a) make all payments and otherwise perform all obligations in all material respects in respect of all Leases and servicing agreements with Logistics Servicers to which any Loan Party or any of its Subsidiaries is a party (except in respect of any payments in which (i) the validity or amount thereof is being actively contested in good faith by appropriate proceedings diligently conducted, (ii) such Loan Party has set aside on its books adequate reserves with respect thereto in accordance with GAAP) and (iii) such contest effectively suspends collection of the contested obligation), (b) keep all Leases and servicing agreements with Logistics Servicers necessary for the conduct of the Loan Parties’ business in full force and effect, (c) not allow any Leases or servicing agreements with Logistics Servicers necessary for the conduct of the Loan Parties’ business to lapse or be terminated or any rights to renew such Leases or servicing agreements to be forfeited or cancelled and (d) notify the Agent of any default by any Loan Party with respect to any Lease or servicing agreement with any Logistics Servicer if such default could reasonably be expected to result in the termination of such Lease or servicing agreement or the eviction of such Loan Party from the premises thereof or the termination of services by such Logistics Servicers, as applicable, and cooperate with the Agent in all respects to cure any such default.

6.19 Material Contracts. (a) Perform and observe all the terms and provisions of each Material Contract to be performed or observed by it, (b) maintain each such Material Contract in full force and effect, (c) enforce each such Material Contract in accordance with its terms, (d) take all such action to such end as may be from time to time requested by the Agent, (e) upon request of the Agent, make, to each other party to each such Material Contract, such demands and requests for information and reports or for action as any Loan Party or any of its Subsidiaries is entitled to make under such Material Contract, and (f) cause each of its Subsidiaries to do the foregoing.

6.20 [Reserved].

6.21 Business Plan. Generally operate its business in all material respects in a manner consistent with the applicable Business Plan.

6.22 Employee Benefit Plans.

(a) Maintain, and cause each ERISA Affiliate to maintain, each Pension Plan in substantial compliance with all applicable Laws.

(b) Make, and cause each ERISA Affiliate to make, on a timely basis, all required contributions to any Multiemployer Plan.

(c) Not, and not permit any ERISA Affiliate to (i) seek a waiver of the minimum funding standards of ERISA, (ii) terminate or withdraw from any Pension Plan or Multiemployer Plan, or (iii) take any other action with respect to any Pension Plan that would, or could reasonably be expected to, entitle the PBGC to terminate, impose liability in respect of, or cause a trustee to be appointed to administer, any Pension Plan, unless the actions or events described in clauses (i), (ii) and (iii) above individually or in the aggregate would not have or could not reasonably be expected to have a Material Adverse Effect.

6.23 Inventory Tracking and Security.

(a) Upon the request of the Agent, permit the Agent or professionals (including loss prevention professionals, consultants, accountants, lawyers and other Lender Service Parties) retained by the Agent to conduct loss prevention examinations and other evaluations related to loss prevention, including investigative interviews with employees of the Borrower, the other Loan Parties and/or their Subsidiaries. Such examinations shall be undertaken from time to time as the Agent deems necessary or appropriate in its Permitted Discretion, shall be conducted at the Borrower’s expense and may be conducted by Affiliates of the Agent. The Borrower, its Subsidiaries and their employees shall cooperate fully with such investigations by Agent and shall make timely responses to all requests for information made by the Agent pursuant to any investigations conducted under this Section 6.23(a). The Agent agrees to share the results of such investigations with the Borrower within a reasonable time after (i) receipt by the Agent of the Borrower’s written request therefor, and (ii) the completion of such investigations.

(b) Upon the request of the Agent, permit the Agent or professionals (including compliance professionals, consultants, accountants, lawyers and other Lender Service Parties) retained by the Agent to conduct compliance audit examinations at any and all locations of the Borrower, the other Loan Parties, their Subsidiaries, and all other locations at which Eligible Inventory is held or sold. Such audit examinations shall be conducted at the Borrower’s expense, shall be undertaken from time to time as the Agent deems necessary or appropriate and may be conducted by Affiliates of the Agent. Such compliance audit examinations may, in the Agent’s Permitted Discretion, include announced and unannounced visits to and reviews of activity in any or all of the locations described above. The Borrower, the other Loan Parties, their Subsidiaries, and their employees shall cooperate fully with such audit examinations and shall make timely responses to all requests for information made by the Agent during any compliance audits conducted under this Section 6.23(b). The Agent agrees to share the results of such compliance audits with the Borrower within a reasonable time after (i) receipt by the Agent of the Borrower’s written request therefor, and (ii) the completion of such compliance audits.

(c) Upon the request of the Agent, permit the Agent or professionals (including compliance professionals, consultants, accountants, lawyers and other Lender Service Professionals) retained by the Agent to monitor the portfolio of customer Accounts receivable of the Loan Parties and any policies of the Loan Parties maintained in connection therewith. Such monitoring shall be conducted at the Borrower’s expense, shall be undertaken from time to time or on an ongoing basis as the Agent deems necessary or appropriate in its Permitted Discretion and may be conducted by Affiliates of the Agent. The Borrower, the other Loan Parties, their Subsidiaries, and their employees shall cooperate fully with such monitoring and shall make timely responses to all requests for information made by the Agent in connection with the monitoring program conducted under this Section 6.23(c).

6.24 Personally Identifiable Information. Maintain and comply with a policy for the treatment, handling, and storage of consumer information and personally identifiable information in accordance with applicable Laws. The Loan Parties shall promptly deliver to the Agent a true, accurate, and complete copy of the current version of such policy as such policy is amended, modified, restated, or otherwise updated from time to time.

6.25 Cybersecurity and Data Protection.

(a) Maintain the information technology systems used in the business of the Loan Parties and their Subsidiaries so as to operate and perform in all material respects as required to permit the Loan Parties and their Subsidiaries to conduct their business as presently conducted.

(b) Except as would not cause or could not be reasonably expected to result in, individually or in the aggregate, a Material Adverse Effect, (i) the Loan Parties and their Subsidiaries shall implement and maintain a reasonable enterprise-wide privacy and information security program with plans, policies and procedures for privacy, physical and cybersecurity, disaster recovery, business continuity and incident response, including reasonable and appropriate administrative, technical and physical safeguards to protect information subject to any applicable data protection laws and the information technology systems of the Loan Parties and their Subsidiaries from any unauthorized access, use, control, disclosure, destruction or modification, and (ii) the Loan Parties and their Subsidiaries shall be in compliance with all applicable Law and Material Contracts regarding the privacy and security of customer, consumer, patient, employee and other personal data and is compliant with their respective published privacy policies.

6.26 After Acquired Real Property. Upon the acquisition by any Loan Party after the Closing Date of any Real Estate located in the United States (with a fair market value greater than $1,500,000) (each being an “After Acquired Real Property”), promptly notify the Agent, setting forth a description of the interest acquired, the location of such After Acquired Real Property, the nature of the business to be conducted thereat and the approximate fair market value of such After Acquired Real Property and the Collateral to be located thereon and if requested by the Agent, such Loan Party shall within sixty (60) days after the Agent’s written request (or such longer period agreed to be the Agent in its Permitted Discretion) furnish to the Agent each of the following with respect to such After Acquired Real Property, in each case in form and substance reasonably satisfactory to the Agent: (i) a Mortgage, duly executed by the applicable Loan Party and in recordable form; (ii) a title policy and commitment, (iii) any Phase I environmental site assessment that is readily available, (iv) flood certificates certifying that such After Acquired Real Property is not located in a flood zone, (v) a UCC-1 financing statement covering fixtures located thereat, (vi) a local counsel opinion, addressed to the Agent and each Lender, as to the enforceability and perfection of the Mortgage and any related fixture filings and such other matters as the Agent may reasonably request, and (vii) such other certificates, documents or filings that the Agent may deem necessary or desirable in order to create a valid, legal and perfected first priority Lien on such After Acquired Real Property.

6.27 Post-Closing Obligations. Execute and deliver the documents or complete the tasks, as applicable, set forth on Schedule 6.27, in each case, within the time limits specified on such Schedule (or such later times as determined by the Agent in writing in its Permitted Discretion), each of which shall be completed or provided in form and substance reasonably satisfactory to the Agent.

6.28 Dissolution of Excluded Subsidiaries. Until such time as the Agent shall have received evidence satisfactory to it that each Excluded Subsidiary (other than the UK Subsidiary) has been legally dissolved, the Borrower shall use commercially reasonable efforts to pursue the wind-down and dissolution of each such Excluded Subsidiary in accordance with applicable Law and to the extent reasonable considering tax implications and out-of-pocket costs associated with such dissolution. In furtherance of the foregoing, upon the written request of the Agent, the Borrower shall (i) provide the Agent with summary updates regarding the wind-down and dissolution of each Excluded Subsidiary (other than the UK Subsidiary) (which, if requested by the Agent, shall include a summary of all cash and Cash Equivalents in DDAs located outside the United States held by each such Excluded Subsidiary then existing) and promptly respond to all reasonable information requests made by the Agent to the Borrower in respect of the foregoing and (ii) promptly following completion of the wind-down and dissolution of any such Excluded Subsidiary, deliver to the Agent written evidence satisfactory to it of completion of the foregoing. Notwithstanding anything to the contrary in the Security Agreement, the Loan Parties shall not be required to take any action to pledge the Equity Interests of any Excluded Subsidiary (other than the UK Subsidiary) in favor of the Agent so long as the Borrower is in compliance with this Section 6.28.

ARTICLE VII

NEGATIVE COVENANTS

So long as any Lender shall have any Revolving Commitment hereunder or any Committed Revolving Loan or other Obligation hereunder shall remain unpaid or unsatisfied (other than contingent indemnification obligations for which a claim has not been asserted), no Loan Party shall, nor shall it permit any Subsidiary to, directly or indirectly:

7.01 Liens. Create, incur, assume or suffer to exist any Lien upon any of its property, assets or revenues, whether now owned or hereafter acquired or sign or file or suffer to exist under the UCC or any similar Law or statute of any jurisdiction a financing statement that names any Loan Party or any Subsidiary as debtor; sign or suffer to exist any security agreement authorizing any Person thereunder to file any such financing statement; sell any of its property or assets subject to an understanding or agreement (contingent or otherwise) to repurchase such property or assets with recourse to it or any of its Subsidiaries; or assign or otherwise transfer any accounts or other rights to receive income, other than, as to all of the above, Permitted Encumbrances.

7.02 Investments. Make any Investments, except for Permitted Investments.

7.03 Indebtedness; Disqualified Stock. (a) Create, incur, assume, guarantee, suffer to exist or otherwise become or remain liable with respect to, any Indebtedness, other than Permitted Indebtedness or (b) issue Disqualified Stock.

7.04 Fundamental Changes. Merge, dissolve, liquidate, wind up, consolidate with or into another Person (or agree to do any of the foregoing), whether in one transaction or in a series of transactions (including, in each case, pursuant to a division described in Section 1.06), except that, (i) each Excluded Subsidiary (other than the UK Subsidiary) may be dissolved in accordance with Section 6.28 hereto and (ii) so long as no Default or Event of Default shall have occurred and be continuing prior to or immediately after giving effect to any action described below or would result therefrom:

(a) any Subsidiary which is not a Loan Party may merge with (i) a Loan Party, provided that the Loan Party shall be the continuing and surviving Person, or (ii) any one or more other Subsidiaries which are not Loan Parties, provided that when any wholly-owned Subsidiary is merging with another Subsidiary, the wholly-owned Subsidiary shall be the continuing and surviving Person; and

(b) any Subsidiary which is a Loan Party may merge into any Subsidiary which is a Loan Party or into the Borrower, provided that in any merger involving the Borrower, the Borrower shall be the continuing and surviving Person.

7.05 Dispositions. Make any Disposition or enter into any agreement to make any Disposition, except for Permitted Dispositions.

7.06 Restricted Payments. Declare or make, directly or indirectly, any Restricted Payment, or incur any obligation (contingent or otherwise) to do so, or issue or sell any Equity Interests or accept any capital contribution, except that, so long as no Default or Event of Default shall have occurred and be continuing prior to or immediately after giving effect to any action described below or would result therefrom:

(a) each Subsidiary may make Restricted Payments to the Borrower or to any other Subsidiary that is a Loan Party; and

(b) each Loan Party and each Subsidiary may declare and make dividend payments or other distributions payable solely in the common stock or other common Equity Interests (other than Disqualified Stock) of such Person.

7.07 Prepayments of Indebtedness. Prepay, redeem, purchase, defease or otherwise satisfy prior to the scheduled maturity thereof in any manner any Indebtedness (other than the Obligations), or make any payment in violation of any subordination terms of any Subordinated Indebtedness, except (a) as long as no Default or Event of Default then exists or would result therefrom, regularly scheduled or mandatory repayments, repurchases, redemptions or defeasances of (i) Permitted Indebtedness (other than Subordinated Indebtedness), and (ii) Subordinated Indebtedness so long as such payment is made in accordance with the subordination terms thereof or the applicable Subordination Agreement relating thereto, and (b) Permitted Refinancings of any such Indebtedness.

7.08 Change in Nature of Business. In the case of each of the Loan Parties, engage in any line of business substantially different from the Business conducted by the Loan Parties and their Subsidiaries on the Closing Date or any business substantially related or incidental thereto.

7.09 Transactions with Affiliates. Enter into, renew, extend or be a party to any transaction of any kind with any Affiliate of any Loan Party or any Subsidiary, whether or not in the ordinary course of business, other than on fair and reasonable terms (which terms shall be fully disclosed to the Agent upon the Agent’s request) substantially as favorable to the Loan Parties or such Subsidiary as would be obtainable by the Loan Parties or such Subsidiary at the time in a comparable arm’s length transaction with a Person other than an Affiliate, provided that the foregoing restriction shall not apply to (a) a transaction between or among the Loan Parties, (b) transactions described on Schedule 7.09 hereto, (c) advances for commissions, travel and other similar purposes in the ordinary course of business to directors, officers and employees, (d) the issuance of Equity Interests in the Borrower to any officer, director, employee or consultant of the Borrower or any of its Subsidiaries, (e) the payment of reasonable fees and out-of-pocket costs to directors, and compensation and employee benefit arrangements paid to, and indemnities provided for the benefit of, directors, officers or employees of the Borrower or any of its Subsidiaries, and (f) any issuances of securities of the Borrower (other than Disqualified Stock and other Equity Interests not permitted hereunder).

7.10 Burdensome Agreements. Enter into or permit to exist any Contractual Obligation (other than this Agreement and any other Loan Document) that (a) limits, restricts or imposes any condition on the ability (i) of any Subsidiary to make Restricted Payments or other distributions to any Loan Party or any Subsidiary or to otherwise transfer property to or invest in a Loan Party or any Subsidiary, (ii) of any Subsidiary to Guarantee the Obligations, (iii) of the Loan Parties or any Subsidiary to make or repay loans or advances to any Loan Party or any Subsidiary, or (iv) of the Loan Parties or any Subsidiary to create, incur, assume or suffer to exist Liens on property of such Person in favor of the Agent; provided, however, that this clause (iv) shall not prohibit any negative pledge incurred or provided in favor of any holder of Indebtedness permitted under clauses (c) or (f) of the definition of Permitted Indebtedness solely to the extent any such negative pledge relates to the property financed by or the subject of such Indebtedness; or (b) requires the grant of a Lien to secure an obligation of such Person if a Lien is granted to secure another obligation of such Person.

7.11 Use of Proceeds. Use the proceeds of any Revolving Credit Borrowing, whether directly or indirectly, and whether immediately, incidentally or ultimately, (i) to purchase or carry margin stock (within the meaning of Regulation U of the FRB) or to extend credit to others for the purpose of purchasing or carrying margin stock or to refund Indebtedness originally incurred for such purpose; (ii) in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws, (iii) for the purpose of funding, financing or facilitating any activities, business or transaction of or with any Sanctioned Person, or in any Sanctioned Country, (iv) in any manner that would result in the violation of any Sanctions applicable to any party hereto or (v) for purposes other than those permitted under this Agreement.

7.12 Amendment of Material Documents. Amend, restate, modify, supplement or waive any rights, covenants or obligations of a Loan Party or a Subsidiary under, or otherwise terminate or cancel, (a) its Organization Documents, (b) any Material Contract or (c) any Material Indebtedness (other than on account of any Permitted Refinancing thereof), in each case to the extent that such amendment, modification, waiver, termination or cancellation (i) would result in a Default or Event of Default under any of the Loan Documents, (ii) would adversely affect the rights of any Loan Party or any Subsidiary, as applicable, or any Credit Party, or (iii) could reasonably be expected to have a Material Adverse Effect.

7.13 Fiscal Year. Change, or suffer any change to, the Fiscal Year of any Loan Party, or the accounting policies or reporting practices of the Loan Parties, except as required by GAAP.

7.14 Deposit Accounts; Credit Card Processors. Open new DDAs or Controlled Accounts unless the Loan Parties shall have delivered to the Agent appropriate Controlled Account Agreements consistent with the provisions of Section 6.13 and otherwise satisfactory to the Agent. After the Closing Date, no Loan Party shall enter into any agreements with Credit Card Issuers or Credit Card Processors unless the Loan Parties shall have delivered to the Agent appropriate Credit Card Notifications consistent with the provisions of Section 6.13(a)(i) hereof.

7.15 Financial Covenants.

(a) Minimum Consolidated EBITDA. Permit Consolidated EBITDA for the Measurement Period ending on each date set forth below to be less than the corresponding amount set forth below:

Measurement Period	Minimum Consolidated EBITDA
June 30, 2025	($80,881,353)
July 31, 2025	($80,881,353)
August 31, 2025	($80,881,353)
September 30, 2025	($81,018,443)
October 31, 2025	($81,018,443)
November 30, 2025	($81,018,443)
December 31, 2025	($63,868,358)
January 31, 2026	($63,868,358)
February 28, 2026	($63,868,358)
March 31, 2026	($47,484,658)
April 30, 2026	($47,484,658)
May 31, 2026	($47,484,658)
June 30, 2026	($33,221,318)
July 31, 2026	($33,221,318)
August 31, 2026	($33,221,318)
September 30, 2026	($22,408,752)
October 31, 2026	($22,408,752)
November 30, 2026	($22,408,752)
December 31, 2026	($14,691,260)
January 31, 2027	($14,691,260)
February 28, 2027	($14,691,260)
March 31, 2027	($10,405,409)
April 30, 2027	($10,405,409)
May 31, 2027	($10,405,409)
June 30, 2027	($4,358,993)
July 31, 2027	($4,358,993)
August 31, 2027	($4,358,993)
September 30, 2027	$463,499
October 31, 2027	$463,499
November 30, 2027	$463,499
December 31, 2027	$9,528,872
January 31, 2028	$9,528,872
February 29, 2028	$9,528,872
March 31, 2028	$11,198,271
April 30, 2028	$11,198,271
May 31, 2028	$11,198,271
June 30, 2028	$13,893,541

provided, that, for each Measurement Period ending after June 30, 2028, the Agent shall set the minimum Consolidated EBITDA covenant level based on the Consolidated EBITDA values in the Business Plan delivered pursuant to Section 6.01(d) for the applicable Fiscal Month, using a comparable methodology as was used for the Fiscal Months ending in 2028. For the avoidance of doubt, the foregoing covenant shall continue to be tested monthly, on a trailing twelve month basis, for each Measurement Period ending after June 30, 2028.

(b) Minimum Availability. Permit Availability at any time to be less than $5,000,000.

7.16 Designation of Senior Debt. Designate any Indebtedness (other than the Indebtedness under the Loan Documents) of any Loan Party or any of its Subsidiaries as “Designated Senior Debt” (or any similar term).

7.17 Store Locations; Inventory and Asset Dispositions Outside the Ordinary Course.

(a) (i) Open or close any Store location after the Closing Date, or (ii) other than Permitted Dispositions, effect a self-managed liquidation, “going out of business” or “store closing” sale, “everything must go” sale, inventory return to a vendor, bulk sale or similar sale of Inventory, or any other Disposition of assets outside the ordinary course of business, at a Store, warehouse, distribution center or any other location, unless (in each instance) the Agent, in its Permitted Discretion, has approved the opening or closing of such location or non-ordinary course transaction, as applicable, in advance and in writing; or

(b) Engage or solicit bids from any consultant, agent or liquidator for the purpose of closing any Store or other location, or conducting a liquidation, “going out of business” or “store closing” sale, “everything must go” sale, inventory return to a vendor, bulk sale or similar sale of Inventory, or any other Disposition of assets outside the ordinary course of business, unless the Agent, in its Permitted Discretion, has consented in advance and in writing, to any of the foregoing actions; provided that, if the Agent elects to provide such written consent, (i) the Loan Parties shall consult with the Agent on each aspect of the proposed retention, bid solicitation and sale or other Disposition, as applicable, (ii) the Loan Parties shall retain SB360 as its consultant, agent and/or liquidator connection with any such Store closing, liquidation, sale or other similar Disposition in accordance with Section 6.26, and (iii) in each instance, the terms and conditions of the proposed retention, bid solicitation and sale or other Disposition, as applicable, shall be acceptable to the Agent in its Permitted Discretion, including the compensation to be paid to any consultant, agent or liquidator.

7.18 Material Intellectual Property. Notwithstanding anything to the contrary in this Agreement or any other Loan Document, in no event shall (a) any Loan Party make or permit any of its Subsidiaries to make any Disposition, Investment, Restricted Payment or permit any Lien to exist which results in the contribution or other transfer, directly or indirectly, of any Material Intellectual Property to or in any Excluded Subsidiary or any other Person which is not a Loan Party and (b) no Excluded Subsidiary nor any Person that is not a Loan Party may own or be the licensee of any Material Intellectual Property at any time, including property that was Material Intellectual Property at the time of acquisition by such Person or which becomes Material Intellectual Property thereafter.

7.19 Excluded Subsidiaries. The Borrower shall not cause or permit any Excluded Subsidiary (other than the UK Subsidiary) to, engage in any operations, business or activity, hold any assets or incur any Indebtedness or other liabilities, other than (i) the direct or indirect ownership of all outstanding Equity Interests in certain Subsidiaries of the Borrower as of the Closing Date, (ii) the ownership of the Allbirds B.V. Inventory until such time as such Inventory is disposed of in accordance with clause (f) of the definition of Permitted Dispositions, (iii) the maintenance of its corporate existence, (iv) the participation in tax, accounting and other administrative activities as a member of the consolidated group of companies including the Loan Parties and (v) any activities incidental to or required by applicable Law to effectuate its dissolution, in each case of the preceding clauses (i) through (v), until such time as it may be dissolved in accordance with Section 6.28 hereto.

7.20 Subsidiaries. Form or otherwise create any Subsidiary without the prior written consent of the Agent in its Permitted Discretion.

7.21 Consignment. With respect to any Inventory, enter into a consignment, conditional sale or similar title retention program or arrangement without the prior written consent of the Agent in its Permitted Discretion.

7.22 Outbound Investment Rules. Each Loan Party will not, and will not permit any of its Subsidiaries to, (a) be or become a “covered foreign person”, as that term is defined in the Outbound Investment Rules, or (b) engage, directly or indirectly, in (i) a “covered activity” or a “covered transaction”, as each such term is defined in the Outbound Investment Rules, (ii) any activity or transaction that would constitute a “covered activity” or a “covered transaction”, as each such term is defined in the Outbound Investment Rules, if such Loan Party or Subsidiary were a U.S. Person or (iii) any other activity that would cause the Agent, any Lender or any other Credit Party to be in violation of the Outbound Investment Rules or cause the Agent, any Lender or any other Credit Party to be legally prohibited by the Outbound Investment Rules from performing under this Agreement.

ARTICLE VIII

EVENTS OF DEFAULT AND REMEDIES

8.01 Events of Default. Any of the following shall constitute an Event of Default:

(a) Non-Payment. The Borrower or any other Loan Party fails to pay, as and when required to be paid in the applicable Loan Document, (i) any amount of principal of any Committed Revolving Loan (including, for the avoidance of doubt, any amount of principal required to be paid under Section 2.05), or (ii) any interest on any Committed Revolving Loan, or any fee due hereunder or under any other Loan Document (including, for the avoidance of doubt, any amount of interest or fees required to be paid under Section 2.05), or (iii) following written demand therefor, any other non-scheduled amount payable hereunder or under any other Loan Document; or

(b) Specific Covenants. (i) Any Loan Party fails to perform or observe any term, covenant or agreement contained in any of Section 6.01, 6.02, 6.03, 6.05 (solely as to legal existence), 6.07, 6.10, 6.11, 6.12, 6.13, 6.14, 6.19, 6.21, 6.22, 6.23, 6.24, 6.25, 6.26, 6.27, 6.28 or Article VII; or (ii) any Guarantor fails to perform or observe any term, covenant or agreement contained in the Facility Guaranty; or (iii) any of the Loan Parties fails to perform or observe any term, covenant or agreement contained in the Security Documents to which it is a party; or

(c) Other Defaults. Any Loan Party fails to perform or observe any other term, covenant or agreement (not specified in subsection (a) or (b) above) contained in any Loan Document to which it is a party and such failure continues for thirty (30) days after the earlier of (i) such Loan Party’s actual or constructive knowledge of such failure or (ii) such Loan Party’s receipt of notice of such failure from the Agent or any Lender; or

(d) Representations and Warranties. Any representation, warranty, certification or statement of fact made or deemed made by or on behalf of the Borrower or any other Loan Party in this Agreement, in any other Loan Document, or in any document delivered in connection herewith or therewith (including, without limitation, any Borrowing Base Certificate) shall be incorrect or misleading in any material respect when made or deemed made, except to the extent that such representations and warranties specifically refer to an earlier date or period, in which case, they shall be incorrect or misleading in any material respect as of such earlier date or period; or

(e) Cross-Default. (i) Any Loan Party or any Subsidiary fails to make any payment when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise) in respect of any Material Indebtedness (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement); or (ii) any Loan Party or any Subsidiary fails to observe or perform any other agreement or condition relating to any such Material Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event occurs, the effect of which default or other event is to cause, or to permit the holder or holders of such Material Indebtedness or the beneficiary or beneficiaries of any Guarantee thereof (or a trustee or agent on behalf of such holder or holders or beneficiary or beneficiaries) to cause, with the giving of notice if required, such Indebtedness to be demanded or to become due or to be repurchased, prepaid, defeased or redeemed (automatically or otherwise), or an offer to repurchase, prepay, defease or redeem such Indebtedness to be made, prior to its stated maturity, or such Guarantee to become payable or cash collateral in respect thereof to be demanded; or (iii) there exists a default or an event of default (beyond any applicable notice or cure periods) under (x) any Material Contract or (y) any Lease or servicing agreement with a Logistics Servicer in respect of any distribution center or warehouse operated by such Logistics Servicer or leased by a Loan Party, in each case, the effect of which causes termination of, or permits the counterparty to such Material Contract, Lease or servicing agreement to terminate, such Material Contract, Lease or servicing agreement, as applicable.

(f) Insolvency Proceedings, Etc. (i) Any Loan Party or any of its Subsidiaries institutes, consents to the institution of or declares its intention to institute any proceeding under any Debtor Relief Law, or makes an assignment for the benefit of creditors; or applies for or consents to the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer for it or for all or any material part of its property; or (ii) a proceeding shall be commenced or a petition filed, without the application or consent of such Person, seeking or requesting the appointment of any receiver, trustee, custodian, conservator, liquidator, rehabilitator or similar officer is appointed and the appointment continues undischarged, undismissed or unstayed for sixty (60) calendar days or an order or decree approving or ordering any of the foregoing shall be entered; or (iii) any proceeding under any Debtor Relief Law relating to any such Person or to all or any material part of its property is instituted without the consent of such Person and continues undismissed or unstayed for sixty (60) calendar days, or an order for relief is entered in any such proceeding; or

(g) Inability to Pay Debts; Attachment; Insolvent. (i) Any Loan Party or any Subsidiary becomes unable or admits in writing its inability or fails generally to pay its debts as they become due in the ordinary course of business, (ii) any writ or warrant of attachment or execution or similar process is issued or levied against all or any material part of the property of any such Person and is not released, vacated or fully bonded within ten (10) days after its issuance or levy, or (iii) any Loan Party is not Solvent; or

(h) Judgments. There is entered against any Loan Party or any Subsidiary (i) one or more judgments or orders for the payment of money in an aggregate amount (as to all such judgments and orders) exceeding $2,500,000 (to the extent not covered by independent third-party insurance as to which the insurer is rated at least “A” by A.M. Best Company, has been notified of the potential claim and does not dispute coverage), or (ii) any one or more non-monetary judgments that have, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect and, in either case, (A) enforcement proceedings are commenced by any creditor upon such judgment or order, or (B) there is a period of thirty (30) consecutive days during which a stay of enforcement of such judgment or order, by reason of a pending appeal or otherwise, is not in effect; or

(i) ERISA. (i) An ERISA Event occurs with respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in liability of any Loan Party or any ERISA Affiliate under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC in an aggregate amount in excess of $1,000,000 or which would reasonably likely result in a Material Adverse Effect, or (ii) a Loan Party or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount in excess of $1,000,000 or which would reasonably likely result in a Material Adverse Effect; or

(j) Invalidity of Loan Documents. (i) Any provision of any Loan Document, at any time after its execution and delivery and for any reason other than as expressly permitted hereunder or thereunder or satisfaction in full of all of the Obligations, ceases to be in full force and effect; or any Loan Party or any other Person contests in any manner the validity or enforceability of any provision of any Loan Document; or any Loan Party denies that it has any or further liability or obligation under any provision of any Loan Document, or purports to revoke, terminate or rescind any provision of any Loan Document or seeks to avoid, limit or otherwise adversely affect any Lien purported to be created under any Security Document; or (ii) any Lien purported to be created under any Security Document shall cease to be, or shall be asserted by any Loan Party not to be, a valid and perfected Lien on any Collateral, with the priority required by the applicable Security Document; or

(k) Change of Control. There occurs any Change of Control; provided, however, that in the event of a Change of Control described solely under clause (a) of the definition of “Change of Control”, no Event of Default shall occur if the Agent consents in writing to such Change of Control within ten (10) Business Days of the public disclosure in reports filed with the SEC of the change in stock ownership that triggered such Change of Control; or

(l) Cessation of Business; Failure to Operate in Ordinary Course. Any Loan Party shall take any action, or shall make a determination, whether or not yet formally approved by such Person’s management or board of directors or comparable governing body, to (i) suspend the operation of all or a material portion of its business in the ordinary course, (ii) suspend the payment of any material obligations in the ordinary course or suspend the performance under Material Contracts in the ordinary course, (iii) lose, surrender or have revoked any permit or license necessary or material to the operation or all or a material portion of its business in the ordinary course, (iv) solicit proposals for the liquidation of, or undertake to liquidate, all or a material portion of its assets, (v) solicit proposals for the employment of, or employ, an agent or other third party to conduct a program of closings, liquidations, or “going-out-of-business” sales of any material portion of its business, or (vi) experience any internet outages, hacking, denial of service attacks, cybersecurity breaches, cyber-attack or other act of sabotage, data failure or failure of any blockchain or any other technological system resulting in the suspension or material disruption of the operation of all or a material portion of its business in the ordinary course; or

(m) Loss of Collateral. There occurs any uninsured loss to any (i) Collateral included in the Borrowing Base or (ii) any other Collateral with, in the case of this clause (ii), an aggregate value in excess of $1,000,000; or

(n) Felony Indictment. The indictment or institution of any legal process or proceeding against any Loan Party or any Subsidiary, under any federal, state, municipal, and other criminal statute, rule, regulation, order, or other requirement having the force of law for a felony; or

(o) Facility Guaranty. The termination or attempted termination of any Facility Guaranty except as expressly permitted hereunder or under any other Loan Document; or

(p) Subordination. (i) The subordination provisions of any Subordination Agreement or other documents evidencing or governing any Subordinated Indebtedness (the “Subordination Provisions”) shall, in whole or in part, terminate, cease to be effective or cease to be legally valid, binding and enforceable against any holder of the applicable Subordinated Indebtedness; or (ii) any Loan Party or any holder of the applicable Subordinated Indebtedness shall, directly or indirectly, disavow or contest in any manner (A) the effectiveness, validity or enforceability of any of the Subordination Provisions, (B) that the Subordination Provisions exist for the benefit of the Credit Parties, or (C) that all payments of principal of or premium and interest on the applicable Subordinated Indebtedness, or realized from the liquidation of any property of any Loan Party, shall be subject to any of the Subordination Provisions.

8.02 Remedies Upon Event of Default. If any Event of Default occurs and is continuing, the Agent may, or, at the request of the Required Lenders shall, take any or all of the following actions:

(a) declare the Revolving Commitments of each Lender to make Committed Revolving Loans to be terminated, whereupon such Revolving Commitments shall be terminated;

(b) declare the unpaid principal amount of all outstanding Committed Revolving Loans, all interest accrued and unpaid thereon, and all other Obligations to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Loan Parties;

(c) [reserved];

(d) capitalize any accrued and unpaid interest by adding such amount to the outstanding principal balance of the Committed Revolving Loans, at which time such capitalized amount shall bear interest at the Default Rate;

(e) whether or not the maturity of the Obligations shall have been accelerated pursuant hereto, proceed to protect, enforce and exercise all rights and remedies of the Credit Parties under this Agreement, any of the other Loan Documents or applicable Law, including, but not limited to, by suit in equity, action at law or other appropriate proceeding, whether for the specific performance of any covenant or agreement contained in this Agreement and the other Loan Documents or any instrument pursuant to which the Obligations are evidenced, and, if such amount shall have become due, by declaration or otherwise, proceed to enforce the payment thereof or any other legal or equitable right of the Credit Parties; and/or

(f) the Agent may purchase, in any public or private sale conducted under the provisions of the UCC (including pursuant section 9-610 and 9-620 of the UCC), the provisions of the Bankruptcy Code (including pursuant to section 363 of the Bankruptcy Code) or any other Debtor Relief Laws or at any sale or foreclosure conducted by the Agent (whether by judicial action or otherwise) in accordance with applicable Law, all or any portion of the Collateral. The Lenders hereby irrevocably authorize the Agent, upon written consent of the Required Lenders, to credit bid (in an amount and on such terms as may be directed by the Required Lenders) and purchase at any such sale (either directly or through one or more acquisition vehicles) all or any portion of the Collateral on behalf of and for the benefit of the Lenders;

provided, however, that upon the occurrence of any Event of Default with respect to any Loan Party or any Subsidiary under Section 8.01(f), the obligation of each Lender to make Committed Revolving Loans shall automatically terminate, and the unpaid principal amount of all outstanding Committed Revolving Loans, and all interest and other amounts as aforesaid shall automatically become due and payable, in each case without further act of the Agent or any Lender.

Without limiting any other right or remedy herein, if an Event of Default has occurred and is continuing, the Agent may direct the Loan Parties to promptly engage SB360 (or other nationally recognized asset disposition firm selected by the Agent) to serve as its consultant, agent or liquidator for the purpose of maximizing the value of the Loan Parties’ assets in a manner acceptable to the Agent in its Permitted Discretion. Upon such direction, the Loan Parties shall promptly effect the retention and cooperate in all respects with the consultant, agent or liquidator.

No remedy herein is intended to be exclusive of any other remedy and each and every remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity or by statute or any other provision of Law.

8.03 Application of Funds. After the exercise of remedies provided for in Section 8.02 (or after the Committed Revolving Loans have automatically become immediately due and payable as set forth in the proviso to Section 8.02), any amounts received on account of the Obligations shall be applied by the Agent in the following order, in each case whether or not such Obligations are allowed or allowable in any bankruptcy or insolvency proceeding or under any Debtor Relief Law:

First, to payment of that portion of the Obligations constituting fees, indemnities, Credit Party Expenses and other amounts (including fees, charges and disbursements of counsel to the Agent and amounts payable under Article III) payable to the Agent;

Second, to payment of that portion of the Obligations constituting indemnities, Credit Party Expenses, and other amounts (other than principal, interest and fees) payable to the Lenders (including fees, charges and disbursements of counsel to the respective Lenders and amounts payable under Article III), ratably among them in proportion to the amounts described in this clause Second payable to them;

Third, to the extent not previously reimbursed by the Lenders, to payment to the Agent of that portion of the Obligations constituting principal and accrued and unpaid interest on any Permitted Overadvances;

Fourth, to payment of that portion of the Obligations constituting accrued and unpaid interest on the Committed Revolving Loans and other Obligations, and fees, ratably among the Lenders in proportion to the respective amounts described in this clause Fourth payable to them;

Fifth, to payment of that portion of the Obligations constituting unpaid principal of the Committed Revolving Loans, ratably among the Lenders in proportion to the respective amounts described in this clause Fifth held by them;

Sixth, to payment of all other Obligations (including without limitation the cash collateralization of unliquidated indemnification obligations), ratably among the Credit Parties in proportion to the respective amounts described in this clause Sixth held by them; and

Last, the balance, if any, after all of the Obligations have been indefeasibly paid in full, to the Loan Parties or as otherwise required by Law.

8.04 Right to Cure.

(a) Notwithstanding anything to the contrary contained in Section 8.01(b), in the event that any Consolidated EBITDA Covenant Breach occurs with respect to any Measurement Period, the Borrower shall have the right, no later than ten (10) Business Days after the date on which financial statements are required to be delivered for the last Fiscal Month of such Measurement Period pursuant to Section 6.01(a) or (c) (the “Cure Period”), to cause one or more Persons to (i) so long as no Change of Control would arise therefrom, make a cash equity Investment in the Borrower and the Borrower shall have the right to issue to such Person, directly or indirectly, Equity Interests of the Borrower that are not Disqualified Stock or (ii) make a cash loan to the Borrower in the form of Subordinated Indebtedness and the Borrower shall have the right to incur such Subordinated Indebtedness, the net cash proceeds of which shall be promptly contributed to the Borrower (each such right of the Borrower, the “Cure Right”), and upon the receipt by the Borrower of such net cash proceeds pursuant to the exercise of the Cure Right (such amount of net cash proceeds, the “Cure Amount”), the financial covenant set forth in Section 7.15(a) for the relevant Measurement Period shall be recalculated, giving pro forma effect to the following adjustments:

(i) Consolidated EBITDA shall be increased, solely for the purpose of measuring actual (and not pro forma) compliance with the financial covenant set forth in Section 7.15(a) for the relevant Measurement Period and not for any other purpose under this Agreement or any other Loan Document, by an amount equal to the Cure Amount in respect of such Consolidated EBITDA Covenant Breach; and

(ii) to the extent a Fiscal Month as to which the Cure Right in respect of such Consolidated EBITDA Covenant Breach has been exercised is included in the calculation of Consolidated EBITDA for purposes of determining actual (and not pro forma) compliance with the financial covenant set forth in Section 7.15(a) in a subsequent Measurement Period, the Cure Amount shall be included in the amount of Consolidated EBITDA for such subsequent Measurement Period;

provided that such pro forma adjustment to Consolidated EBITDA after giving pro forma effect to such Cure Amount shall be given, as applicable, solely for the purpose of determining the existence of a Consolidated EBITDA Covenant Breach, and not for any other purpose under this Agreement or any other Loan Document.

(b) If, after the exercise of the Cure Right and the recalculations pursuant to clause (a) above, the Loan Parties are in compliance with the requirements of Section 7.15(a) for the applicable Measurement Period, then the Loan Parties shall be deemed to have satisfied the requirements of such Section for such Measurement Period with the same effect as though there had been no Consolidated EBITDA Covenant Breach for such Measurement Period, and the applicable Default or Event of Default under Section 8.01(b) that had occurred as a result of such Consolidated EBITDA Covenant Breach shall be deemed cured.

(c) The exercise of the Cure Right shall be subject to the following additional limitations and requirements: (i) in each twelve-Fiscal Month period, there shall be at least six (6) Fiscal Months in which the Cure Right is not exercised, (ii) the Cure Right shall not be exercised in back-to-back Fiscal Months, (iii) the Cure Right shall not be exercised more than three (3) times during the term of this Agreement, (iv) with respect to any exercise of the Cure Right, the Cure Amount shall be no greater than the amount required to cause the Loan Parties to be in compliance with Section 7.15(a) in respect of the relevant Measurement Period, (v) all Cure Amounts will be disregarded for all purposes under this Agreement and the other Loan Documents (other than for determining compliance with Section 7.15(a) in respect of the relevant Measurement Period) including, without limitation, for the purposes of determining the availability of any carve-outs with respect to the covenants contained in Article VII hereof and (vi) such Cure Amount shall be applied to repay the Obligations in accordance with the terms of Section 2.05(f).

(d) Notwithstanding the foregoing, in the event that a Consolidated EBITDA Covenant Breach occurs, such breach shall constitute an Event of Default under Section 8.02(b) for purposes of determining compliance with any conditions precedent to funding of Committed Revolving Loans and in determining compliance with any provision of this Agreement or any other Loan Document that restricts or prohibits certain actions during the existence of an Event of Default until such breach is cured pursuant to this Section 8.04 (including application of the relevant Cure Amount to the outstanding Obligations in accordance with Section 2.05(f)); provided, that, to the extent (and from and after the date of delivery thereof until the end of such Cure Period) that the Borrower delivers written notice to the Agent of its intent to exercise a Cure Right, neither the Agent nor any other Credit Party may exercise any rights or remedies on the basis of any actual or purported Event of Default under Section 8.01(b) arising as a result of a Consolidated EBITDA Covenant Breach until and unless the Cure Period expires without the Cure Amount having been received and applied in accordance with this Section 8.04.

ARTICLE IX

THE AGENT

9.01 Appointment and Authority. Each of the Lenders hereby irrevocably appoints Second Avenue to act on its behalf as the Agent hereunder and under the other Loan Documents and authorizes the Agent to take such actions on its behalf and to exercise such powers as are delegated to the Agent by the terms hereof or thereof (including, without limitation, acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Obligations), together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Agent and the Lenders, and no Loan Party or any Subsidiary shall have rights as a third party beneficiary of any of such provisions. It is understood and agreed that the use of the term “agent” herein or in any other Loan Documents (or any other similar term) with reference to the Agent is not intended to connote any fiduciary or other implied (or express) obligations arising under agency doctrine of any applicable Law. Instead, such term is used as a matter of market custom, and is intended to create or reflect only an administrative relationship between contracting parties.

9.02 Rights as a Lender. The Person serving as the Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though they were not the Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Loan Parties or any Subsidiary or other Affiliate thereof as if such Person were not the hereunder and without any duty to account therefor to the Lenders.

9.03 Exculpatory Provisions. The Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing:

(a) The Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default or Event of Default has occurred and is continuing.

(b) The Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except for discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents), provided that the Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Agent to liability or that is contrary to any Loan Document or applicable Law, including for the avoidance of doubt any action that may be in violation of the automatic stay under any Debtor Relief Law or that may affect a forfeiture, modification or termination of property of a Defaulting Lender in violation of any Debtor Relief Law.

(c) The Agent shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Loan Parties or any of their Affiliates that is communicated to or obtained by the Person serving as the Agent or any of its Affiliates in any capacity.

(d) The Agent shall not be liable for any action taken or not taken by it (i) with the Consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Agent shall believe in good faith shall be necessary, under the circumstances as provided in Sections 8.02 and 10.01) or (ii) in the absence of its own gross negligence or willful misconduct as determined by a final and non-appealable judgment of a court of competent jurisdiction.

(e) The Agent shall not be deemed to have knowledge of any Default or Event of Default unless and until notice describing such Default or Event of Default is given to the Agent by the Loan Parties or a Lender. Upon the occurrence and during the continuation of a Default or Event of Default, the Agent shall take such action with respect to such Default or Event of Default as shall be reasonably directed by the Applicable Lenders. Unless and until the Agent shall have received such direction, the Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to any such Default or Event of Default as it shall deem advisable in the best interest of the Credit Parties. In no event shall the Agent be required to comply with any such directions to the extent that the Agent believes that its compliance with such directions would be unlawful.

(f) The Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default or Event of Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or the creation, perfection or priority of any Lien purported to be created by the Security Documents, (v) the value or the sufficiency of any Collateral, or (vi) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Agent.

9.04 Reliance by Agent. The Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including, but not limited to, any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Committed Revolving Loan that by its terms must be fulfilled to the satisfaction of a Lender, the Agent may presume that such condition is satisfactory to such Lender unless the Agent shall have received written notice to the contrary from such Lender prior to the making of such Committed Revolving Loan. The Agent may consult with legal counsel (who may be counsel for any Loan Party), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

9.05 Delegation of Duties. The Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub agents appointed by the Agent. The Agent and any such sub agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub agent and to the Related Parties of the Agent and any such sub agent, and shall apply to their respective activities in connection with the syndication of the credit facility provided for herein as well as activities as the Agent. The Agent shall not be responsible for the negligence or misconduct of any sub-agents except to the extent that a court of competent jurisdiction determines in a final and non-appealable judgment that the Agent acted with gross negligence or willful misconduct in the selection of such sub-agents.

9.06 Resignation of Agent. The Agent may at any time give written notice of its resignation to the Lenders and the Borrower. Upon receipt of any such notice of resignation, the Required Lenders shall have the right to appoint a successor. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within thirty (30) days after the retiring Agent gives notice of its resignation, then the retiring Agent may, on behalf of the Lenders, appoint a successor Agent meeting the qualifications set forth above; provided that if the Agent shall notify the Borrower and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (1) the retiring Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any Collateral held by the Agent on behalf of the Lenders under any of the Loan Documents, the retiring Agent shall continue to hold such collateral security until such time as a successor Agent is appointed) and (2) all payments, communications and determinations provided to be made by, to or through the Agent shall instead be made by or to each Lender directly, until such time as the Required Lenders appoint a successor Agent as provided for above in this Section. Upon the acceptance of a successor’s appointment as Agent hereunder or under Section 10.06(i), such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Agent, and the retiring Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section). The fees payable by the Borrower to a successor Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article and Section 10.04 shall continue in effect for the benefit of such retiring Agent, its sub agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Agent was acting as Agent hereunder. This Section 9.06 shall be subject in all respects to the provisions of Section 10.06(i).

9.07 Non-Reliance on Agent and Other Lenders. Each Lender acknowledges that it has, independently and without reliance upon the Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Agent or any other Lender or any of their Related Parties and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder. Except as provided in Section 9.12, the Agent shall not have any duty or responsibility to provide any Credit Party with any other credit or other information concerning the affairs, financial condition or business of any Loan Party that may come into the possession of the Agent.

9.08 No Other Duties, Etc. Anything herein to the contrary notwithstanding, no person who is or becomes a bookrunner, arranger, syndication agent or documentation agent hereunder shall have any powers, rights, liabilities, duties or responsibilities under this Agreement or any of the other Loan Documents, except in its capacity as the Agent or a Lender hereunder.

9.09 Agent May File Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, the Agent (irrespective of whether the principal of any Committed Revolving Loan shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Agent shall have made any demand on the Loan Parties) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Committed Revolving Loans and all other Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the Agent and the other Credit Parties (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the Agent, the other Credit Parties and their respective agents and counsel and all other amounts due to the Lenders, the Agent and the other Credit Parties hereunder, including, without limitation under Sections 2.09 and 10.04) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender to make such payments to the Agent and, if the Agent shall consent to the making of such payments directly to the Lenders, to pay to the Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Agent and its agents and counsel, and any other amounts due the Agent under Sections 2.09 and 10.04.

Nothing contained herein shall be deemed to authorize the Agent to authorize or consent to or accept or adopt on behalf of any Lender any plan of reorganization, arrangement, adjustment or composition affecting the Obligations or the rights of any Lender or to authorize the Agent to vote in respect of the claim of any Lender in any such proceeding.

9.10 Collateral and Guaranty Matters. The Credit Parties irrevocably authorize the Agent, at its option and in its Permitted Discretion,

(a) to release any Lien on any property granted to or held by the Agent under any Loan Document (i) upon termination of the Revolving Commitments and payment in full of all Obligations (other than contingent indemnification obligations for which no claim has been asserted), (ii) that is sold or to be sold as part of or in connection with any sale permitted hereunder or under any other Loan Document, or (iii) if approved, authorized or ratified in writing by the Applicable Lenders in accordance with Section 10.01;

(b) to subordinate any Lien on any property granted to or held by the Agent under any Loan Document to the holder of any Lien on such property that is permitted by clause (i) of the definition of Permitted Encumbrances; and

(c) to release any Guarantor from its obligations under the Facility Guaranty and any other Loan Document to which such Guarantor is a party if such Person ceases to be a Subsidiary as a result of a transaction permitted hereunder.

Upon request by the Agent at any time, the Applicable Lenders will confirm in writing the Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Guarantor from its obligations under the Facility Guaranty pursuant to this Section 9.10. In each case as specified in this Section 9.10, the Agent will, at the Loan Parties’ expense, execute and deliver to the applicable Loan Party such documents as such Loan Party may reasonably request to evidence the release of such item of Collateral from the assignment and security interest granted under the Security Documents or to subordinate its interest in such item, or to release such Guarantor from its obligations under the Facility Guaranty, in each case in accordance with the terms of the Loan Documents and this Section 9.10.

9.11 Notice of Transfer. The Agent may deem and treat a Lender party to this Agreement as the owner of such Lender’s portion of the Obligations for all purposes, unless and until, and except to the extent, an Assignment and Assumption shall have become effective as set forth in Section 10.06.

9.12 Reports and Financial Statements. By signing this Agreement, each Lender:

(a) [reserved];

(b) is deemed to have requested that the Agent furnish such Lender, promptly after they become available, copies of all Borrowing Base Certificates, financial statements and other Borrower Materials required to be delivered by the Borrower hereunder and all field exams and appraisals of the Collateral received by the Agent (collectively, the “Reports”);

(c) expressly agrees and acknowledges that the Agent makes no representation or warranty as to the accuracy or completeness of any Borrower Materials, and shall not be liable for any information contained in any Borrower Materials (including any Report);

(d) expressly agrees and acknowledges that the Reports are not comprehensive audits or examinations, that the Agent or any other party performing any audit or examination will inspect only specific information regarding the Loan Parties and will rely significantly upon the Loan Parties’ books and records, as well as on representations of the Loan Parties’ personnel;

(e) agrees to keep all Reports and other Borrower Materials confidential in accordance with the provisions of Section 10.07 hereof; and

(f) without limiting the generality of any other indemnification provision contained in this Agreement, agrees: (i) to hold the Agent and any such other Lender preparing a Report harmless from any action the indemnifying Lender may take or conclusion the indemnifying Lender may reach or draw from any Report and any other Borrower Materials in connection with any Revolving Credit Borrowing that the indemnifying Lender has made or may make to the Borrower, or the indemnifying Lender’s participation in, or the indemnifying Lender’s purchase of, a Committed Revolving Loan or Committed Revolving Loans; and (ii) to pay and protect, and indemnify, defend, and hold the Agent and any such other Lender preparing a Report harmless from and against, the claims, actions, proceedings, damages, costs, expenses, and other amounts (including attorney costs) incurred by the Agent and any such other Lender preparing a Report as the direct or indirect result of any third parties who might obtain all or part of any Report through the indemnifying Lender.

9.13 Agency for Perfection. Each Lender hereby appoints each other Lender as agent for the purpose of perfecting Liens for the benefit of the Agent and the Lenders in assets which, in accordance with Article 9 of the UCC or any other applicable Law of the United States, can be perfected only by possession. Should any Lender (other than the Agent) obtain possession of any such Collateral, such Lender shall notify the Agent thereof, and, promptly upon the Agent’s request therefor shall deliver such Collateral to the Agent or otherwise deal with such Collateral in accordance with the Agent’s instructions.

9.14 Indemnification of Agent. Without limiting the obligations of the Loan Parties hereunder, the Lenders hereby agree to indemnify the Agent and all of its Related Parties, as the case may be, ratably according to their Applicable Percentages, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever that may be imposed on, incurred by, or asserted against the Agent and its Related Parties in any way relating to or arising out of this Agreement or any other Loan Document or any action taken or omitted to be taken by the Agent and all of its Related Parties in connection therewith; provided, that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from the Agent’s or its Related Parties’ gross negligence or willful misconduct as determined by a final and nonappealable judgment of a court of competent jurisdiction.

9.15 Relation among Lenders. The Lenders are not partners or co-venturers, and no Lender shall be liable for the acts or omissions of, or (except as otherwise set forth herein in the case of the Agent) authorized to act for, any other Lender.

9.16 Recovery of Erroneous Payments. Without limitation of any other provision in this Agreement, if at any time the Agent makes a payment hereunder in error to any Credit Party, whether or not in respect of an Obligation due and owing by the Borrower at such time, where such payment is a Rescindable Amount, then in any such event, each Credit Party receiving a Rescindable Amount severally agrees to repay to the Agent forthwith on demand the Rescindable Amount received by such Credit Party in immediately available funds in the currency so received, with interest thereon, for each day from and including the date such Rescindable Amount is received by it to but excluding the date of payment to the Agent, at the greater of the Federal Funds Rate and a rate determined by the Agent in accordance with banking industry rules on interbank compensation. Each Credit Party irrevocably waives any and all defenses, including any “discharge for value” (under which a creditor might otherwise claim a right to retain funds mistakenly paid by a third party in respect of a debt owed by another) or similar defense to its obligation to return any Rescindable Amount. The Agent shall inform each Credit Party promptly upon determining that any payment made to such Credit Party comprised, in whole or in part, a Rescindable Amount.

9.17 Certain ERISA Matters.

(a) Each Lender (x) represents and warrants, as of the date such Person became a Lender party hereto, to, and (y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Agent and not, for the avoidance of doubt, to or for the benefit of any Loan Party, that at least one of the following is and will be true:

(i) such Lender is not using “plan assets” (within the meaning of Section 3(42) of ERISA or otherwise for purposes of Title I of ERISA or Section 4975 of the Code) of one or more Plans with respect to such Lender’s entrance into, participation in, administration of and performance of the Committed Revolving Loans, the Revolving Commitments or this Agreement,

(ii) the prohibited transaction exemption set forth in one or more PTEs, such as PTE 84-14 (a class exemption for certain transactions determined by independent qualified professional asset managers), PTE 95-60 (a class exemption for certain transactions involving insurance company general accounts), PTE 90-1 (a class exemption for certain transactions involving insurance company pooled separate accounts), PTE 91-38 (a class exemption for certain transactions involving bank collective investment funds) or PTE 96-23 (a class exemption for certain transactions determined by in-house asset managers), is applicable so as to exempt from the prohibitions of Section 406 of ERISA and Section 4975 of the Code such Lender’s entrance into, participation in, administration of and performance of the Committed Revolving Loans, the Revolving Commitments and this Agreement,

(iii) (A) such Lender is an investment fund managed by a “Qualified Professional Asset Manager” (within the meaning of Part VI of PTE 84-14), (B) such Qualified Professional Asset Manager made the investment decision on behalf of such Lender to enter into, participate in, administer and perform the Committed Revolving Loans, the Revolving Commitments and this Agreement, (C) the entrance into, participation in, administration of and performance of the Committed Revolving Loans, Revolving Commitments and this Agreement satisfies the requirements of sub-sections (b) through (g) of Part I of PTE 84- 14 and (D) to the best knowledge of such Lender, the requirements of subsection (a) of Part I of PTE 84-14 are satisfied with respect to such Lender’s entrance into, participation in, administration of and performance of the Committed Revolving Loans, Revolving Commitments and this Agreement, or

(iv) such other representation, warranty and covenant as may be agreed in writing between the Agent, in its sole discretion, and such Lender.

(b) In addition, unless either (1) sub-clause (i) in the immediately preceding clause (a) is true with respect to a Lender or (2) a Lender has provided another representation, warranty and covenant in accordance with sub-clause (iv) in the immediately preceding clause (a), such Lender further (x) represents and warrants, as of the date such Person became a Lender party hereto, and

(y) covenants, from the date such Person became a Lender party hereto to the date such Person ceases being a Lender party hereto, for the benefit of, the Agent and not, for the avoidance of doubt, to or for the benefit of any Loan Party, that the Agent is not a fiduciary with respect to the assets of such Lender involved in such Lender’s entrance into, participation in, administration of and performance of the Committed Revolving Loans, Revolving Commitments and this Agreement (including in connection with the reservation or exercise of any rights by the Agent under this Agreement, any Loan Document or any documents related hereto or thereto).

ARTICLE X

MISCELLANEOUS

10.01 Amendments, Etc. No amendment or waiver of any provision of this Agreement or any other Loan Document, and no Consent to any departure by any Loan Party therefrom, shall be effective unless in writing signed by the Agent, with the Consent of the Required Lenders, and the Borrower or the applicable Loan Party, as the case may be, and acknowledged by the Agent, and each such waiver or Consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that no such amendment, waiver or Consent shall:

(a) increase the Revolving Commitment of any Lender (or reinstate any Revolving Commitment terminated pursuant to Section 8.02) without the written Consent of such Lender;

(b) as to any Lender, postpone any date fixed by this Agreement or any other Loan Document for (i) any scheduled payment (including the Maturity Date) or mandatory prepayment of principal, interest, fees or other amounts due hereunder or under any of the other Loan Documents without the written Consent of such Lender entitled to such payment, or (ii) any scheduled or mandatory reduction or termination of the Aggregate Revolving Commitments hereunder or under any other Loan Document without the written Consent of such Lender;

(c) as to any Lender, reduce the principal of, or the rate of interest specified herein on, any Committed Revolving Loan held by such Lender, or (subject to clause (ii) of the second proviso to this Section 10.01) any fees or other amounts payable hereunder or under any other Loan Document to or for the account of such Lender, without the written Consent of each Lender entitled to such amount; provided, however, that only the Consent of the Required Lenders shall be necessary to amend the definition of “Default Rate” or to waive any obligation of the Borrower to pay interest at the Default Rate;

(d) as to any Lender, change Section 2.05, Section 2.13, Section 2.15 or Section 8.03 in a manner that would alter the pro rata sharing of payments required thereby without the written Consent of such Lender;

(e) change any provision of this Section or the definition of “Applicable Lenders” or “Required Lenders” or any other provision hereof specifying the number or percentage of Lenders required to amend, waive or otherwise modify any rights hereunder or make any determination or grant any consent hereunder, without the written Consent of each Lender;

(f) except as expressly permitted hereunder or under any other Loan Document, release, or limit the liability of, any Loan Party without the written Consent of each Lender;

(g) except for Permitted Dispositions, release all or substantially all of the Collateral from the Liens of the Security Documents without the written Consent of each Lender;

(h) except as provided in Section 2.15, increase the Aggregate Revolving Commitments without the written Consent of each Lender;

(i) modify the definition of Permitted Overadvance so as to increase the amount thereof or, except as provided in such definition, the time period for which a Permitted Overadvance may remain outstanding without the written Consent of each Lender; and

(j) except as expressly permitted herein or in any other Loan Document, subordinate the Obligations hereunder or the Liens granted hereunder or under the other Loan Documents, to any other Indebtedness or Lien, as the case may be without the written Consent of each Lender;

and, provided further, that (i) no amendment, waiver or Consent shall, unless in writing and signed by the Agent in addition to the Lenders required above, affect the rights or duties of the Agent under this Agreement or any other Loan Document; (ii) the Fee Letter may be amended, or rights or privileges thereunder waived, in a writing executed only by the parties thereto; and (iii) Article IX hereof (or any other section related to the Agent and Lenders that does not modify any rights, or increase any obligations, of the Loan Parties hereunder) may be amended in a writing executed only by the Agent and the Lenders. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (x) the Revolving Commitment of any Defaulting Lender may not be increased or extended without the consent of such Lender, and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender disproportionately adversely relative to other affected Lenders shall require the consent of such Defaulting Lender.

Notwithstanding anything to the contrary in this Agreement or any other Loan Document, this Agreement or any other Loan Document (1) may be amended and waived with the written consent of the Agent at the request of the Borrower without the need to obtain the consent of any Lender if such amendment or waiver is delivered in order (i) to comply with local law or advice of local counsel, (ii) to cure ambiguities or defects, or (iii) to cause any Loan Document to be consistent with this Agreement and the other Loan Documents and (2) may be amended to replace Adjusted Term SOFR with a Benchmark Replacement or to implement Conforming Changes, in either case in accordance with Section 3.03.

10.02 Notices; Effectiveness; Electronic Communications.

(a) Notices Generally. Except as provided in subsection (b) below, all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by telecopier or electronic mail as follows, and all notices and other communications expressly permitted hereunder to be given by telephone shall be made to the applicable telephone number, as follows:

(i) if to the Loan Parties or the Agent, to the address, telecopier number, electronic mail address or telephone number specified for such Person on Schedule 10.02; and

(ii) if to any Lender, to the address, telecopier number, electronic mail address or telephone number specified in its Administrative Questionnaire.

Notices sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices sent by telecopier shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices delivered through electronic communications to the extent provided in subsection (b) below, shall be effective as provided in such subsection (b).

(b) Electronic Communications. Notices and other communications to the Loan Parties and the Lenders hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by the Agent, provided that the foregoing shall not apply to notices to any Lender pursuant to Article II if such Lender has notified the Agent that it is incapable of receiving notices under such Article by electronic communication. The Agent may, in its Permitted Discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

Unless the Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(c) The Internet. In no event shall the Agent or any of its Related Parties have any liability to any Loan Party, any Lender or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Loan Parties’ or the Agent’s transmission of Borrower Materials through the Internet.

(d) Change of Address, Etc. Each of the Loan Parties and the Agent may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the other parties hereto. Each Lender may change its address, telecopier or telephone number for notices and other communications hereunder by notice to the Borrower and the Agent. In addition, each Lender agrees to notify the Agent from time to time to ensure that the Agent has on record (i) an effective address, contact name, telephone number, telecopier number and electronic mail address to which notices and other communications may be sent, and (ii) accurate wire instructions for such Lender.

(e) Reliance by Agent and Lenders. The Agent and the Lenders shall be entitled to rely and act upon any notices purportedly given by or on behalf of the Loan Parties even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Loan Parties shall indemnify the Agent, each Lender and the Related Parties of each of them from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Loan Parties. All telephonic communications with the Agent may be recorded by the Agent, and each of the parties hereto hereby consents to such recording.

10.03 No Waiver; Cumulative Remedies. No failure by any Credit Party to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder or under any other Loan Document preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges provided herein and in the other Loan Documents are cumulative and not exclusive of any rights, remedies, powers and privileges provided by Law. Without limiting the generality of the foregoing, the making of a Committed Revolving Loan shall not be construed as a waiver of any Default or Event of Default, regardless of whether any Credit Party may have had notice or knowledge of such Default or Event of Default at the time.

10.04 Expenses; Indemnity; Damage Waiver.

(a) Costs and Expenses. The Borrower shall pay all Credit Party Expenses. The Borrower acknowledges that some or all of the Lender Service Parties, including, without limitation, Tower Hill, are Affiliates of the Agent.

(b) Indemnification by the Loan Parties. The Loan Parties shall indemnify the Agent (and any sub-agent thereof), each other Credit Party, and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless (on an after-Tax basis) from, any and all actual and documented out-of-pocket losses, claims, causes of action, damages, liabilities, settlement payments, costs, and related expenses (including the fees, charges and disbursements of any outside counsel for any Indemnitee (but limited, in the case of legal fees and expenses, to the reasonable, documented and out-of-pocket, disbursements and other charges of one primary outside counsel (and one local or special outside counsel or regulatory counsel in each appropriate jurisdiction to the extent reasonably necessary) for all affected Indemnitees, and solely in the case of an actual or potential conflict of interest, one additional counsel (and one additional local or special outside counsel or regulatory counsel in each appropriate jurisdiction to the extent reasonably necessary) for all affected Indemnitees)), incurred by any Indemnitee or asserted against any Indemnitee by any third party or by the Borrower or any other Loan Party arising out of, in connection with, or as a result of (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or thereunder or the consummation of the transactions contemplated hereby or thereby, or, in the case of the Agent (and any sub-agents thereof) and their Related Parties only, the administration of this Agreement and the other Loan Documents, (ii) any Committed Revolving Loan or the use or proposed use of the proceeds therefrom, (iii) any actual or alleged presence or release of Hazardous Materials on or from any property owned or operated by any Loan Party or any of its Subsidiaries, or any Environmental Liability related in any way to any Loan Party or any of its Subsidiaries, (iv) any claims of, or amounts paid by any Credit Party to, a Controlled Account Bank or other Person which has entered into a control agreement with any Credit Party hereunder, or (v) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory, whether brought by a third party or by the Borrower or any other Loan Party or any of the Loan Parties’ directors, shareholders or creditors, and regardless of whether any Indemnitee is a party thereto, in all cases, whether or not caused by or arising, in whole or in part, out of the comparative, contributory or sole negligence of the Indemnitee; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee, or (y) result from a claim brought by the Borrower or any other Loan Party against an Indemnitee for breach in bad faith of such Indemnitee’s obligations hereunder or under any other Loan Document, if the Borrower or such Loan Party has obtained a final and nonappealable judgment in its favor on such claim as determined by a court of competent jurisdiction. Clause (b) of this Section shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

(c) Reimbursement by Lenders. Without limiting their obligations under Section 9.14 hereof, to the extent that the Loan Parties for any reason fail to indefeasibly pay any amount required under subsection (a) or (b) of this Section to be paid by them, each Lender severally agrees to pay to the Agent (or any such sub-agent) or such Related Party, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Agent (or any such sub-agent) in its capacity as such, or against any Related Party of any of the foregoing acting for the Agent (or any such sub-agent) in connection with such capacity. The obligations of the Lenders under this subsection (c) are subject to the provisions of Section 2.12(d).

(d) Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable Law, the Loan Parties shall not assert, and hereby waive, any claim against any Indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Committed Revolving Loan or the use of the proceeds thereof. No Indemnitee shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby other than for direct or actual damages resulting from the gross negligence or willful misconduct of such Indemnitee as determined by a final and nonappealable judgment of a court of competent jurisdiction.

(e) Payments. All amounts due under this Section shall be payable on demand therefor.

(f) Survival. The agreements in this Section shall survive the resignation of any Agent, the assignment of any Revolving Commitment or Committed Revolving Loan by any Lender, the replacement of any Lender, the termination of the Revolving Commitments and the repayment, satisfaction or discharge of all of the other Obligations.

10.05 Payments Set Aside. To the extent that any payment by or on behalf of the Loan Parties is made to any Credit Party, or any Credit Party exercises its right of setoff, and such payment or the proceeds of such setoff or any part thereof is subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by such Credit Party in its reasonable discretion) to be repaid to a trustee, receiver or any other party, in connection with any proceeding under any Debtor Relief Law or otherwise, then (a) to the extent of such recovery, the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such setoff had not occurred, and (b) each Lender severally agrees to pay to the Agent upon demand its Applicable Percentage (without duplication) of any amount so recovered from or repaid by the Agent, plus interest thereon from the date of such demand to the date such payment is made at a rate per annum equal to the Federal Funds Rate from time to time in effect. The obligations of the Lenders under clause (b) of the preceding sentence shall survive the payment in full of the Obligations and the termination of this Agreement.

10.06 Successors and Assigns.

(a) Successors and Assigns Generally. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby, except that no Loan Party may assign or otherwise transfer any of its rights or obligations hereunder or under any other Loan Document without the prior written Consent of the Agent and each Lender, and no Lender may assign or otherwise transfer any of its rights or obligations hereunder except (i) to an Eligible Assignee in accordance with the provisions of Section (b), (ii) by way of participation in accordance with the provisions of Section 10.06(d), or (iii) by way of pledge or assignment of a security interest subject to the restrictions of Section 10.06(f) (and any other attempted assignment or transfer by any party hereto shall be null and void). Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby, Participants to the extent provided in subsection (d) of this Section and, to the extent expressly contemplated hereby, the Related Parties of each of the Credit Parties) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) Assignments by Lenders. Any Lender may at any time assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Revolving Commitment or any portion of the Committed Revolving Loans at the time owing to it); provided that any such assignment shall be subject to the following conditions:

(i) Minimum Amounts.

(A) in the case of an assignment of the entire remaining amount of the assigning Lender’s Revolving Commitment and the Committed Revolving Loans at the time owing to it or in the case of an assignment to a Lender or an Affiliate of a Lender or an Approved Fund with respect to a Lender, no minimum amount need be assigned; and

(B) in any case not described in subsection (b)(i)(A) of this Section, the aggregate amount of the Revolving Commitment (which for this purpose includes Committed Revolving Loans outstanding thereunder) or, if the Revolving Commitment is not then in effect, the principal outstanding balance of the Committed Revolving Loans of the assigning Lender subject to each such assignment, determined as of the date the Assignment and Assumption with respect to such assignment is delivered to the Agent or, if “Trade Date” is specified in the Assignment and Assumption, as of the “Trade Date”, shall not be less than $5,000,000 unless the Agent otherwise consents (each such consent not to be unreasonably withheld or delayed); provided, however, that concurrent assignments to members of an Assignee Group and concurrent assignments from members of an Assignee Group to a single Eligible Assignee (or to an Eligible Assignee and members of its Assignee Group) will be treated as a single assignment for purposes of determining whether such minimum amount has been met;

(ii) Proportionate Amounts. Each partial assignment shall be made as an assignment of a proportionate part of all of the assigning Lender’s rights and obligations under this Agreement with respect to the Committed Revolving Loans or the Revolving Commitment assigned;

(iii) Required Consents. No consent shall be required for any assignment except (A) to the extent required by subsection (b)(i)(B) of this Section and (B) to the extent required under the definition of Eligible Assignee.

(iv) Assignment and Assumption. The parties to each assignment shall execute and deliver to the Agent an Assignment and Assumption, together with a processing and recordation fee of $3,500, provided, however, that the Agent may, in its Permitted Discretion, elect to waive such processing and recordation fee in the case of any assignment. The assignee, if it shall not be a Lender, shall deliver to the Agent an Administrative Questionnaire.

(v) Certain Additional Payments. In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Agent, the applicable pro rata share of Committed Revolving Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Agent or any Lender hereunder (and interest accrued thereon), and (y) acquire (and fund as appropriate) its full pro rata share of all Committed Revolving Loans in accordance with its Applicable Percentage. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable Law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

Subject to acceptance and recording thereof by the Agent pursuant to subsection (c) of this Section, from and after the effective date specified in each Assignment and Assumption, the Eligible Assignee thereunder shall be a party to this Agreement and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto) but shall continue to be entitled to the benefits of Sections 3.01, 3.04 and 10.04 with respect to facts and circumstances occurring prior to the effective date of such assignment; provided, that except to the extent otherwise expressly agreed by the affected parties, no assignment by a Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from the Lender’s having been a Defaulting Lender. Upon request, the Borrower (at its expense) shall execute and deliver a Revolving Note to the assignee Lender. Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this subsection shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with Section 10.06(d).

(c) Register. The Agent, acting solely for this purpose as an agent of the Borrower (and such agency being solely for tax purposes), shall maintain at the Agent’s Office a copy of each Assignment and Assumption delivered to it (or the equivalent thereof in electronic form) and a register for the recordation of the names and addresses of the Lenders, and the Revolving Commitments of, and principal amounts (and stated interest) of the Committed Revolving Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive, absent manifest error, and the Loan Parties, the Agent and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by the Borrower and any Lender at any reasonable time and from time to time upon reasonable prior notice.

(d) Participations. Any Lender may at any time, without the consent of, or notice to, the Loan Parties or the Agent, sell participations to any Person (other than (i) a natural person or (ii) any direct or indirect owner of the Equity Interests of any Loan Party (including any Permitted Holder), any Loan Party or any of their respective Affiliates or Subsidiaries)) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Revolving Commitments and/or the Committed Revolving Loans owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Loan Parties, the Agent and the Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any Participant shall agree in writing to comply with all confidentiality obligations set forth in Section 10.07 as if such Participant was a Lender hereunder. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement. Subject to subsection (e) of this Section, the Loan Parties agree that each Participant shall be entitled to the benefits of Sections 3.01 (subject to the requirements and limitations therein, including the requirements under Section 3.01(f) (it being understood that the documentation required under Section 3.01(f) shall be delivered to the participating Lender)) and 3.04 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 10.06(b). To the extent permitted by Law, each Participant also shall be entitled to the benefits of Section 10.08 as though it were a Lender, provided such Participant agrees to be subject to Section 2.13 as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register for the recordation of the names and addresses of its Participants and their rights with respect to principal amounts (and stated interest) and other Obligations from time to time (each a “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant’s interest in any commitments, loans or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in each Participant Register shall be conclusive absent manifest error and the Loan Parties, the Agent and the Lenders shall treat each Person whose name is recorded in a Participant Register as the owner of such participation for all purposes of this Agreement (including, for the avoidance of doubt, for purposes of entitlement to benefits under Section 3.01, Section 3.04 and Section 10.08) notwithstanding any notice to the contrary. For the avoidance of doubt, the Agent (in its capacity as Agent) shall have no responsibility for maintaining a Participant Register.

(e) Limitations upon Participant Rights. A Participant shall not be entitled to receive any greater payment under Section 3.01 or 3.04 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless (i) the sale of the participation to such Participant is made with Borrower’s consent or (ii) such entitlement to receive a greater payment results from a Change in Law that occurs after the Participant acquired the applicable participation.

(f) Certain Pledges. Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement (including under its Revolving Note, if any) to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank; provided that no such pledge or assignment shall release such Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(g) Electronic Execution of Assignments. The words “execution,” “signed,” “signature,” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act.

(h) [Reserved].

(i) Transactions with Second Avenue Entity. Notwithstanding anything in this Agreement or any other Loan Document to the contrary, (A) neither the Agent nor any Affiliate thereof (each, a “Second Avenue Entity”) shall be required to comply with this Section 10.06 in connection with any transaction involving any other Second Avenue Entity or any of its or their lenders or funding or financing sources, and no Second Avenue Entity shall have any obligation to disclose any such transaction to any Person, and (B) there shall be no limitation or restriction on (i) the ability of any Second Avenue Entity to assign or otherwise transfer its rights and/or obligations under this Agreement or any other Loan Document, any Revolving Commitment, any Committed Revolving Loan, or any other Obligation to any other Second Avenue Entity or any lender or financing or funding source of a Second Avenue Entity, or (ii) any such lender’s or funding or financing source’s ability to assign or otherwise transfer its rights and/or obligations under this Agreement or any other Loan Document, any Revolving Commitment, any Committed Revolving Loan, or any other Obligation. Notwithstanding Section 9.06 or any other term or condition of this Agreement, the Agent may at any time appoint a Second Avenue Entity as a replacement or successor agent hereunder, and such Second Avenue Entity shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Agent, and the retiring Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided in Section 9.06).

10.07 Treatment of Certain Information; Confidentiality. Each of the Credit Parties agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (a) to its Affiliates and any Lender Service Party and to the respective partners, directors, officers, employees, agents, existing or prospective limited partners, funding sources, attorneys, advisors and representatives of its Affiliates and any Lender Service Party (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable Laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement, or

(ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to any Loan Party and its obligations, (g) with the consent of the Borrower, or (h) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section, or (y) becomes available to any Credit Party or any of their respective Affiliates on a non-confidential basis from a source other than the Loan Parties.

For purposes of this Section, “Information” means all information received from the Loan Parties or any Subsidiary relating to the Loan Parties, any Subsidiary or their respective businesses, other than any such information that is available to any Credit Party on a non-confidential basis prior to disclosure by the Loan Parties or any Subsidiary, provided that, in the case of information received from any Loan Party or any Subsidiary after the Closing Date, such information is clearly identified at the time of delivery as confidential. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

Each of the Credit Parties acknowledges that (a) the Information may include material non-public information concerning the Loan Parties or any Subsidiary, as the case may be, (b) it has developed compliance procedures regarding the use of material non-public information, and (c) it will handle such material non-public information in accordance with applicable Law, including federal and state securities Laws.

10.08 Right of Setoff. If an Event of Default shall have occurred and be continuing or if any Lender shall have been served with a trustee process or similar attachment relating to property of a Loan Party, each Lender and each of their respective Affiliates is hereby authorized at any time and from time to time, after obtaining the prior written consent of the Agent or the Required Lenders, to the fullest extent permitted by applicable Law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender or any such Affiliate to or for the credit or the account of the Borrower or any other Loan Party against any and all of the Obligations now or hereafter existing under this Agreement or any other Loan Document to such Lender, regardless of the adequacy of the Collateral, and irrespective of whether or not such Lender shall have made any demand under this Agreement or any other Loan Document and although such obligations of the Borrower or such Loan Party may be contingent or unmatured or are owed to a branch or office of such Lender different from the branch or office holding such deposit or obligated on such indebtedness; provided, that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Agent for further application in accordance with the provisions of Section 2.16 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Agent and the Lenders, and (y) the Defaulting Lender shall provide promptly to the Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The rights of each Lender and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender or its respective Affiliates may have. Each Lender agrees to notify the Borrower and the Agent promptly after any such setoff and application, provided that the failure to give such notice shall not affect the validity of such setoff and application.

10.09 Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable Law (the “Maximum Rate”). If the Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Committed Revolving Loans or, if it exceeds such unpaid principal, refunded to the Borrower. In determining whether the interest contracted for, charged, or received by the Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable Law, (a) characterize any payment that is not principal as an expense, fee, or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate, and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the Obligations hereunder.

10.10 Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto in different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement and the other Loan Documents constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Agent and when the Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto. Delivery of an executed counterpart of a signature page of this Agreement by telecopy, pdf., or other electronic transmission shall be as effective as delivery of a manually executed counterpart of this Agreement. Each party agrees that the electronic signatures, whether digital or encrypted, of the parties included in this Agreement or any other Loan Document are intended to authenticate this writing and to have the same force and effect as manual signatures. Electronic signature means any electronic sound, symbol, or process attached to or logically associated with a record and executed and adopted by a party with the intent to sign such record pursuant to any applicable Law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act. The Agent reserves the right, in its sole discretion, to accept, deny, or condition acceptance of any electronic signature on this Agreement or any other Loan Document or on any notice delivered to the Agent under this Agreement or any other Loan Document.

10.11 Survival. All representations and warranties made hereunder and in any other Loan Document or other document delivered pursuant hereto or thereto or in connection herewith or therewith shall survive the execution and delivery hereof and thereof. Such representations and warranties have been or will be relied upon by the Credit Parties, regardless of any investigation made by any Credit Party or on their behalf and notwithstanding that any Credit Party may have had notice or knowledge of any Default or Event of Default at the time of any Revolving Credit Borrowing, and shall continue in full force and effect as long as any Committed Revolving Loan or any other Obligation hereunder shall remain unpaid or unsatisfied. Further, the provisions of Sections 3.01, 3.04 and 10.04 and Article IX shall survive and remain in full force and effect regardless of the repayment of the Obligations, the expiration or termination of the Revolving Commitments or the termination of this Agreement or any provision hereof. In connection with the termination of this Agreement and the release and termination of the security interests in the Collateral, the Agent may require such indemnities and collateral security as it shall reasonably deem necessary or appropriate to protect the Credit Parties against (x) loss on account of credits previously applied to the Obligations that may subsequently be reversed or revoked, and (y) any Obligations that may thereafter arise under Section 10.04.

10.12 Severability. If any provision of this Agreement or the other Loan Documents is held to be illegal, invalid or unenforceable, (a) the legality, validity and enforceability of the remaining provisions of this Agreement and the other Loan Documents shall not be affected or impaired thereby, and (b) the parties shall endeavor in good faith negotiations to replace the illegal, invalid or unenforceable provisions with valid provisions the economic effect of which comes as close as possible to that of the illegal, invalid or unenforceable provisions. The invalidity of a provision in a particular jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction. Without limiting the foregoing provisions of this Section 10.12, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Lenders shall be limited by Debtor Relief Laws, as determined in good faith by the Agent, then such provisions shall be deemed to be in effect only to the extent not so limited.

10.13 Replacement of Lenders. If any Lender requests compensation under Section 3.04, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 3.01, or if any Lender is a Defaulting Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in, and consents required by, Section 10.06), all of its interests, rights and obligations under this Agreement and the related Loan Documents to an Eligible Assignee that shall assume such obligations, provided that:

(a) the Borrower shall have paid to the Agent the assignment fee specified in Section 10.06(b);

(b) such Lender shall have received payment of an amount equal to the outstanding principal of its Committed Revolving Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder and under the other Loan Documents from such Eligible Assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts);

(c) in the case of any such assignment resulting from a claim for compensation under Section 3.04 or payments required to be made pursuant to Section 3.01, such assignment will result in a reduction in such compensation or payments thereafter; and

(d) such assignment does not conflict with applicable Laws.

A Lender shall not be required to make any such assignment or delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.

10.14 Governing Law; Jurisdiction; Etc.

(a) GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO THE CONFLICTS OF LAWS PRINCIPLES THEREOF, BUT INCLUDING SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW.

(b) SUBMISSION TO JURISDICTION. EACH LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY SUBMITS, FOR ITSELF AND ITS PROPERTY, TO THE NONEXCLUSIVE JURISDICTION OF THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, OR FOR RECOGNITION OR ENFORCEMENT OF ANY JUDGMENT, AND EACH OF THE LOAN PARTIES HERETO IRREVOCABLY AND UNCONDITIONALLY AGREES THAT ALL CLAIMS IN RESPECT OF ANY SUCH ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN SUCH NEW YORK STATE COURT OR, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, IN SUCH FEDERAL COURT. EACH OF THE LOAN PARTIES HERETO AGREES THAT A FINAL JUDGMENT IN ANY SUCH ACTION OR PROCEEDING SHALL BE CONCLUSIVE AND MAY BE ENFORCED IN OTHER

JURISDICTIONS BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED BY LAW. NOTHING IN THIS AGREEMENT OR IN ANY OTHER LOAN DOCUMENT SHALL AFFECT ANY RIGHT THAT ANY CREDIT PARTY MAY OTHERWISE HAVE TO BRING ANY ACTION OR PROCEEDING RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT AGAINST ANY LOAN PARTY OR ITS PROPERTIES IN THE COURTS OF ANY JURISDICTION.

(c) WAIVER OF VENUE. EACH LOAN PARTY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION THAT IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT IN ANY COURT REFERRED TO IN CLAUSE (b) OF THIS SECTION. EACH OF THE LOAN PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE DEFENSE OF AN INCONVENIENT FORUM TO THE MAINTENANCE OF SUCH ACTION OR PROCEEDING IN ANY SUCH COURT.

(d) SERVICE OF PROCESS. EACH PARTY HERETO IRREVOCABLY CONSENTS TO SERVICE OF PROCESS IN THE MANNER PROVIDED FOR NOTICES IN SECTION 10.02. NOTHING IN THIS AGREEMENT WILL AFFECT THE RIGHT OF ANY PARTY HERETO TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY APPLICABLE LAW.

(e) ACTIONS COMMENCED BY LOAN PARTIES. EACH LOAN PARTY AGREES THAT ANY ACTION COMMENCED BY ANY LOAN PARTY ASSERTING ANY CLAIM OR COUNTERCLAIM ARISING UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT SHALL BE BROUGHT SOLELY IN A COURT OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY OR ANY FEDERAL COURT SITTING THEREIN AS THE AGENT MAY ELECT IN ITS SOLE DISCRETION AND CONSENTS TO THE EXCLUSIVE JURISDICTION OF SUCH COURTS WITH RESPECT TO ANY SUCH ACTION.

10.15 Waiver of Jury Trial. EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PERSON HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PERSON WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

10.16 No Advisory or Fiduciary Responsibility; Disclosure Regarding Affiliates.

(a) In connection with all aspects of each transaction contemplated hereby, the Loan Parties each acknowledge and agree that: (i) the credit facility provided for hereunder and any related arranging or other services in connection therewith (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document) are an arm’s- length commercial transaction between the Loan Parties, on the one hand, and the Credit Parties, on the other hand, and each of the Loan Parties is capable of evaluating and understanding and understands and accepts the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents (including any amendment, waiver or other modification hereof or thereof); (ii) in connection with the process leading to such transaction, each Credit Party is and has been acting solely as a principal and is not the financial advisor, agent or fiduciary, for the Loan Parties or any of their respective Affiliates, stockholders, creditors or employees or any other Person; (iii) none of the Credit Parties has assumed or will assume an advisory, agency or fiduciary responsibility in favor of the Loan Parties with respect to any of the transactions contemplated hereby or the process leading thereto, including with respect to any amendment, waiver or other modification hereof or of any other Loan Document (irrespective of whether any of the Credit Parties has advised or is currently advising any Loan Party or any of its Affiliates on other matters) and none of the Credit Parties has any obligation to any Loan Party or any of its Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; (iv) the Credit Parties and their respective Affiliates (including, without limitation, the Lender Service Parties) may be engaged in a broad range of transactions that involve interests that differ from those of the Loan Parties and their respective Affiliates, and none of the Credit Parties has any obligation to disclose any of such interests by virtue of any advisory, agency or fiduciary relationship; and (v) the Credit Parties have not provided and will not provide any legal, accounting, regulatory or tax advice with respect to any of the transactions contemplated hereby (including any amendment, waiver or other modification hereof or of any other Loan Document) and each of the Loan Parties has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate. Each of the Loan Parties hereby waives and releases, to the fullest extent permitted by law, any claims that it may have against each of the Credit Parties with respect to any breach or alleged breach of agency or fiduciary duty.

(b) Each of the Loan Parties hereby acknowledges and agrees that certain Affiliates of and/or direct and indirect equity holders in or advisors to the Agent or one or more of the Lenders (including, without limitation, Tower Hill, SB360 and Agent’s parent entity, SB360 Holdings, LLC) (collectively, “Lender Service Parties”) may from time to time be retained to provide services to the Agent and Lenders concerning the Loan Parties or other business entities (including, without limitation, consulting or analytic services, appraisals, reviews of purchases, sales and other dispositions of inventory, real property, financial instruments and other assets of public and private companies), and such Lender Service Parties may provide such services to the Credit Parties or their borrowers on ordinary and customary market terms, and regardless of any such retention, Agent may consult with the Lender Service Parties regarding the Loan Parties, the Collateral, and related matters. Nothing herein shall preclude the Lender Service Parties from engaging in the above-referenced ordinary course business transactions conducted without use of or reference to the confidential information provided to the Credit Parties hereunder. The fees and expenses of the Lender Service Parties shall be Credit Party Expenses. Nothing contained herein shall limit or preclude the Lender Service Parties or any of their respective Affiliates from providing services to or doing business with the Loan Parties or any other party, including, without limitation, any competitor, supplier or customer of the Loan Parties. None of the Lender Service Parties has assumed or will assume an advisory, agency or fiduciary responsibility in favor of the Loan Parties with respect to any of the transactions contemplated hereby or the process leading thereto, including with respect to any amendment, waiver or other modification hereof or of any other Loan Document and none of the Lender Service Parties has any obligation or duty to any Loan Party or any of its Affiliates with respect to the transactions contemplated hereby. Each of the Loan Parties hereby waives and releases, to the fullest extent permitted by law, any claims that it may have against each of the Lender Service Parties with respect to any breach or alleged breach of agency or fiduciary duty.

10.17 USA PATRIOT Act Notice. Each Lender that is subject to the Act (as hereinafter defined) and the Agent (for itself and not on behalf of any Lender) hereby notifies the Loan Parties that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”) it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of each Loan Party and other information that will allow such Lender or the Agent, as applicable, to identify each Loan Party in accordance with the Act. Each Loan Party is in compliance, in all material respects, with the Act. No part of the proceeds of the Committed Revolving Loans will be used by the Loan Parties, directly or indirectly, for any payments to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977, as amended. The Loan Parties shall, promptly following a request by the Agent or any Lender, provide all documentation and other information that the Agent or such Lender requests in order to comply with its ongoing obligations under applicable “know your customer” and anti-money laundering rules and regulations, including the Act.

10.18 Foreign Assets Control Regulations. Neither of the advance of the Committed Revolving Loans nor the use of the proceeds of any thereof will violate the Trading With the Enemy Act (50 U.S.C. § 1 et seq., as amended) (the “Trading With the Enemy Act”) or any of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B, Chapter V, as amended) (the “Foreign Assets Control Regulations”) or any enabling legislation or executive order relating thereto (which for the avoidance of doubt shall include, but shall not be limited to (a) Executive Order 13224 of September 21, 2001 Blocking Property and Prohibiting Transactions With Persons Who Commit, Threaten to Commit, or Support Terrorism (66 Fed. Reg. 49079 (2001)) (the “Executive Order”), and (b) the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001 (Public Law 107-56)). Furthermore, none of the Borrower or its Affiliates (a) is or will become a “blocked person” as described in the Executive Order, the Trading With the Enemy Act or the Foreign Assets Control Regulations, or (b) engages or will engage in any dealings or transactions, or be otherwise associated, with any such “blocked person” or in any manner violative of any such order.

10.19 Time of the Essence. Time is of the essence of the Loan Documents.

10.20 [Reserved].

10.21 Press Releases; Non-Disclosure.

(a) Each Credit Party executing this Agreement agrees that neither it nor its Affiliates will in the future issue any press releases or other public disclosure using the name of the Agent or its Affiliates or referring to this Agreement or the other Loan Documents without at least two (2) Business Days’ prior notice to the Agent and without the prior written consent of the Agent unless (and only to the extent that) such Credit Party or Affiliate is required to do so under applicable Law or SEC requirement and then, in any event, such Credit Party or Affiliate will consult with the Agent before issuing such press release or other public disclosure.

(b) Each Loan Party consents to the publication by the Agent or any Lender of advertising material, including any “tombstone” or comparable advertising, on its website or in other marketing materials of Agent, relating to the financing transactions contemplated by this Agreement using any Loan Party’s name, product photographs, logo, trademark or other insignia. The Agent or such Lender shall provide a draft reasonably in advance of any advertising material to the Borrower for review and comment prior to the publication thereof. The Agent reserves the right to provide to industry trade organizations and loan syndication and pricing reporting services information necessary and customary for inclusion in league table measurements.

(c) Each Loan Party agrees to maintain the confidentiality of this Agreement and the other Loan Documents and the terms hereof and thereof, and agrees that it will not disclose (pursuant to any press release (unless permitted in Section 10.21(a)) or otherwise) the name of the Agent or its Affiliates or this Agreement or the other Loan Documents or the terms hereof or thereof, in each case without the prior written consent of the Agent, except that such information may be disclosed (i) to such Loan Party’s Affiliates and to such Loan Party’s and its Affiliates’ directors, officers, employees, attorneys and advisors, in each case, strictly on a confidential and need-to-know basis, (ii) except in the case of the Fee Letter, to the holders of any Subordinated Indebtedness permitted under this Agreement, in each case, strictly on a confidential and need-to-know basis, (iii) as required by applicable Laws or regulations, SEC requirements, or by any subpoena or similar legal process, pursuant to the order of any court or administrative agency, or in any pending legal, judicial or administrative proceeding, or otherwise as required by applicable Laws based on the reasonable advice of counsel (in which case the Borrower shall promptly notify the Agent prior to disclosure, to the extent permitted by Law), (iv) as requested or required by any Governmental Authority (in which case the Borrower shall promptly notify the Agent prior to disclosure, to the extent permitted by Law), (v) in connection with any action or proceeding relating to this Agreement or the enforcement of any rights in respect thereof or hereunder or thereunder, or (vi) to the extent such information becomes publicly available other than as a result of a breach of this Section 10.21 by any Loan Party or any Affiliate thereof or any of such Person’s directors, officers, employees, attorneys and advisors.

10.22 Additional Waivers.

(a) The Obligations are the joint and several obligation of each Loan Party. To the fullest extent permitted by applicable Law, the obligations of each Loan Party shall not be affected by (i) the failure of any Credit Party to assert any claim or demand or to enforce or exercise any right or remedy against any other Loan Party under the provisions of this Agreement, any other Loan Document or otherwise, (ii) any rescission, waiver, amendment or modification of, or any release from any of the terms or provisions of, this Agreement or any other Loan Document, or (iii) the failure to perfect any security interest in, or the release of, any of the Collateral or other security held by or on behalf of the Agent or any other Credit Party.

(b) The obligations of each Loan Party shall not be subject to any reduction, limitation, impairment or termination for any reason (other than the indefeasible payment in full in cash of the Obligations after the termination of the Revolving Commitments), including any claim of waiver, release, surrender, alteration or compromise of any of the Obligations, and shall not be subject to any defense or setoff, counterclaim, recoupment or termination whatsoever by reason of the invalidity, illegality or unenforceability of any of the Obligations or otherwise. Without limiting the generality of the foregoing, the obligations of each Loan Party hereunder shall not be discharged or impaired or otherwise affected by the failure of the Agent or any other Credit Party to assert any claim or demand or to enforce any remedy under this Agreement, any other Loan Document or any other agreement, by any waiver or modification of any provision of any thereof, any default, failure or delay, willful or otherwise, in the performance of any of the Obligations, or by any other act or omission that may or might in any manner or to any extent vary the risk of any Loan Party or that would otherwise operate as a discharge of any Loan Party as a matter of law or equity (other than the indefeasible payment in full in cash of all the Obligations after the termination of the Revolving Commitments).

(c) To the fullest extent permitted by applicable Law, each Loan Party waives any defense based on or arising out of any defense of any other Loan Party or the unenforceability of the Obligations or any part thereof from any cause, or the cessation from any cause of the liability of any other Loan Party, other than the indefeasible payment in full in cash of all the Obligations and the termination of the Revolving Commitments. The Agent and the other Credit Parties may, at their election, foreclose on any security held by one or more of them by one or more judicial or non-judicial sales, accept an assignment of any such security in lieu of foreclosure, compromise or adjust any part of the Obligations, make any other accommodation with any other Loan Party, or exercise any other right or remedy available to them against any other Loan Party, without affecting or impairing in any way the liability of any Loan Party hereunder except to the extent that all the Obligations have been indefeasibly paid in full in cash and the Revolving Commitments have been terminated. Each Loan Party waives any defense arising out of any such election even though such election operates, pursuant to applicable Law, to impair or to extinguish any right of reimbursement or subrogation or other right or remedy of such Loan Party against any other Loan Party, as the case may be, or any security.

(d) Each Loan Party is obligated to repay the Obligations as joint and several obligors under this Agreement. Upon payment by any Loan Party of any Obligations, all rights of such Loan Party against any other Loan Party arising as a result thereof by way of right of subrogation, contribution, reimbursement, indemnity or otherwise shall in all respects be subordinate and junior in right of payment to the prior indefeasible payment in full in cash of all the Obligations and the termination of the Revolving Commitments. In addition, any indebtedness of any Loan Party now or hereafter held by any other Loan Party is hereby subordinated in right of payment to the prior indefeasible payment in full of the Obligations and no Loan Party will demand, sue for or otherwise attempt to collect any such indebtedness. If any amount shall erroneously be paid to any Loan Party on account of (i) such subrogation, contribution, reimbursement, indemnity or similar right or (ii) any such indebtedness of any Loan Party, such amount shall be held in trust for the benefit of the Credit Parties and shall forthwith be paid to the Agent to be credited against the payment of the Obligations, whether matured or unmatured, in accordance with the terms of this Agreement and the other Loan Documents. Subject to the foregoing, to the extent that any Loan Party shall, under this Agreement as a joint and several obligor, repay any of the Obligations constituting Committed Revolving Loans made to another Loan Party hereunder or other Obligations incurred directly and primarily by any other Loan Party (an “Accommodation Payment”), then the Loan Party making such Accommodation Payment shall be entitled to contribution and indemnification from, and be reimbursed by, each of the other Loan Parties in an amount, for each of such other Loan Parties, equal to a fraction of such Accommodation Payment, the numerator of which fraction is such other Loan Party’s Allocable Amount and the denominator of which is the sum of the Allocable Amounts of all of the Loan Parties. As of any date of determination, the “Allocable Amount” of each Loan Party shall be equal to the maximum amount of liability for Accommodation Payments which could be asserted against such Loan Party hereunder without (a) rendering such Loan Party “insolvent” within the meaning of Section 101 (31) of the Bankruptcy Code, Section 2 of the Uniform Fraudulent Transfer Act (“UFTA”) or Section 2 of the Uniform Fraudulent Conveyance Act (“UFCA”), (b) leaving such Loan Party with unreasonably small capital or assets, within the meaning of Section 548 of the Bankruptcy Code, Section 4 of the UFTA, or Section 5 of the UFCA, or (c) leaving such Loan Party unable to pay its debts as they become due within the meaning of Section 548 of the Bankruptcy Code or Section 4 of the UFTA, or Section 5 of the UFCA.

(e) Without limiting the generality of the foregoing, or of any other waiver or other provision set forth in this Agreement, each Loan Party hereby absolutely, knowingly, unconditionally, and expressly waives any and all claim, defense or benefit arising directly or indirectly under any one or more of Sections 2787 to 2855 inclusive of the California Civil Code or any similar law of California.

10.23 No Strict Construction. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.

10.24 Attachments. The exhibits, schedules and annexes attached to this Agreement are incorporated herein and shall be considered a part of this Agreement for the purposes stated herein, except that in the event of any conflict between any of the provisions of such exhibits and the provisions of this Agreement, the provisions of this Agreement shall prevail.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the date first above written.

ALLBIRDS, INC., as the Borrower

By:	/s/ Joe Vernachio
Name: Joe Vernachio
Title: Chief Executive Officer

ALLBIRDS INTERNATIONAL, INC., as a Guarantor

By:	/s/ Joe Vernachio
Name: Joe Vernachio
Title: Chief Executive Officer

[Signature Page to Credit Agreement]

SECOND AVENUE CAPITAL PARTNERS LLC, as the Agent and a Lender

By:	/s/ Mark Gallivan
Name: Mark Gallivan
Title: Authorized Signer

[Signature Page to Credit Agreement]